     As filed with the Securities and Exchange Commission on March 10, 2000
                                                        Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                 DOVEBID, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                              7389                            94-3331411
 (State or other jurisdiction of       (Primary standard industrial             (I.R.S. employer
 incorporation or organization)         classification code number)            identification no.)

                                ---------------

                          1241 E. Hillsdale Boulevard
                         Foster City, California 94404
                                 (650) 571-7400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                   Ross Dove
                            Chief Executive Officer
                          1241 E. Hillsdale Boulevard
                         Foster City, California 94404
                                 (650) 571-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
        Gordon K. Davidson, Esq.                 William M. Kelly, Esq.
        Daniel J. Winnike, Esq.                  Davis Polk & Wardwell
           Fenwick & West LLP                     1600 El Camino Real
          Two Palo Alto Square                Menlo Park, California 94025
      Palo Alto, California 94306                    (650) 752-2000
             (650) 494-0600     ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                      Proposed
                                                       Maximum
            Title of Each Class                       Aggregate                     Amount of
      of Securities to be Registered              Offering Price(1)             Registration Fee
------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share             $80,000,000                   $21,120.00

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to sell these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 10, 2000

                                        Shares

                                 DoveBid, Inc.

                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock.
The initial public offering price is expected to be between $      and $
per share. We have applied to list our common stock on The Nasdaq National Market under the symbol "DOVE."

  The underwriters have an option to purchase a maximum of       additional
shares to cover over-allotment of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                     Underwriting
                                         Price to    Discounts and  Proceeds to
                                          Public      Commissions     DoveBid
                                       ------------- ------------- -------------
Per Share.............................      $             $             $
Total.................................     $             $             $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                Thomas Weisel Partners LLC

                                 U.S. Bancorp Piper Jaffray

                  The date of this prospectus is      , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note Regarding Forward-Looking Statements........................  17

Use of Proceeds..........................................................  18

Dividend Policy..........................................................  18

Capitalization...........................................................  19

Dilution.................................................................  20

Selected Financial Data..................................................  22

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23

Business.................................................................  30

                                                                            Page
                                                                            ----
Management.................................................................  44

Related-Party Transactions.................................................  52

Principal Stockholders.....................................................  55

Description of Capital Stock...............................................  57

Shares Eligible for Future Sale............................................  60

Underwriting...............................................................  62

Notice to Canadian Residents...............................................  64

Legal Matters..............................................................  64

Experts....................................................................  64

Where You Can Find More Information........................................  65

Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until                , (25 days after the commencement of this offering) all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                 DoveBid, Inc.

   We have created an online global marketplace where sellers, buyers and dealers participate in auctions of used capital assets and gain access to value-added services through our strategic alliances and extensive referral network. Our marketplace combines the efficiency, liquidity and global reach of Internet-based commerce with our 62 years of experience as an auctioneer of used capital assets. Our customers can conduct transactions through our Webcast auctions, which broadcast live "open-outcry" auctions via the Internet, or through our continuous 24x7 online auctions. Our online auctions enable the sale of large groups of used capital assets, or aggregated assets, which become available for sale as a result of significant events such as a plant closure or bankruptcy, as well as unaggregated assets which become eligible for resale in the ordinary course of business. We currently focus on the auction of inside-the-building, used capital assets in 19 vertical markets, including the semiconductor fabrication, electronic test and measurement, and biotechnology markets.

   The Internet is rapidly emerging as an important medium for business-to-business e-commerce and it presents new opportunities to increase the liquidity in the market for used capital assets. However, because the expertise and value-added services offered by auctioneers and dealers are frequently necessary to facilitate the sale of used capital assets, a stand-alone Internet-based marketplace is an incomplete solution. In order to succeed, an Internet-based marketplace must offer the full range of services required to accommodate the complexities of a used capital asset transaction.

   Our objective is to become the leading global online marketplace for the auction of inside-the-building, used capital assets. Our marketplace provides sellers, buyers and dealers with the following features:

  . Integrated Online Auctions--We offer live, Webcast open-outcry auctions that eliminate the "latency" that historically compromised the effectiveness of combining online bidders with on-site auction participants. We also offer 24x7 online auctions. Together, these auctions provide an integrated liquidation solution to sellers and buyers of both aggregated and unaggregated assets. We are the first provider of such integrated online auction services in the inside-the-building, used capital asset market.

  . Vertical Market Expertise--We possess expertise in a number of vertical markets that attracts interested, qualified sellers and buyers to our marketplace.

  . Value-Added Services--We provide, or can arrange for, the value-added services needed to facilitate the purchase and sale of a used capital asset, including valuation, repair and refurbishment, calibration, warehousing, escrow and digital photography.

  . Relationships with Dealers--In addition to our relationships with corporate sellers and buyers, we maintain relationships with and support for dealers to promote their participation in our online marketplace.

  . Industry Credibility--We leverage the reputation and experience that we have established over our 62 years in the used capital asset market to lend industry credibility to our new online marketplace.

   We believe our marketplace will achieve network effects that will enable it to become the primary forum for the sale and purchase of used capital assets. We expect the expanded audience reached by our integrated online auctions to attract sellers seeking to maximize the recoverable value of their used capital assets. Network effects will be realized as the growing number of sellers in our marketplace provide an increasing capital asset supply, thereby attracting an increasing number of buyers and increasing the demand for these assets.

   Our strategic relationships with corporations, dealers and other sources of used capital assets further position us to establish a leadership position in our marketplace. We have alliances with Comdisco, Datastream and Sun Microsystems that help to ensure a supply of assets to our marketplace. In addition, we will continue to enter into alliances with Internet companies, such as Yahoo!, to promote and drive customers to our online marketplace.

   We incorporated in Delaware on June 4, 1999. From March 1995 through June 1999, we conducted our business through Dove Brothers, LLC. Prior to March 1995, we conducted our business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., formed in 1937. Unless otherwise stated, the terms "we," "us" or "our" used in this prospectus refer to DoveBid, Inc. Our address is 1241 E. Hillsdale Boulevard, Foster City, California 94404, and our telephone number is (650) 571-7400. Our World Wide Web address is www.dovebid.com. Information contained on our web site is not a part of this prospectus.

   "DoveBid," "DoveBid.com" and our logo are trademarks of DoveBid. All other trademarks or service marks appearing in this prospectus are trademarks of the respective companies that use them.

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the conversion of all outstanding shares of preferred stock into 70,309,145 shares of common stock on a share-for-share basis upon the consummation of this offering;

  .  no exercise of the underwriters' over-allotment option; and

  . the filing of our amended and restated certificate of incorporation in the state of Delaware after the completion of this offering.

                                  The Offering

Common stock offered by DoveBid.............               shares
Common stock to be outstanding after this
 offering...................................               shares
Use of proceeds............................. For general corporate purposes, including working capital and potential acquisitions.
                                             See "Use of Proceeds."
Nasdaq National Market symbol .............. "DOVE"

                             Summary Financial Data

                                                                     Year Ended
                                Years Ended December 31,            December 31,
                         -----------------------------------------      1999
                          1995    1996    1997     1998     1999     Pro Forma
                         ------- ------- -------  -------  -------  ------------
                                (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $19,532 $16,786 $13,679  $10,801  $12,404    $36,229
Total operating
 expenses...............  19,206  16,254  23,475   11,733   16,444     40,484
Net income (loss)
 attributable to common
 stockholders...........     369     581  (9,758)    (867)  (4,241)    (5,074)
Basic and diluted net
 income (loss) per
 common share........... $  0.02 $  0.02 $ (0.34) $ (0.03) $ (0.15)   $ (0.18)
Shares used to compute
 basic and diluted net
 income (loss) per
 common share...........  23,199  28,999  28,988   28,618   28,403     28,403

                                                        December 31, 1999
                                                   -----------------------------
                                                              Pro     Pro Forma
                                                   Actual    Forma   As Adjusted
                                                   -------  -------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents......................... $ 6,969  $ 95,622
Working capital...................................   7,371   108,762
Total assets......................................  18,932   141,247
Long-term liabilities.............................   3,109     3,612
Total stockholders' equity (deficit)..............  (7,158)  128,774

   See Note 2 of the Notes to our Financial Statements for a description of the method that we used to compute the net loss per share amounts.

   The pro forma statement of operations data for the year ended December 31, 1999 gives effect to the six acquisitions which occurred in December 1999 and February and March 2000 as if these acquisitions had occurred on January 1, 1999. The pro forma balance sheet data gives effect to four acquisitions and our sale of shares of Series C preferred stock in February and March 2000 as if those transactions had occurred on December 31, 1999. The basis for these presentations is described in our pro forma financial information appearing elsewhere in this prospectus under Index to Financial Statements. In addition, pro forma long-term liabilities and total stockholders' equity reflects the automatic conversion into common stock, upon completion of the offering, of all preferred stock and convertible subordinated notes aggregating approximately $9.6 million.

   The pro forma as adjusted information gives effect to the application of the
net proceeds from the sale of          shares of common stock in this offering
at the initial public offering price of $     per share, after deducting the
underwriting discount and estimated offering expenses.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our common stock. Any of the following risks could materially harm our business, operating results and financial condition. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. You could lose all or part of your investment as a result of these risks.

 Risks Related To Our Business

We have experienced losses, anticipate incurring losses in the foreseeable future and may never achieve profitability.

   We expect to continue to incur substantial operating losses in the foreseeable future. We have experienced losses from operations in each of the last three years, including a net loss of $3.9 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $5.9 million. We have generated very limited revenue from online auctions. If our revenue does not increase substantially or if our expenses increase more rapidly than we expect, we may never become profitable.

   We anticipate that our operating losses will increase in the future, as we expect substantial increases in our costs and expenses in a number of areas, including:

  .  marketing and promotion of our brand and marketplace;

  . expanding our sales force and the number of vertical markets in which we operate;

  . expanding and enhancing our operating infrastructure, including hardware and software systems and administrative personnel;

  .  enhancing the functionality of our online marketplace; and

  .  expanding our offering of value-added services.

Our revenues and operating results are volatile and difficult to predict, and if we fail to meet the expectations of investors or securities analysts, the market price of our common stock would likely decline significantly.

   Our revenues and operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include:

  . the amount and timing of acquisitions and payments to or from our strategic partners;

  . variability in the amount of used capital assets that we auction, and the number of auctions we conduct in a given quarter;

  .  changes in the fees or commissions we charge our customers;

  .  completion of major liquidation contracts;

  .  fluctuations in the economic conditions in our vertical markets; and

  .  changes in general economic and market conditions.

   As a result of these factors, the emerging nature of our market and the evolving nature of our business model, we may be unable to accurately forecast our revenues. We incur expenses based predominantly on operating plans and estimates of future revenues. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Accordingly, a failure to meet our revenue projections would have an immediate and negative impact on profitability and cash flow. Fluctuations in our operating results may cause us to fail to meet the expectations of investors or securities analysts. If this were to happen, the market price of our common stock would likely decline significantly.

Because we have only recently introduced our online auction services and because we operate in a new and rapidly evolving market, you may have difficulty assessing our business and our future prospects.

   Although we have been involved, through our predecessors, in traditional auctions of used capital assets for over 62 years, we only launched our online marketplace in November 1999. Because this represents a new and untried line of business for us, it may be difficult for you to evaluate our business and our future prospects. Online auctions of used capital assets are new and rapidly evolving, and it is difficult to predict whether the market will accept our online auction services and the level of revenue we can expect to derive from these services. Our business will be seriously harmed, and may fail entirely, if we do not successfully execute our new online business strategy or if we do not successfully address the risks we face. In addition, due to our limited online operating history, we believe that period-to-period comparisons of our revenues and results of operations are not meaningful.

If sellers and buyers of used capital assets do not accept our business model of providing an online marketplace, demand for our services may not develop.

   Our online marketplace, which aggregates a number of sellers and buyers of used capital assets, is new and unproven and relies upon sellers and buyers in this market adopting a new means of selling and purchasing. If sellers and buyers of used capital assets do not accept our business model, increased demand for our services may not develop and our growth will be impaired. Sellers and buyers may prefer to use traditional methods of selling and buying used capital assets, such as on-site auctions and interacting in person or by phone. In addition, many of the buyers of used capital assets may not currently have ready access to the Internet for commercial purposes and may be unwilling to use the Internet to purchase used capital assets. Even if sellers and buyers accept the Internet as a means of selling and buying used capital assets, they may not accept our online marketplace for conducting this type of business. Reluctance of sellers and buyers to use our services would seriously harm our business.

If we cannot quickly build a "critical mass" of sellers and buyers of used capital assets, we will not achieve network effects and our business may not succeed.

   Our strategy of building a competitive advantage through network effects requires us to quickly build a critical mass of online sellers and buyers, as network effects represent the enhanced value to all users of an increase in size of our user community. If another competitor builds this critical mass more quickly than we do, we will be at a competitive disadvantage. To encourage sellers to list their products on our online marketplace, we need to increase the number of buyers who use our marketplace by providing a broad range of used capital assets from a large number of sellers. If we are unable to substantially expand our customer base, we may not achieve market acceptance with sellers and buyers of used capital assets.

We have limited experience with a number of the vertical markets in our marketplace, and if we do not become recognized as a leading auctioneer in these markets, our growth will be inhibited.

   We believe that our success is dependent on our ability to offer used capital assets across the range of vertical markets in our marketplace. If we do not rapidly increase the range of our asset listings in a number of our vertical markets, our growth will be impaired because we will not have achieved our goal of being recognized as the sponsor of a broad based marketplace for used capital assets. We have varying degrees of experience in our vertical markets. For example, we have not been active in on-site auctions in many of our vertical markets. We may never be recognized as a viable auction alternative for the disposition of assets in those markets in which we have historically had limited experience.

We intend to continue to make acquisitions, which could harm our profitability, put a strain on our resources, and cause dilution to our stockholders.

   We have completed six acquisitions of businesses or assets of businesses within the last three months and we expect to continue to acquire the assets or businesses of dealers, auctioneers and appraisers in order to expand our business and the services we offer. Integrating newly acquired organizations and technologies into our company could be expensive and time consuming and may strain our resources. Moreover, we may face unforeseen liabilities related to the businesses we acquire and we may have inadequate insurance coverage and working capital to satisfy such liabilities. We may not be successful in integrating any acquired businesses or technologies and may not achieve our anticipated revenue and cost benefits. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. For example, in connection with our recent acquisitions, we will record approximately $19.1 million in goodwill and other intangible assets, which will be amortized over a period of four to twelve years.

We may be unable to effect our growth strategy if we are unable to consummate future business acquisitions.

   Our growth is subject to the risk that we will be unable to identify additional suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may not be able to consummate future acquisitions for other reasons, such as competition from other bidders. If we are unable to consummate future acquisitions, our business, financial condition and operating results could be adversely affected.

In the future we will be exposed to greater risks associated with ownership and management of inventory, and we could incur losses from carrying and disposing of our own inventory.

   We have recently begun to acquire the businesses of dealers which include capital asset inventories. Owning inventory subjects us to risks of loss both from depreciation and obsolescence of this inventory while we are carrying it, and from the disposition of this inventory for a price below our carrying value. If we were to incur these losses, our operating results would be adversely affected and our stock price could decline. As auctioneers, we historically have not carried inventory and have generally sold the assets of others without incurring a risk of loss. We have limited experience in managing the carrying and disposition of inventory and may not be successful in doing so.

We may incur losses as a result of guarantees of auction proceeds.

   Occasionally, we guarantee a minimum amount of auction proceeds that a corporate customer will receive from a sale of its assets through a Webcast auction. In the event that actual auction proceeds do not equal or exceed a guaranteed amount, we are obligated to pay any such shortfall to the seller, and this could adversely affect our operating results.

If we are unable to maintain our strategic alliances or enter into new alliances, we may be unable to attract customers to our marketplace.

   Our business strategy includes entering into strategic alliances to increase our customer base, increase the number and variety of our asset listings and provide additional value-added services to our customers. If any existing alliance is terminated or is not renewed upon its expiration, or we are unable to enter into new alliances, we may be unable to increase the attractiveness of our online marketplace or provide satisfactory services to our customers. Further, we may not achieve our objectives through these alliances. Many of our strategic partners may have multiple relationships and may pursue relationships with our competitors or develop or acquire services that compete with our services. In addition, in many cases these companies may terminate these relationships if we do not perform as contemplated by our agreements.

Our recent growth has placed significant strains on our management systems and resources, and if we fail to successfully manage further growth we may not be able to conduct our business efficiently and may be unable to execute our business plan.

   If we are unable to successfully manage our business during a period of rapid growth in the size of our company, our business could be seriously harmed. We have grown rapidly and will need to continue growing in order to execute our business strategy. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and internal controls. We expect our future growth to cause similar, and perhaps increased, strains on our systems and internal controls. For example, our rapid growth requires us to integrate and manage a large number of new employees. In addition, we will need to substantially upgrade or replace our information systems, including our accounting system. Any failure to successfully upgrade our systems and internal controls could result in inefficiencies in our business and could prevent us from executing our business plan.

If sellers of used capital assets utilizing our online marketplace set unreasonable prices for their assets, our revenues will be adversely affected and our ability to grow may be limited.

   If sellers utilizing our online marketplace establish unreasonable prices for their assets, these assets will be unlikely to sell. Since our commissions are based on asset sales, our revenues will be adversely affected if sales are inhibited for this reason. In addition, our ability to develop a broad network of buyers could be impaired if buyers do not perceive that the assets sellers offer for sale through our marketplace are reasonably priced.

We depend heavily on the contacts of Ross and Kirk Dove in the market for used capital assets and our business would be harmed if for any reason either or both of them ceased to be active as our senior executives.

   If Ross or Kirk Dove ceased to be committed to our business in the capacity of senior executive officers, our business would be adversely affected. Each of these two officers has substantial relationships and contacts in the market for used capital assets, and we could lose important customers if either of them were no longer active in our business. In addition, they have years of experience in conducting auctions. The new executive officers that we have employed within the last six months do not share this experience and likely would not be as capable as the Doves in the auction business for a substantial period of time, if ever. Ross and Kirk Dove are employed by us at-will, and we cannot assure you that they will be employed by us for any period of time.

Many of our executives and other employees have recently joined our company, and if they are unable to effectively work together we may not be able to effectively manage our growth and operations.

   Several of our executive officers and other key employees joined us only recently and have had a limited time to work together. We cannot assure you that they will be able to work effectively together to manage our growth and continuing operations. Our chief financial officer, Cory M. Ravid, joined DoveBid in October 1999; our president and chief operating officer, Jeffrey M. Crowe, joined DoveBid in November 1999; our chief technical officer and vice president of e-commerce, Francis M. Juliano, joined DoveBid in December 1999; our vice president of marketing, Steven S. Pollock, joined DoveBid in December 1999; our vice president and general counsel, Anthony Capobianco, joined DoveBid in December 1999; our vice president of operations, James Hume, joined DoveBid in January 2000; and our vice president of finance, Dennis Polk, joined DoveBid in February 2000.

If we are unable to attract qualified personnel or retain our executive officers and other key personnel, we may not be able to compete successfully in our industry.

   Should we fail to retain or attract qualified personnel, we may not be able to compete successfully in our industry, and our business would be harmed. Our success depends on our ability to attract and retain qualified, experienced employees. Our recent expansion into online auctions and our plans for aggressively pursuing opportunities in this area have necessitated our hiring of a number of new executives with expertise in areas such as finance, marketing and technology where we do not have sufficient existing capabilities. In addition to the hiring of these executives, we have also hired, and will need to continue to hire, additional skilled employees in a number of additional areas to support our growth. Competition for qualified, experienced employees in the Internet industry, particularly in the San Francisco Bay Area, where we are located, is intense, and we may not be able to compete effectively to retain and attract employees. Our employees, including our executives, serve at-will and may elect to pursue other opportunities at any time. Other than the limited key person life insurance policies for Ross and Kirk Dove, we do not maintain any key person life insurance.

If our online systems are unable to provide acceptable performance as the traffic in our marketplace increases, we could lose customers and we would have to spend capital to expand and adapt our network infrastructure, either of which could harm our business and results of operations.

   If our online systems do not continue to provide acceptable performance as use of our services increases, our reputation may be damaged and we may lose customers. We introduced our 24x7 online auctions in November 1999 and conducted our first Webcast auction in January 2000. Accordingly, we have processed a limited number and variety of transactions on our website. Our systems may not be able to accommodate increased use while continuing to provide acceptable overall performance. To date we have not experienced unscheduled system interruptions of our online marketplace, although outages may occur from time to time as system usage increases. We may be unable to accurately predict the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate increased use of our marketplace. Any failure to expand or upgrade our systems to keep pace with the growth in demand for capacity could cause our website to become unstable and possibly cease to operate for indefinite periods of time. Unscheduled downtime could negatively impact our business.

Our infrastructure and systems are susceptible to natural disasters and other unexpected events, and if any of these events of a significant magnitude were to occur, they could affect our ability to operate our business for a sustained period.

   The performance of our server and networking hardware and software infrastructure are critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain users of our services. Currently, our infrastructure and systems are located at one site in Cupertino, California, which is an area susceptible to earthquakes. We depend on our single-site infrastructure, and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, reduce the number of transactions we are able to process and, if sustained or repeated, could impair our reputation and the attractiveness of our services, or prevent us from providing our services entirely.

   Our systems and operations are susceptible to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We rely on a third party for our hosting services and we do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that we may sustain. Any failure on our part to expand our system or Internet infrastructure to keep up with the demands of our users, or any system failure that causes an interruption in service or a decrease in responsiveness of our online services or website, could result in fewer transactions and, if sustained or repeated, could damage our reputation and the attractiveness of our services or prevent us from providing our services entirely.

We face intense competition, and if we are unable to compete effectively we may be unable to maintain or expand our customer base, and we may lose market share or sustain revenue shortfalls.

   The online market for used capital assets is new and rapidly evolving and we expect it to be intensely competitive. Our competition includes traditional auctioneers that have established online marketplaces for used capital assets, as well as new online entrants who seek to utilize the Internet to sell or auction used capital assets. We also face potential competition from a number of other sources. Many Internet portals and e-commerce providers have created, or are creating, websites and functions that may serve the needs of our customers and compete with our services. In addition, providers of online marketplaces and online auction services that currently focus on other industries could expand the scope of their services to include used capital assets. Sellers and buyers that we currently consider to be customers may also establish competing online marketplaces, either on their own or by partnering with other companies. Moreover, additional auctioneers focusing on used capital assets may establish or partner with others to establish online auction services.

   Competition is likely to intensify as our market matures. As competitive conditions intensify, competitors may:

  . enter into strategic or commercial relationships with larger, more established Internet companies;

  .  secure assets from sellers on more favorable terms; and

  . secure exclusive or preferential arrangements with sellers or buyers that limit sales through our marketplace.

   Many of our existing and potential competitors have longer online operating histories, greater name recognition, larger customer bases and greater financial, technical and marketing resources than we do. As a result of these factors, our current and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to sellers, buyers, potential employees and strategic partners. In addition, new technologies may increase competitive pressures. We cannot be certain that we will maintain or expand our customer base. We may be unable to compete successfully against current and future competitors and competition could result in commission reductions, reduced revenues, gross margins and operating margins and loss of market share.

If we are unable to increase recognition of the DoveBid brand name, our ability to attract customers to our online marketplace will be limited and our operating results will suffer.

   We believe that recognition and positive perception of the DoveBid brand name in the online market for used capital assets are important to our success. We intend to significantly expand our advertising and publicity efforts in the near future, which will significantly increase our operating expenses. We may not achieve our desired goal of increasing the awareness of the DoveBid brand name to justify the incurrence of those expenses. Even if recognition of our brand name increases, it may not lead to an increase in our customer base.

Our strategy to expand our services globally will require significant management attention and financial resources, and if we are unable to execute this strategy our growth will be limited and our operating results may be harmed.

   In order to increase the market awareness and the use of our online marketplace by sellers and buyers of used capital assets, we intend to expand our services globally. If we fail to execute this strategy, our growth will be limited and our operating results may be harmed. We have limited experience operating outside the U.S. and with marketing our services globally. Our entry into global markets may require significant management attention and financial resources which may adversely affect our ability to effectively manage our existing business. Furthermore, entry into some global markets would require us to develop additional foreign language versions of our services. We must also develop the logistical support necessary to facilitate the delivery and receipt of payment to and from, and delivery of products by and to offshore sellers and buyers. There may also be cultural barriers to the acceptance of our services internationally, particularly in regions that have not traditionally relied upon auctions as a way to dispose of used capital assets. Competitors with greater local market knowledge may exist or arise in these international markets and impede our ability to successfully expand in these markets. Accordingly, our planned global expansion may be unsuccessful.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our products and services, take advantage of business opportunities and respond to competitive pressures.

   We currently anticipate that the net proceeds from this offering, together with our existing working capital immediately prior to this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next twelve months. The time period for which we believe our capital is sufficient is an estimate; the actual time period may differ materially as a result of a number of factors, risks and uncertainties. We may need to raise additional funds in the future through public or private debt or equity financings in order to:

  . accelerate our expansion through acquisitions of dealers, auctioneers and other businesses or technologies;

  .  develop new products or services; or

  .  respond to competitive pressures.

   Additional financing we may need in the future may be unavailable on terms favorable to us, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of acquistion opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures. In such cases, our business results and financial condition could be harmed.

If we are unable to safeguard the security and privacy of a customer's confidential information, customers may discontinue using our services.

   A significant barrier to the widespread adoption of e-commerce is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Despite our efforts to protect customer information, a party may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches.

We may be subject to litigation for defects in used capital assets sold in our marketplace and this type of litigation may be costly and time-consuming to defend.

   Because we facilitate the sale of used capital assets in our marketplace we may become subject to legal proceedings arising from defects in such assets, even though we generally do not take title to or provide a warranty with respect to such assets. Although the terms and conditions of our service expressly limit our liability in these situations, we may also become involved in disputes regarding the terms of the sale through our marketplace, including disputes arising from the failure of sellers to deliver assets or buyers to pay for assets. Any claims, with or without merit, could:

  .  be time-consuming to defend;

  .  result in costly litigation; and

  .  divert management's attention and resources.

If we are unable to protect our intellectual property, third parties may gain access to these rights and harm our business.

   We regard our intellectual property as it relates to our ability to broadcast and conduct live auctions as critical to our success. If we are unable to protect these rights, we would lose a capability that we regard as a key strategic advantage. We rely on trademark, copyright and trade secret laws to protect these and our other proprietary rights. It is possible that by virtue of using our intellectual property we could receive claims of infringement of other parties' proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Any claims of this type, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention and resources or require us to enter into royalty or license agreements. In addition, there has been a recent increase in the number of patent applications related to the use of the Internet to perform business processes. Enforcement of intellectual property rights in the Internet sector will become a greater source of risk as the number of business process patents increases.

   We have applied for registration of several trademarks including the DoveBid logo. Our trademark registration applications may not be approved or granted, or, if granted, may be successfully challenged by others or invalidated through administrative process or litigation.

We rely on third-party software and technology without which we may not be able to operate our online marketplace.

   We currently rely on software and technology that we have licensed from a number of suppliers. These licenses may not continue to be available to us on commercially reasonable terms, if at all. In addition, we may fail to successfully integrate licensed technology into our services which could similarly harm development and market acceptance of our services. For example, we use licensed software to provide part of our website infrastructure and to provide a substantial part of the functionality of our auction services, and we use licensed information retrieval software to provide part of our search capabilities. In addition, the licensors may not continue to support or enhance the licensed software. In the future, we expect to license other third party technologies to enhance our services, to meet evolving user needs or to adapt to changing technology standards. Failure to license, or the loss of any licenses of, necessary technologies could impair our ability to operate our online marketplace until equivalent software is identified, licensed and integrated or developed by us.

If we fail to adapt to the rapidly changing technologies of the Internet or if the Internet cannot support the demands of our business, our business would be harmed.

   To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance, features and reliability of our services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes, and we may also lose customers and revenues if our services fail to utilize the latest Internet technology. The success of our business relies on the Internet to provide a convenient means of interaction and e-commerce.

 Risks Related To Our Industry

The success of our business depends on the participants in the market for used capital assets accepting the Internet as a means to purchase and sell used capital assets.

   Business-to-business e-commerce is currently not a significant sector of the market for used capital assets. The Internet may not be adopted by buyers and sellers in the marketplace for used capital assets for many reasons, including:

  . comfort with existing purchasing habits, such as participating in live, on-site auctions;

  . reluctance by the industry to adopt the technology necessary to engage in the online sale and purchase of used capital assets;

  . failure of the market to develop the necessary infrastructure for Internet-based communications, such as widespread Internet access, high-speed modems, high-speed communication lines and computer availability;

  .  concerns with security and confidentiality; and

  . investment in existing purchasing and distribution methods and the costs required to switch methods.

   Should sellers and buyers choose not to utilize or accept the Internet as a means of selling and buying used capital assets, our business model would not be viable.

Regulation of the Internet is unsettled, and future regulations could inhibit the growth of e-commerce and limit the market for our services.

   Legislation or application of existing laws could expose companies involved in e-commerce to increased liability, which could limit the growth of e-commerce. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, such as user privacy, taxation of goods and services provided over the Internet and the pricing, content and quality of services. Legislation could dampen the growth in Internet usage and decrease or limit its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our services and increase our cost of doing business. In addition, existing laws could be applied to the Internet, including consumer privacy and unfair competition laws. As a provider of auction services we may be subject to the Federal Trade Commission's mail and telephone order rule, which requires that at the time an order is solicited a seller must have a "reasonable basis" to ship within a certain time and must provide reasonable notice of any inability to ship within that time period.

If regulations with respect to how auctions may be conducted are imposed by states, our business costs may increase, which would harm our results of operations.

   Numerous states, including California, where our headquarters are located, have regulations regarding the conduct of auctions and the liability of auctioneers. We are not aware that any legal determination has been made with respect to the applicability of these regulations to our online business, and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could increase our cost of doing business.

The imposition of additional state and local taxes on Internet-based transactions would increase our cost of doing business and harm our ability to become profitable.

   We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our ability to become profitable.

   United States federal law limits the ability of the states to impose taxes on Internet-based transactions. Until October 21, 2001, state and local taxes on Internet-based commerce that are discriminatory against Internet access are prohibited, unless the taxes were generally imposed and actually enforced before October 1, 1998. It is possible that this tax moratorium will not be renewed by October 21, 2001 or at all. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of state and local taxes could harm our ability to become profitable.

 Risks Related To This Offering

New investors in our common stock will experience immediate and substantial dilution.

   The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $     per share of common
stock in net tangible book value, based on an assumed initial public offering
price of $       per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent outstanding options or warrants are ultimately exercised, there will be further dilution to investors in this offering.

The price of our common stock may fluctuate significantly, which could lead to losses for individual stockholders.

   The trading prices of many stocks of Internet-related companies have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Because we are an Internet-related company, we expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Any negative change in the public's perception of the prospects of Internet-related companies could also depress our stock price, regardless of our results.

We could be subject to securities class action litigation if our stock price is volatile, which could be costly and time-consuming to defend and could damage our reputation.

   In the past, there have been class action lawsuits filed against companies after periods of fluctuations in the market price of their securities. If we were subject to this type of litigation, it would be a strain on our personnel and financial resources and divert management's attention from running our company and could negatively affect our public image and reputation.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial in the opinion of our stockholders.

   Provisions of our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial in the opinion of our stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . establishing a classified board of directors, which could discourage a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would limit the ability of less than a majority of stockholders to elect director candidates;

  . limiting the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of DoveBid.

Our executive officers, directors and major stockholders will retain significant control over our business after this offering.

   After this offering, executive officers, directors and current holders of 5% or more of our outstanding common stock will, in the aggregate, own
approximately       % of our outstanding common stock. As a result, these
stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders.

We have broad discretion to use the offering proceeds, and our investment of these proceeds may not yield a favorable, or any, return.

   The net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. Thus, our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable, or any, return for us.

Substantial sales of our common stock by our stockholders could depress our stock price.

   Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock.
Of the            shares of common stock to be outstanding upon the closing of
this offering, the            shares offered hereby will be freely tradable
without restriction or further registration, other than shares purchased by our officers, directors or other "affiliates" within the meaning of Rule 144 under the Securities Act of 1933, which will be restricted from sale until 180 days after the date of this prospectus under the terms of agreements between these affiliates and the underwriters. All of the remaining 109,343,643 shares of our common stock held by existing stockholders upon the completion of this offering are subject to stockholder agreements with the underwriters not to sell such shares for a 180 day period after the date of this prospectus. Approximately 47,553,828 of these shares will be eligible for resale upon the expiration of such 180 day period, 44,541,839 of which will be subject to sales volume restrictions under Rule 144 under the Securities Act. The remaining shares will become freely tradable at various times after the 181st day following the date of this prospectus through March 2004 as repurchase restrictions and Rule 144
holding periods lapse. In addition the     shares (based on a conversion rate
of $ , the midpoint of the price range set forth on the cover page of this prospectus) of common stock that will be issued upon the automatic conversion of $9.6 million of convertible subordinated notes issued in connection with acquisitions completed between December 1999 and March 3, 2000 will become eligible for resale between December 2000 and March 3, 2001 pursuant to Rule 144.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the     shares of common stock
offered by us will be approximately $                , or approximately
$                if the underwriters' over-allotment option is exercised in
full, at an assumed initial public offering price of $      per share and after
deducting estimated underwriting discounts and commissions and offering expenses.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital. We also intend to use a portion of the net proceeds from this offering to acquire or invest in assets, services, technologies or businesses that are complementary to our business. We are regularly involved in discussions regarding business combinations, but we do not have any present commitments or understandings to proceed with any transaction of this type.

   The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have not paid any cash dividends on our capital stock since we incorporated in June 1999. However, prior to our incorporation, we were a limited liability company and made various cash and non-cash distributions to our members. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the subsequent sale of 41,011,242 shares of Series C preferred stock for gross proceeds of approximately $99.5 million in cash and $10.0 million in assets, the issuance of $7.6 million of convertible subordinated notes in connection with subsequent acquisitions and the automatic conversion into common stock, upon completion of the offering, of all preferred stock and convertible subordinated notes aggregating approximately $9.6 million at an assumed
     conversion price of $    (the mid-point of the range set forth on the
     cover page of this prospectus);

  .  on a pro forma as adjusted basis to reflect the sale of         shares
     of common stock in this offering at an assumed initial public offering
     price of $     per share, after deducting estimated underwriting
     discounts and commissions and offering expenses.

   The table does not reflect 4,256,500 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $0.47 per share, as of December 31, 1999; and additional shares authorized for issuance under our plans. It also does not include an immediately exercisable warrant for 1,405,000 shares of Series C preferred stock at an exercise price of $2.67 per share.

   This table should be read in conjunction with our Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                      December 31, 1999
                                                ------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                                -------  --------- -----------
                                                 (in thousands, except share
                                                             and
                                                       per share data)
Convertible subordinated notes................. $ 2,000  $          $
Convertible preferred stock subject to
 redemption, no par value; 30,000,000 shares
 authorized, 29,297,902 shares issued and
 outstanding, actual; 77,000,000 shares
 authorized, 70,309,144 issued and outstanding,
 pro forma and                 shares
 authorized, none issued and outstanding pro
 forma as adjusted.............................  16,832
Stockholders' equity (deficit):
 Common stock, $0.001 par value per share;
  70,000,000 shares authorized, 33,877,705
  shares issued and outstanding, actual;
  150,000,000 shares authorized,
  shares issued and outstanding, pro forma;
  150,000,000 shares authorized,
  shares issued and outstanding, pro forma as
  adjusted.....................................      34
 Additional paid-in capital....................   2,966
 Deferred stock-based compensation.............  (2,378)
 Notes receivable from stockholders............  (1,856)
 Accumulated deficit...........................  (5,924)
                                                -------  --------   --------
    Total shareholders' equity (deficit).......  (7,158)
                                                -------  --------   --------
      Total capitalization..................... $11,674  $          $
                                                =======  ========   ========

                                    DILUTION

   As of December 31, 1999, our pro forma net tangible book value was
approximately $   million, or $   per share of common stock. Pro forma net
tangible book value per share represents the amount of our total tangible
assets less total liabilities, divided by      shares of common stock
outstanding after giving effect to:

  . the sale of 41,011,242 shares of Series C preferred stock for approximately $99.5 million in cash and $10.0 million in assets in February and March 2000;

  . the acquisition of businesses resulting in the issuance of $7.6 million of convertible subordinated promissory notes in February and March 2000; and

  . the automatic conversion into common stock upon completion of this offering of all preferred stock and convertible subordinated notes aggregating approximately $9.6 million at an assumed conversion price of
    $    (the mid-point of the range set forth on the cover page of this prospectus).

   Dilution in net tangible book value per share represents the difference between the amount per share paid by buyers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

   After giving effect to the receipt of the net proceeds from the sale of the shares of our common stock at an assumed initial public offering price of
$   per share and after deducting underwriting discounts and commissions and the estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been approximately $ million, or $ per share. This represents an immediate increase in pro forma net tangible book value of
$   per share to existing stockholders and an immediate dilution of $   per
share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share                            $
  Pro forma net tangible book value per share as of December 31, 1999..... $
  Increase per share attributable to new investors........................
                                                                           -----
Pro forma net tangible book value per share after this offering...........
                                                                           -----
Dilution per share to new investors....................................... $
                                                                           =====

   The following table summarizes as of December 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and the estimated offering expenses:

                               Shares Purchased   Total Consideration   Average
                              ------------------- --------------------   Price
                                Number    Percent    Amount    Percent Per Share
                              ----------- ------- ------------ ------- ---------
Existing stockholders........                   % $                  %   $
New Investors................                   %                    %
                              -----------  -----  ------------  -----
  Total......................                   %                    %

   If the underwriters' over-allotment option is exercised in full, the following will occur:

  .  the number of shares of common stock held by existing stockholders will
     decrease to approximately      % of the total number of shares of our
     common stock outstanding after this offering; and

  .  the number of shares held by new investors will be increased to      ,
     or approximately      % of the total number of our shares of our common
     stock outstanding after this offering.

   The above discussion and tables assume no exercise of any stock options or warrants for common stock outstanding as of December 31, 1999. As of December 31, 1999, there were outstanding options to purchase a total of 4,256,500 shares of common stock at a weighted average exercise price of $0.47 per share, and an immediately exercisable warrant to purchase 1,405,000 shares of Series C preferred stock. If any of these options are exercised, there will be further dilution to new public investors. Please see "Capitalization," and "Management--Employee Benefit Plans."

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, our Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statements of operations for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from, and are qualified by reference to, the financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements not included in this prospectus. The historical results presented below are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pro forma financial information at December 31, 1999 and for the year then ended are derived from, and are qualified by reference to, the pro forma financial data appearing elsewhere in this prospectus. The pro forma statement of operations data for the year ended December 31, 1999 gives effect to the six acquisitions which occurred in December 1999 and February and March 2000 as if those acquisitions had occurred on January 1, 1999. The pro forma balance sheet data as of December 31, 1999 gives effect to the four acquisitions and our sale of shares of Series C preferred stock which occurred in February and March 2000 as if those transactions had occurred on December 31, 1999.

                                                                                 Year ended
                                       Years Ended December 31,                 December 31,
                          ----------------------------------------------------      1999
                             1995        1996        1997      1998     1999     Pro Forma
                          ----------- ----------- ----------- -------  -------  ------------
                          (unaudited) (unaudited)                               (unaudited)
                                 (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................    $19,532     $16,786     $13,679   $10,801  $12,404    $36,229
Operating expenses:
 Direct auction costs...     11,620       8,565       7,005     5,679    5,788     18,924
 Sales and marketing....      1,792       1,527       1,195     1,079    2,271      2,373
 General and
  administrative........      5,373       5,327       5,321     4,787    8,196     16,272
 Depreciation and
  amortization..........        421         835         204       188      138      2,864
 Amortization of
  deferred
  compensation..........         --          --          --        --       51         51
 Impairment of
  goodwill..............         --          --       9,751        --       --         --
                            -------     -------     -------   -------  -------    -------
   Total operating
    expenses............     19,206      16,254      23,475    11,733   16,444     40,484
                            -------     -------     -------   -------  -------    -------
Income (loss) from
 operations.............        326         532      (9,796)     (932)  (4,040)    (4,255)
Interest and other
 income (expense), net..         43          49          38        65      168       (450)
                            -------     -------     -------   -------  -------    -------
Net income (loss).......        369         581      (9,758)     (867)  (3,872)    (4,705)
Preferred stock
 accretion..............         --          --          --        --     (369)      (369)
                            -------     -------     -------   -------  -------    -------
Net income (loss)
 attributable to common
 stockholders...........    $   369     $   581     $(9,758)  $  (867) $(4,241)   $(5,074)
                            =======     =======     =======   =======  =======    =======
Basic and diluted net
 income (loss) per
 common share...........    $  0.02     $  0.02     $ (0.34)  $ (0.03) $ (0.15)   $ (0.18)
Weighted average common
 shares used to compute
 basic and diluted net
 income (loss) per
 common share...........     23,199      28,999      28,988    28,618   28,403     28,403
                                             December 31,                       December 31,
                          ----------------------------------------------------      1999
                             1995        1996        1997      1998     1999     Pro Forma
                          ----------- ----------- ----------- -------  -------  ------------
                          (unaudited) (unaudited) (unaudited)                   (unaudited)
                                            (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............    $   168     $ 4,545     $   267   $   229  $ 6,969    $95,622
Working capital
 (deficit)..............       (302)        775        (173)   (1,407)   7,371    108,762
Total assets............     21,905      21,545       8,054     4,351   18,932    141,247
Long-term liabilities...         --          --         461       235    3,109     13,212
Total stockholders'
 equity (deficit).......     10,369      10,950        (268)   (1,435)  (7,158)    (7,158)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes.

Overview

   We incorporated in June 1999 as the successor to Dove Brothers, LLC. From March 1995 through June 1999, we conducted business as Dove Brothers, LLC. Prior to March 1995, we conducted business as Ross-Dove Company, Inc., which was the successor to Ross Mercantile Co., a sole proprietorship formed in 1937. In the past ten years, we have conducted industry-specific auctions across multiple vertical markets that have generated more than $3 billion in gross asset sales on behalf of corporations, government agencies and financial institutions.

   We facilitate the sale of used capital assets over the Internet through Webcast auctions and 24x7 online auctions. We began offering 24x7 online auctions in November 1999, and commenced our Webcast auctions in January 2000. Our Webcast auctions enable remote buyers using the Internet to bid in real time together with onsite buyers for auctions of aggregated assets. Our 24x7 online auctions offer both aggregated and unaggregated assets for sale. We generally do not take title to assets in our auctions or offer warranties on the assets sold. As a result of our recent acquisitions of capital asset dealers, we may buy assets for our own account and resell them through our online auctions. In instances where we act as the principal seller in a transaction, we may refurbish or repair assets prior to selling them and provide a limited warranty. The cost of goods we sell as principal are included in direct auction costs. Through fiscal 1999, revenues derived from principal sales have not been significant.

   Revenues are generated from commissions earned on asset auctions, principal assets sales and fee-based services. The commissions we receive from buyers for our Webcast auctions are variable, depending on the size and scale of the auction, but we typically receive a 10% "buyer's premium" which is a commission based on the asset's purchase price. Webcast auction buyers pay us the same commission rate regardless of whether they purchase assets online or on-site. Depending on the complexity of the auction we may also receive an additional commission from the seller. Sellers in 24x7 online auctions typically pay us a commission rate of 5% of the winning auction bid. These commissions could change over time. Our commissions are due upon completion of Webcast and 24x7 online auctions. In addition, in our Webcast auctions, we collect the purchase price from the buyer on behalf of the seller. On occasion we may guarantee the minimum proceeds that a seller in a Webcast auction will receive from the auction of specified assets.

   Revenues for Webcast auctions are recognized upon the completion of the auction. Revenues for our 24x7 online auctions are recognized when an auction sale is completed, subject to a reserve for nonpayment. Principal sales revenues are recognized when our assets are shipped and our fee-based revenues are recognized when services are rendered.

   In 1995 the Dove family joined with Koll Management Services, or KMS, to form our predecessor, Dove Brothers, LLC to focus on the auction of real estate. Goodwill of approximately $10.0 million was recorded at that time. In 1997 KMS withdrew from the business, as we determined to withdraw from the real estate auction business. At that time the remaining carrying value of the goodwill was written off.

Recent Events

   On December 30, 1999, we acquired certain assets, primarily inventory, of two San Jose, California based printed circuit board equipment dealers, B&B Custom Circuit Supplies, Inc. (B&B) and Unidyne International, Inc. (Unidyne), for $3.25 million each. The consideration paid in each transaction consisted of $1.75 million in cash, $500,000 in retention obligation (as a reserve for seller warranties) and $1.0 million in convertible subordinated promissory notes. In connection with each of these acquisitions, we recorded approximately $2.0 million of goodwill and other intangible assets. For the year ended December 31, 1999, B&B and Unidyne recorded revenues of $1.9 million and $1.3 million, respectively.

   On February 29, 2000, we acquired all of the outstanding stock of a Branford, Connecticut based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC (Greenwich), for $6.25 million. The consideration paid consisted of $3.25 million in cash, $2.0 million of convertible subordinated promissory notes, and a $1.0 million cash earn-out. In connection with this acquisition, we recorded approximately $4.2 million of goodwill and other intangible assets. For the year ended December 31, 1999, Greenwich recorded revenues of $7.8 million.

   On March 3, 2000, we acquired all of the outstanding stock of two affiliated Mequon, Wisconsin based companies, an appraiser, AccuVal Associates, Inc. (AccuVal), and an auctioneer, Liquitec Industries, Incorporated (Liquitec), for a total of $5.5 million. The consideration paid consisted of $1.65 million in cash, $2.85 million in convertible subordinated promissory notes and $1.0 million in subordinated promissory notes. The subordinated promissory notes have principal payments of $500,000 due March 3, 2001 and payments of $500,000 plus all accrued interest due March 3, 2002. In connection with the acquisition, we recorded approximately $5.1 million of goodwill and other intangible assets. For the year ended December 31, 1999, AccuVal and Liquitec recorded revenues of $3.7 million.

   On March 3, 2000, we acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Phillip Pollack & Company, Inc. (Pollack), for $4.3 million. The consideration paid consisted of $1.1 million in cash, $442,000 in deferred cash (as a reserve for seller warranties) and $2.75 million in convertible subordinated promissory notes. In connection with the acquisition, we recorded approximately $3.9 million of goodwill and other intangible assets. For the ten months ended December 31, 1999, Pollack recorded revenues of $1.7 million.

   On March 3, 2000, we acquired all of the outstanding stock of a Mountain View, California based semiconductor equipment dealer, Haltek Electronics dba Test Lab Company (Test Lab), for $6.75 million in cash and $250,000 in deferred cash (as a reserve for seller warranties). In connection with the acquisition, we recorded approximately $3.9 million of goodwill and other intangible assets. For the year ended December 31, 1999, Test Lab recorded revenues of $7.4 million.

   Each of the transactions described above has been accounted for as a purchase. The convertible subordinated promissory notes issued in these transactions convert into shares of our common stock automatically upon consummation of an initial public offering, at a conversion rate equal to the mid-point of the offering range set forth on the final registration statement. The convertible subordinated promissory notes issued in each of these transactions bear interest at rates between 5.74% and 7.0%.

   Please see "Index to Financial Statements" for pro forma financial statements reflecting these acquisitions and for the historical financial statements of each of the acquired businesses.

Results of Operations

 Years Ended December 31, 1997, 1998 and 1999

Revenues

   Revenues were $13.7 million in 1997, $10.8 million in 1998, and $12.4 million in 1999. The decrease in 1998 revenues compared to 1997 was attributed primarily to a decline in our personal computer auctions as a result of fewer computers being available for auction because of the increasing popularity of build-to-order personal computer manufacturing and competing distribution channels, including manufacturer-owned resale stores and Internet sales and auctions. In addition, we dissolved our real estate auction business. Revenues in 1999 increased compared to 1998 as a result of our expansion into the textiles and biotechnology markets, and our increased revenues derived from auctions in the printed circuit board, disk drive and semiconductor vertical markets. In November 1999, we began offering 24x7 online auctions with the launch of our online marketplace. Revenues from our 24x7 online auctions were $371,000 in 1999. We launched our Webcast auctions in January 2000, and thus, we recorded no revenues from Webcast auctions in 1999.

   In 1998 and 1999, no single customer accounted for more than 10% of revenues. In 1997, one customer accounted for approximately 10% of our revenues.

Operating Costs

   A. Direct Auction Costs. Direct auction costs include advertising and promotion expenses, commissions, and outside labor and services incurred in connection with on-site and Webcast auctions. Direct auction costs decreased from $7.0 million in 1997 to $5.7 million in 1998, and increased to $5.8 million in 1999. Direct auction costs as a percentage of revenues increased from 51% in 1997 to 53% in 1998, and decreased to 47% in 1999. The percentage increase in 1998 compared to 1997 resulted primarily from incremental outside labor and service costs which we incurred in connection with international on-site auctions. The percentage decrease from 1998 to 1999 was primarily due to our expansion into less labor-intensive vertical markets. Direct auction costs as a percentage of revenue may decrease in future periods as we grow our online business. However, this decrease may be offset by an increase in direct auction costs associated with an increase in our sales as a principal.

   B. Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional costs and salaries for sales and marketing personnel. Sales and marketing expenses were $1.2 million in 1997, $1.1 million in 1998 and increased to $2.3 million in 1999. Sales and marketing expenses as a percentage of revenues increased from 9% in 1997 to 10% in 1998 and to 18% in 1999. The percentage increase in 1998 compared to 1997 resulted from incremental business development costs associated with our efforts to expand into additional vertical markets. The increase in absolute dollars and as a percentage of revenues in 1999 compared to 1998 was primarily due to advertising costs associated with our entry into the online auction market. We expect that our sales and marketing expenses will increase substantially in future periods as we continue to promote our brand and our marketplace. In addition, we are contractually committed to make payments aggregating $10.0 million over a 12 month period for Internet marketing and promotion.

   C. General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, operational, technical, finance and administrative personnel, professional service fees, and general corporate expenses. General and administrative expenses decreased from $5.3 million in 1997 to $4.8 million in 1998, and increased to $8.2 million in 1999. General and administrative expenses as a percentage of revenues increased from 39% in 1997 to 44% in 1998 and to 66% in 1999. The decrease in absolute dollars in 1998 compared to 1997 was primarily due to the downsizing of our real estate auction operations. The increase in absolute dollars and as a percentage of revenues in 1999 compared to 1998 was primarily due to increased costs incurred in connection with the development and implementation of our online marketplace. We expect that general and administrative expenses will increase in future periods as we continue to support the expansion of our business, and to a lesser extent as we bear the increased costs associated with operating as a public company.

   D. Depreciation and Amortization. Depreciation expense is calculated on property and equipment utilized in our business, including office furniture, computers, vehicles and leasehold improvements. Depreciation expense is recorded over the estimated useful lives of the respective asset or lease terms, typically three to five years. Depreciation decreased from $204,000 in 1997 to $188,000 in 1998 and to $138,000 in 1999. Amortization expense is calculated on intangible assets and goodwill recorded as a result of business acquisitions. Intangible assets are amortized over a four year period, and goodwill is amortized over a twelve-year period. We did not record any amortization expense in 1999 since we did not consummate any business acquisitions prior to the final business day of the year. We anticipate that depreciation and amortization expense on property and equipment will increase as a result of our recently completed acquisitions and as we continue to develop our infrastructure and enhance our Internet auction software. Depreciation and amortization expenses are also likely to increase if we acquire additional businesses in the future.

   E. Amortization of Deferred Stock Compensation. Deferred stock compensation results from the grant of stock options to employees at exercise prices deemed to be less than the fair value of the common stock on the grant date. We are amortizing this amount ratably over the terms of the related agreements, typically four years. We incurred total deferred stock compensation of $2.4 million in 1999 and amortized $51,000 of related expense in that period. We expect to incur amortization expense of at least $607,000 in each of the years 2000, 2001 and 2002, and $556,000 in 2003.

   F. Impairment of Goodwill. As a result of the withdrawal of KMS from our predecessor in 1997, we determined that future cash flows from the real estate asset line of business, if any, would not be sufficient to recover the carrying value of the goodwill recorded in connection with the establishment of our predecessor in 1995. The remaining goodwill was written off by a charge to earnings of approximately $9.8 million in 1997.

   G. Interest Income, net. Interest income, net, is derived from interest earned on cash and cash equivalents offset by interest expense arising from notes payable. Interest income increased from $86,000 in 1997 to $121,000 in 1998 and to $229,000 in 1999. The increases between the comparative periods were primarily a result of higher average cash and cash equivalents balances. The average cash balance increased in 1999 compared to 1998 primarily due to the sale of our Series A and Series B preferred stock. We recorded interest expense of $48,000 in 1997, $56,000 in 1998 and $61,000 in 1999.

   H. Income Taxes. Prior to June 1999, we operated as a limited liability company that was treated as a partnership for federal and state income tax purposes. As a limited liability company, we were subject to minimal taxes and fees in certain states; income or losses realized by the company were generally passed through to the individual members of the limited liability company. We incurred a net taxable loss in 1999 and therefore did not record a provision for income taxes in that period.

   As of December 31, 1999, we had $4.5 million of net operating loss carryforwards for federal income tax reporting purposes available to offset future taxable income. We may use these operating loss carryforwards to offset future federal income taxes through 2013 and 2015. Utilization of these operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in expiration of the operating loss carryforwards before full utilization.

Liquidity and Capital Resources

   We have historically satisfied our cash requirements primarily through a combination of revenues from operations, private sales of convertible preferred stock, and to a lesser extent, borrowings under lines of credit. Through December 31, 1999, we have raised net proceeds of $16.8 million through the sale of preferred stock.

   Net cash provided by (used in) operating activities totaled $(44,000) in 1997, $249,000 in 1998 and $(4.9 million) in 1999. Operating cash flows resulted primarily from net losses we experienced and year-end fluctuations in revenues from our on-site auctions.

   Net cash used in investing activities totaled $156,000 in 1997, $69,000 in 1998 and $4.2 million in 1999. In 1999, cash used in investing activities was primarily attributable to our two business acquisitions, and the purchase of computer hardware and software to support our online marketplace and growing employee base. In the future, we anticipate a substantial increase in capital expenditures and lease commitments consistent with anticipated growth in operations and personnel.

   Net cash provided by (used in) financing activities totaled $(4.1 million) in 1997, $(218,000) in 1998 and $15.9 million in 1999. In 1997 and 1998, cash used in financing consisted primarily of repayment of short-term obligations. Cash provided in 1999 was principally generated from the net proceeds from the issuance of preferred stock totaling $16.8 million.

   At December 31, 1999, we had cash and cash equivalents of $7.0 million. In addition, in February and March 2000 we raised $99.5 million in cash through the sale of our Series C preferred stock. We expect to experience significant growth in our operating costs for the foreseeable future in order to continue our efforts to execute our business plan, particularly in the areas of technology, sales and marketing and general and administrative. As a result, we estimate that these operating costs will constitute a significant use of our cash resources. In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies. Although, we are regularly involved in discussions regarding business combinations, we do not have any present commitments or understandings to proceed with any transactions of this type regarding any acquisitions. We believe that the net proceeds of this offering, together with cash generated from operations and our cash and cash equivalents, will be sufficient to meet our working capital needs for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all. If we are unable to raise additional capital when required, our business, operations and results will likely suffer.

   In March 2000 we entered into a line of credit agreement with a dealer in the computer equipment vertical market for our extension of up to $3.0 million of advances for the dealer's acquisition of assets to be sold on our marketplace. This secured line of credit expires in August 2000 or earlier if we request.

Quarterly Operating Results

   The following table presents our statement of operations data for each of the quarters in 1998 and 1999. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. We expect our quarterly operating results to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                                               Three Months Ended (unaudited)
                          ------------------------------------------------------------------------
                                                                                            Dec.
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,   31,
                            1998     1998     1998      1998     1999     1999     1999     1999
                          -------- -------- --------- -------- -------- -------- --------- -------
                                                       (in thousands)
Statement of Operations
 Data:
Revenues................   $2,977   $2,251   $2,842    $2,731   $2,531   $4,427   $2,669   $ 2,777
Operating expenses:
  Direct auction costs..    1,532    1,484    1,379     1,284    1,169    1,404    1,366     1,849
  Sales and marketing...      241      278      288       272      226      220      205     1,620
  General and
   administrative.......    1,070    1,176    1,112     1,429    1,048    1,426      742     4,980
  Depreciation and
   amortization.........       23       23       27       115       31       30       27        50
  Amortization of
   deferred
   compensation.........       --       --       --        --       --       --       --        51
                           ------   ------   ------    ------   ------   ------   ------   -------
    Total operating
     expenses...........    2,866    2,961    2,806     3,100    2,474    3,080    2,340     8,550
                           ------   ------   ------    ------   ------   ------   ------   -------
Income (loss) from
 operations.............      111     (710)      36      (369)      57    1,347      329    (5,773)
Interest and other
 income (expense), net..      (17)      73       32       (23)      (5)     178        6       (11)
                           ------   ------   ------    ------   ------   ------   ------   -------
Net income (loss).......   $   94   $ (637)  $   68    $ (392)  $   52   $1,525   $  335   $(5,784)
                           ======   ======   ======    ======   ======   ======   ======   =======

   Our quarterly revenues and operating results may vary significantly as a result of a variety of factors including, without limitation

  .  our ability to retain our current customers and attract new customers;

  . the amount and timing of operating costs relating to the expansion of our business;

  . the announcement or introduction of new products or services by us or our competitors;

  .  costs related to acquisitions of businesses or new technology; and

  .  changes in general economic and market conditions.

   As a result of these factors, and our recent migration to an Internet-based auction platform, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Qualitative and Quantitative Disclosures about Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to increases or decreases in the amount of interest income we can earn on our investment portfolio and on increases or decreases in the amount of interest expense we must pay with respect to any outstanding debt instruments. We had no debt instruments outstanding as of December 31, 1999. The risk associated with fluctuating interest expense is limited, however, to those debt instruments and credit facilities that are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

Year 2000 Impact

   We have not experienced any problems with our computer systems relating to their inability to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 issues.

                                    BUSINESS

Overview

   We have created an online global marketplace where sellers, buyers and dealers participate in auctions of used capital assets and gain access to value-added services through our strategic alliances and extensive referral network. Our marketplace combines the efficiency, liquidity and global reach of Internet-based commerce with our 62 years of experience as an auctioneer in the market for used capital assets. Our customers can conduct transactions through our Webcast auctions, which broadcast live open-outcry auctions via the Internet, or through our 24x7 online auctions. We believe our marketplace will achieve network effects that will enable it to become the primary forum for the sale and purchase of used capital assets. We expect the expanded audience reached by our integrated online auctions to attract sellers seeking to maximize the recoverable value of their used capital assets. Network effects will be realized as the growing number of sellers in our marketplace provide an increasing capital asset supply, thereby attracting an increasing number of buyers and increasing the demand for these assets.

Industry Background

 Dynamics of the Market for Used Capital Assets

   The market for used capital assets is currently fragmented and inefficient. Used capital assets can be characterized as either inside-the-building assets such as semiconductor fabrication, machine tools and food processing equipment, or outside-the-building assets such as maritime, aviation and construction equipment. According to Bain & Co., the global market for used capital assets in 1998 was approximately $100 billion, and we believe that inside-the-building assets represented approximately 60% of this total.

   Capital assets that no longer fit the needs of their current owners often have substantial value to another business. For example, the technology leaders in many industries regularly replace productive assets prior to the expiration of their useful lives. Used capital assets may also become available for sale when factories are closed, businesses fail, or leased capital assets are returned to their lessors. Buyers in the used capital asset market include small businesses, corporations and dealers. In addition, as manufacturers across the world seek to move production to the most efficient locales, assets that cease to be utilized in one geographic region can be resold for use in another.

   Used capital assets have traditionally reached the market either in "aggregated" form, large groups of capital assets from a single seller which are usually prompted by an event such as bankruptcy or plant closure, or in "unaggregated" form, in the ordinary course of business involving single lots of equipment. Aggregated capital assets are frequently sold through on-site open-outcry auctions, where buyers bid in person. These live auctions are enhanced through the selling efforts and ability of an auctioneer, the forces of competitive bidding and the time certainty of the auction event. However, because live auctions are practical only for large sales that justify the expense associated with preparing for, marketing and staging an event that will attract a sufficiently large and broad group of buyers, sales at live auctions, according to Bain & Co., represent a small percentage of the total used capital asset market.

   Unaggregated capital assets are rarely of sufficient value to justify the cost of a live auction and, consequently, are usually sold through direct selling efforts such as contacting equipment dealers or advertising in trade journals. The inefficiency of the market for these assets frequently results in depreciation and slow asset turnover. Unaggregated capital assets represent the majority of the inside-the-building used capital assets not currently sold through live auctions.

 The Role of Dealers in the Used Capital Asset Market

   Dealers buy and sell capital assets for their own accounts and play a very significant role in facilitating the market for used capital asset sales. Most dealers focus on a particular vertical market and often have repair, refurbishment, warranty, and storage capabilities. As a result of their specialized focus, dealers are knowledgeable about their product lines, maintain relationships with sellers and buyers of these products and act as market makers.

 Market Inefficiency

   The current market for used capital assets lacks an efficient means through which to obtain information about sellers and buyers of, and the supply and demand for, used capital assets. In addition, the current market lacks an efficient manner through which to consummate transactions between the geographically dispersed sellers and buyers of used capital assets. Dealers contribute to the inefficient flow of information in the used capital asset market because they are generally small, specialized businesses with limited geographic reach. As a result of these inefficiencies, there are significant barriers to the sale and purchase of used capital assets. For example, in any given private sale or on-site auction, it is likely that there are numerous potential buyers who are either unaware of the sale or unwilling to spend the time and money to travel to the sale. Most corporate sellers face similar barriers because they often do not have either the time, experience or knowledge necessary to manage the sale of their capital assets.

Market Opportunity

   The Internet is rapidly emerging as an important medium for business-to-business e-commerce. Forrester Research projects that business-to-business e-commerce will grow from $17 billion in 1998 to $2.7 trillion in 2004. Electronic marketplaces are expected to fuel much of this growth. Approximately 53%, or $1.4 trillion, of annual business-to-business e-commerce is projected by Forrester Research to flow through electronic marketplaces in 2004. While this broad market data does not pertain directly to the used capital asset market, it is indicative of the level of commercial acceptance of Internet-based commerce.

   DoveBid believes that there is a significant opportunity to create an online marketplace which brings together the disjointed efforts of the numerous participants currently facilitating the sale of used capital assets. The Internet's ability to connect people in disparate locations and to allow continuous widespread access to information makes it well suited to address the inefficiencies of the existing used capital asset market. However, because of the expertise and value-added services offered by auctioneers and dealers to facilitate the sale of used capital assets, a stand-alone Internet-based marketplace is an incomplete solution. In order to provide a highly liquid, trusted marketplace for used capital assets, an Internet-based approach must:

  . provide an integrated online auction alternative to sellers and buyers of both aggregated and unaggregated assets;

  . deliver the extensive vertical market expertise that will attract participants into the market;

  . leverage relationships with dealers to draw them and their extensive supply and demand of assets into the marketplace;

  . offer the logistical services necessary to complete the transaction, such as valuation, inspection, rigging, shipping and settlement; and

  . have credibility as an effective and fair business auctioneer to attract the large global sellers and buyers that can help to provide a substantial flow of assets through the marketplace.

The DoveBid Solution

   Building on over 62 years of capital asset auction experience, we have created an online auction marketplace for sellers, buyers and dealers that combines the efficiency, liquidity and global reach of Internet-based commerce with the experience of a leading auctioneer in the market for inside-the-building, used capital assets. We believe that our unique combination of experience, reputation, and technology positions us to overcome the historical limitations of the used capital asset market and become the leading online auction marketplace for selling and buying these assets. Our marketplace features:

  . Integrated Online Auction Services--We offer both live, Webcast open-outcry auctions and 24x7 online auctions which together provide an integrated solution to sellers and buyers worldwide of aggregated and unaggregated assets.

  . Vertical Market Expertise--We possess the expertise in a number of vertical markets to assist our clients in making informed decisions and to attract interested, qualified sellers and buyers to our marketplace.

  . Relationships with Dealers--We maintain relationships with and support for dealers to promote their participation in our online marketplace.

  . Value-Added Services--We provide or can assist our customers in securing the value-added services needed to complete the auction transaction.

  . Industry Credibility--We enhance the value of our marketplace as a result of our reputation and experience built over our 62 years in the used capital asset market.

   We believe our integrated auction services offer the following benefits to our key constituencies:

     Sellers--Sellers can achieve better pricing, lower transaction costs, and the time certainty that our online auctions offer. Further, our ability to provide, directly or through our strategic alliances and our extensive referral network, the value-added services needed to complete the auction transaction will enable sellers to liquidate their assets in an efficient manner.

     Buyers--Buyers can benefit from access to a broad, deep, and continuously replenishing market for the business assets, as well as from the ability to participate in this marketplace. We believe that buyers will also benefit from the asset pricing information derived from the open bidding afforded by an active auction process.

     Dealers--Dealers who actively participate as sellers in our market can benefit from an expanded audience, which helps accelerate their inventory turnover and improve their use of capital. Dealers will also be able to access our marketplace for a more extensive supply of assets for resale. By participating in our auctions, dealers will have the opportunity to increase the scale of their operations and expand their ability to sell value-added services to their customers.

The DoveBid Strategy

   Our objective is to become the leading global online marketplace for the auction of inside-the-building, used capital assets. Our strategy includes the following elements:

 Create Liquidity in Target Vertical Markets

   We will focus on vertical markets that can benefit from the capabilities of an online marketplace, and where we can establish a competitive advantage by virtue of industry experience and market knowledge. We intend to utilize our experience and our extensive database of sellers and buyers to drive customers and assets to our marketplace. Augmenting our historical expertise in a number of vertical markets, we intend to acquire or establish relationships with dealers and auctioneers in additional vertical markets. By leveraging our knowledge, experience and relationships with dealers, we will increase the supply of assets for sale, thereby attracting more buyers and, consequently, more sellers to our marketplace. We believe that this cycle will help create network effects, where the value to each participant in the network increases with the addition of each new participant, thereby increasing the overall value of our online marketplace.

 Expand Value-Added Services

   We believe that value-added services are an integral element of our marketplace. We intend to expand our range of value-added support services for both sellers and buyers through internal growth as well as through acquisitions of dealers and service providers. We also plan to develop new strategic relationships through alliances with third parties that can enhance our services.

 Build Strategic Relationships to Increase Asset Supply and Customer Traffic

   We intend to continue to enter into strategic alliances with leading Internet companies, such as our agreement with Yahoo!, to promote and drive customers to our marketplace. We also will continue to seek alliances, such as our agreements with Comdisco and Sun Microsystems, to establish a supply of assets for sale on our marketplace, and our alliance with Datastream that will drive both customers and assets to our marketplace.

 Broaden Product Offerings

   We plan to expand our range of product offerings for sellers, buyers and dealers who utilize our marketplace. We have developed an extensive database of sellers, buyers and asset values. By leveraging this database, we plan to offer sellers, buyers and dealers e-commerce information products. For example, we plan to make our database for pricing and valuation information available to sellers and buyers on a fee basis. We also plan to offer asset life cycle management services to our corporate customers. In addition, we plan to offer virtual aggregation by staging Webcast auctions that aggregate assets from our 24x7 online auctions.

 Expand Globally

   We believe that the Internet is the best vehicle to address efficiently and economically the worldwide market for used capital assets. We plan to capitalize on this opportunity by devoting significant resources to penetrate global markets by acquiring or partnering with overseas dealers and service providers, providing our marketplace and auction services in additional languages other than English and actively marketing and promoting our services worldwide. We will focus on Europe, Asia and Latin America because of the increased demand for used capital assets in these regions.

 Leverage and Invest in Technology

   Since the Internet is the vehicle through which we reach our customers, maintaining and further developing our technological advantages is a key element of our strategy. We plan to continue investing in technology to support our future growth. Future investments in technology will include enhancements to our website, and additional alliances with key technology providers to deliver a superior online experience.

Products and Services

   DoveBid has created an online marketplace that serves the needs of sellers, buyers and dealers of used capital assets around the world by providing an easy-to-use, comprehensive and integrated portfolio of auction and value-added services.

 Webcast Auctions

   Our Webcast auctions are open-outcry auctions broadcast live via the Internet. Using our advanced technology, Webcast auction participants can view asset descriptions and photographs online, and enter bids in real time using the telephone to bid against on-site bidders. Our auctions have eliminated the "latency" effect of some interactive Internet auctions. By providing real time responses, we enable remote bidders to effectively compete with on-site bidders without having to be present physically. We conducted our first Webcast auction in January 2000 and since then, we have completed five Webcast auctions.

   Webcast auctions are critical to establishing an ongoing relationship with corporate customers because they provide the unique benefits of a live auction that many of our large corporate customers demand: immediacy, convenience, and competition among interested buyers. In addition, Webcast auctions create an event that draws buyers to our marketplace and allows us to direct them to our 24x7 online auctions and other services.

   To participate in a Webcast auction, sellers and buyers can register over the Internet and receive a registration confirmation via email. Registration information is automatically passed on to our Customer Care systems where all customer information is consolidated into one database. This database is then available for our marketing and management purposes.

   In addition to providing the Webcast auction, we provide related services to help ensure the success of the auction such as:

  . Valuation of assets to be sold;

  . Marketing and promotion of the auction to create large audiences;

  . Project management to reduce or eliminate the administrative or logistical burdens on a seller;

  . Settlement and logistical support to ensure rapid transmittal of proceeds and removal of assets; and

  . Complete financial reporting.

   The commissions we collect from buyers in our Webcast auctions are variable, depending on the size and scale of the auction, but we typically receive a buyer's premium of 10% of the asset's purchase price. Depending on the complexity of the auction in some cases we also receive an additional commission from the seller.

 24x7 Online Auctions

   Our 24x7 online auctions enable customers to sell and buy used capital assets, 24 hours a day, 7 days a week, using any Internet connection.

   In order to buy assets through our 24x7 online auctions, a buyer must register with us by completing a short online form. Once registered, buyers can search within a vertical market, and then for a specific item. Having identified an item, the buyer can "click through" to obtain detailed product information and bid online for the item. Our 24x7 online auction technology offers features such as: AutoBid, where the auction engine will automatically update a buyer's bid until its threshold is reached; email notification when a buyer's bid has been surpassed; and AuctionWatch, which provides the capability to create a custom web page.

   At closing of an auction, if a bid meets or exceeds a predetermined reserve price set by the seller, DoveBid automatically notifies the seller and buyer via email. The seller and buyer can then consummate the transaction independently of DoveBid. At the time of the email notification, DoveBid typically charges the seller a transaction fee equal to 5% of the asset's purchase price. At no point in this process does DoveBid take possession of either the item being sold, or the buyer's payment for the item. The seller and buyer must arrange for the shipment of and payment for the item, and the buyer typically pays for shipment.

   Under the terms of our user agreement, if a seller receives one or more bids, at or in excess of the asset reserve price, the seller is obligated to consummate a transaction. However, DoveBid cannot compel the seller or winning bidder to consummate the transaction, although we may suspend them from participating in our marketplace. If the seller and buyer are unable to consummate the transaction, DoveBid may waive the commission. Invoices for transaction fees are sent regularly via email to sellers.

   We have recently acquired the businesses of several used capital asset dealers, including inventories of assets held for resale by these dealers. We expect to continue to make additional business acquisitions in the future. As a result of these acquisitions, we may regularly acquire assets that we will sell as a principal in our marketplace, subject to both the benefits and risks of doing so.

 Valuation Services

   We have recently acquired an established capital asset valuation firm that complements and significantly expands the scope of our valuation capabilities and business. We intend to capitalize on the knowledge of our experienced personnel, proprietary database, extensive resource library and expert contacts to provide valuation services to our auction clients and, independently, to third parties.

   A valuation typically begins with a thorough review of published source materials that may be available to help to identify the parameters of a realistic value range. We maintain an extensive library of buyer's guides, auction guides, new equipment price lists, trade publications, technical journals, directories and specification manuals that helps to keep us informed about new and used equipment. In addition, we have maintained and continually update a database that tracks comparable sale information of capital assets and inventory. Software programs have been designed and implemented to allow for the instantaneous comparison of the assets being evaluated to similar assets that have recently been sold thereby enabling us to offer efficient valuation services.

 Other Value-Added Services

   Most participants in the market for used capital assets require additional services to complete the auction transaction. We have in-house capabilities to provide a number of these services directly. In addition, we have strategic alliances and an extensive referral network that provide our customers with access to additional services. We believe the ability to offer, or refer our customers to experienced providers of, value-added services is a key differentiating factor and an important element of our marketplace.

   Currently we provide the following services:

  . Repair and Refurbishment

  . Calibration

  . Warehousing

  . Escrow (in partnership with i-Escrow)

  . Digital Photography

   We have entered into strategic alliances and have an extensive referral network through which our customers have access to the following services:

  . Inspection

  . Insurance

  . Logistics and Freight

  . Financing

  . Rigging

   In the future we may provide these services directly or through a third party under the DoveBid brand.

 Future Products

   We expect to offer online access to our asset valuation databases to sellers and buyers. We plan to offer Webcasts of unaggregated assets by compiling assets from our 24x7 online auctions. We also expect to offer asset life cycle management services to corporate customers.

Markets

   Capital assets fall within specific vertical markets, some of which are better suited for an online marketplace than others. We intend to participate in vertical markets that have the following characteristics:

   Technological Innovation--Vertical markets characterized by assets with rapid technological innovation are attractive because these markets have a continuous flow of assets from technologically advanced users to mainstream users.

   Long Useful Life--Assets with a long useful life are attractive because they have a longer potential selling period in the market for used capital assets. The functional longevity of such assets is likely to attract buyers who otherwise would be limited to new asset purchases.

   Ease of Asset Identification--Vertical markets comprised of assets that can be clearly specified using a defined set of characteristics (e.g., model number, serial number) are attractive because such assets are easier for buyers to identify and verify.

   Vertical Market Expertise--A vertical market that requires expertise to facilitate a sale is attractive because we believe we can leverage our experience to add value. Vertical market expertise requires a deep understanding of customer needs, products, market dynamics, and unique processes for conducting commerce within an industry. Our vertical market expertise has been developed through direct experience serving customers over long periods of time.

   We have initially targeted the following used capital asset vertical markets:

  . Biotech / Medical / Pharmaceutical

  . Computers / Peripherals and Data Processing

  . Disk Drive / Media Manufacturing

  . Electronic Commodities

  . Electronic Test and Measurement

  . Food and Chemical Processing

  . Metalworking and Machine Tools

  . Office Furnishings and Equipment

  . Packaging and Converting

  . Plant Support / Material Handling / Facility Equipment

  . Plastics and Rubber

  . Post Production / Audio / Video / Broadcast

  . Power Production

  . Printed Circuit Board Fabrication / Insertion and Assembly

  . Printing

  . Semiconductor Fabrication

  . Telecommunications

  . Textile and Apparel Manufacturing

  . Woodworking / Mills

Customers

   We have conducted numerous on-site auctions for major corporations throughout the course of our 62 year operating history. Our customers have included:

  . Hughes

  . IBM

  . KAO Day

  . Lockheed-Martin

  . MEMC Electronic Materials

  . Packard Bell NEC

  . Quantum

  . Raytheon

  . Rockwell

  . Thiokol

   In addition, we have conducted auctions as an auctioneer appointed by the United States Bankruptcy Court for major bankruptcy cases including:

  . Drexel Burnham Lambert

  . Commercial Financial Services

  . Micropolis

  . Osborne Computer

   To date we have conducted Webcast auctions for Northrup Grumman, Packard Bell NEC, Raytheon, Teledyne and Valtran.

   Our national account program targets large corporations that will provide us with an ongoing stream of assets for auction. Current national contracts are in place with the following corporations:

  . Cordant Technologies (formerly Thiokol)

  . Lockheed Martin

  . Raytheon

  . Rockwell

   Generally under the terms of our national contracts, sellers agree that we will represent them in connection with auctions or liquidations of capital assets for a period of time, usually a three year term. During the term of the contract the seller periodically identifies assets to be sold and we arrange for the disposition and any value-added services. As part of the contract, the seller represents that it has sufficient title to the assets and agrees to indemnify us for any claims. The assets are usually sold on an "as is" basis. We may receive a commission from the seller in addition to the customary buyer's premium.

 Case Study-Raytheon

   The following case study illustrates how our integrated solution has helped our customer, Raytheon, improve the effectiveness of its asset management program. Raytheon is a large defense contractor whose business has been affected by the significant reorganizations, acquisitions and changes in the defense industry.

   Our relationship with Raytheon began in the 1980s when it became the first major corporation to enter into a national contract with us. The auctions with Raytheon were initially traditional walkaround auctions, soon followed by theater-style auctions. Since that time we have conducted more than 40 public auctions on behalf of Raytheon. In January 2000, Raytheon sold assets in one of our first Webcast auctions, which enabled bidders from around the world to participate and purchase assets in real time over the Internet. Equipment with an aggregate sales price of $850,000 was sold during this auction. The auction attracted online bidders from remote locations such as Germany. Raytheon is committed to another Webcast auction, in March 2000.

   Raytheon has also elected to conduct a 24x7 online auction of semiconductor fabrication equipment on our website. This vertical market is particularly well suited to the 24x7 online auction format due to the specialized nature of this equipment and the unaggregated nature of assets being sold. Our ability to provide both full-service Webcast auctions for large quantities of assets encompassing multiple vertical markets as well as lower-cost 24x7 online auctions for unaggregated assets has provided Raytheon with an efficient and easy to manage approach to its capital asset dispositions.

Strategic Investors and Partners

   We have formed strategic relationships with a number of business partners who are also investors in our company. These relationships are aimed at making assets available through our Webcast and 24x7 online auctions, at increasing the traffic to our website and expanding the range of value-added services we can offer sellers, buyers and dealers. Our strategic investors include the following:

   Comdisco. We have an alliance with Comdisco, a leasing and finance company, through which our customers have access to a full-range of Comdisco's asset management and leasing services for their capital assets. In addition, we have specific rights to auction assets being sold by Comdisco that fall within two of our vertical markets for an initial period of one year subject to our satisfactory performance under the contract. We have purchased $13 million of assets from Comdisco for a combination of our Series C preferred stock and cash.

   Datastream. We have a joint marketing and technology alliance with Datastream Systems, a worldwide vendor of asset management software. We will jointly market each other's services to one another's customers and plan to install integrated links between our website and Datastream's websites and product offerings. We and Datastream have mutual revenue sharing provisions for revenue from referred customers.

   Sun Microsystems. We have established an alliance with Sun Microsystems, a leading provider of network computing products, in which we will auction certain returned, excess and refurbished equipment for an initial term of two years.

   Yahoo!. We also have entered into an alliance with Yahoo! under which Yahoo! will advertise and promote our services as a business-to-business auctioneer. We will pay to Yahoo! marketing and promotional fees over a period of approximately twelve months and we will also purchase additional advertising with Yahoo! based on the amount of our auction commissions derived from customers originated through Yahoo!.

Sales, Marketing and Customer Service

   Marketing Programs

   Our marketing programs include traditional and Internet-based marketing initiatives. General awareness programs feature activities in our market, public relations initiatives, participation in a variety of industry conferences, and trade shows. We also promote our services through advertising on the Internet, business periodicals, local and national newspapers, and vertical industry trade publications. Our direct marketing initiatives include email, fax and mail which leverage our extensive customer database.

   We intend to establish the DoveBid Dealer Alliance Program, a co-marketing program for dealers that will provide a supply of assets to our marketplace in exchange for Dovebid marketing considerations. These co-marketing considerations will include credits for print advertising, fax marketing, direct mail and Internet advertising.

 Sales

   We sell our integrated auction services through a direct sales force and vertical market managers. Our direct sales force markets our services to large corporations to sell their used capital assets through our auctions. Our direct sales force also targets large dealers, both as buyers for auctioned assets as well as sellers of assets on our marketplace. As of March 3, 2000, we had 16 direct sales personnel. In addition, as of March 3, 2000, we had nine valuation services sales personnel.

   Our vertical market managers focus on small and medium sized resellers and corporations within specific vertical markets. These managers market our integrated auction services in their respective vertical markets and source unaggregated assets. Our vertical market managers will also focus on attracting dealers to our DoveBid Dealer Alliance Program. As of March 3, 2000, we had five vertical market managers and intend to continue to add managers in our targeted vertical markets.

   We have implemented a market management team to support both our direct sales force and vertical market managers in order to provide expertise in marketing, merchandising, valuing and selling assets. This market management team works to ensure adequate supplies of assets, maintain relationships with dealers, and build and support communities of buyers.

 Customer Service

   We devote significant resources to providing personalized, timely customer service and support. Customer support inquiries are handled via phone or email, with customer email inquiries typically answered within 24 hours. The Help area of our web site contains extensive information about buying and selling on DoveBid, as well as information on and links to value-added services, including logistics, escrow, inspection, appraisal, digital photography and financing. Help buttons on every page of the site take customers to the specific customer service topic they need. In addition, our Customer Care group provides personalized assistance to help customers through the entire auction process, including registration, listing of assets, bidding, navigation and usage of our website, settlement and logistics. Part of our customer support includes an asset loading service through which sellers can upload descriptions of assets for auction from any location.

   We use a customer relationship application for the management of all customer service information and customer data. Our customer relationship management and transaction processing systems include industry-standard security features to protect the privacy and integrity of customer data.

Technology and Operations

   To establish a secure and reliable marketplace for sellers and buyers of used capital assets, our underlying infrastructure was built on industry standard software and hardware from leading technology companies such as Sun Microsystems and Oracle. This infrastructure enables us to continuously enhance the features and functionality of our services to meet the evolving needs of our users.

 Functionality

   Our systems are designed to replace the manual processes traditionally used by sellers and buyers in the used capital asset market with automated processes that integrate dynamic pricing with electronic commerce. We rely on technology developed by third parties to implement our solution and to create the functionality described below.

   Webcast Auctions. Our Webcast capability is based upon Mshow.com's patent pending technology that allows users with varying levels of bandwidth and firewall configurations to share a rich media experience through real-time delivery of interactive web presentations. It also integrates telephone audio bridges, online polling and voting and displays media that can be viewed via a web browser. Such media include PowerPoint slides, images, animations, pre-recorded audio/video, streaming audio/video and 3D graphics.

   The interactive Webcast application enables two primary types of auction participants. An active (bidding) participant launches the application from his computer and dials into a traditional telephone conference call bridge. The user listens to the auction over the telephone while the application triggers the automatic advancement of the auction lot images and descriptions on the screen. The interactive auction server is operated in concert with the telephone's touch-tone system and communicates the bid by the phone touch-tone pad. In the passive (non-bidding) mode, the user can listen to the auction over the Internet.

   We are working with a third-party vendor that provides the technology for our Webcast auctions and we may to enter into a definitive agreement for their services.

   24x7 Online Auctions. Our online auction functionality is designed to meet the needs of both sellers and buyers. At the core of our online auction system is an Oracle database, which maintains all seller, buyer, and transaction information. Both sellers and buyers register through the same basic process, and provide us with demographic information as well as industry interests.

   Our Website contains a complete set of functions specifically designed to enable sellers to list and monitor assets. Sellers have password-based access to administrative screens which allow them to list assets, individually or in bulk uploads, as well as track all open auctions and revenue from those auctions. This seller-based accounting information is also downloadable in a standard format and can be imported into a variety of programs. Sellers are also provided with notification emails regarding the status of their assets on the site. Sellers can choose from a range of auction lengths, specify minimum bids, bid increments, reserve prices and choose the auction ending type. Sellers are also able to enter asset descriptors such as location, weight and manufacturer and provide a description. Sellers may also upload an image of the asset to be sold, and specify payment methods.

   Buyers have access to a number of features to locate assets, track auctions, and receive notification when certain assets are posted to the DoveBid website. Three forms of searching are offered: category based browsing of assets in the 19 vertical markets, basic text search, and advanced text search. The advanced search capability allows the buyer to search only selected areas of the website. Our AuctionWatch feature allows users to create a customized page of auctions so that they can easily track a number of auctions with assets of interest. Any asset can be added to a user's AuctionWatch with a single click while browsing the asset. The CategoryWatch feature allows buyers to determine when certain assets are added to the DoveBid website. By specifying keywords, the user sets the CategoryWatch feature to send a notification email when certain assets are added. This notification email provides brief descriptions and direct links back to such assets.

   Buyers bid using the password established during registration on the DoveBid website. A buyer may place a single bid, or use the DoveBid AutoBid feature. This feature allows the buyer to specify the maximum price they are willing to pay, and allows the DoveBid website to automatically manage the bidding process. Bidders are automatically sent emails notifying them of successful bids, or when another buyer has outbid them.

   DoveBid supports two auction closing formats: fixed time closing and auto-extension. The fixed time closing auction format stops bidding at a specific time which is tracked by the server. The auto-extension format provides for automatic extension of the closing time of the auction if there is bidding activity in the final minutes prior to close. When an auction is closed, the buyer and seller are both notified by email.

   Living Brochures. We provide brochures that include video and in some cases audio, descriptions of selected products. These living brochures are currently available in several languages, such as English, Spanish and Mandarin. These video streams play back on standard streaming format players.

 Infrastructure

   We have designed our website and supporting infrastructure to be highly robust and to support new products and increased traffic. Our servers are hosted in a physically and network-secure environment at Digex. The Digex data center features redundant power sources and redundant high-speed network connections. This network connectivity offers us high performance and immediate scalability as our website traffic increases. In addition, our servers are monitored twenty-four hours a day by software "agents" which immediately notify DoveBid operations staff of any anomalies.

   Our applications support multiple layers of security, including password protected log-ins, encryption technology to safeguard information transmitted in web sessions and firewalls to help prevent unauthorized access to our network and servers. We devote significant efforts to ensure that our system is protected from intrusion, but individuals, using rapidly evolving techniques and technologies may be successful in gaining unauthorized entry to our system or disrupting service. If we experience an attack from an individual or group, our services could be disrupted indefinitely, during which time we may not be able to conduct auctions or other business.

   Our software is based on applications developed by third parties and modified to fit our needs. Our database that tracks and maintains our transaction data is based on Oracle database management software. We have implemented software that will support future generations of web-based technology, such as applications that utilize extensible mark-up language, or XML, a language that facilitates the creation of large, secure cross-platform applications and documents.

Competition

   We believe that the principal competitive factors affecting our market include the following:

  . an integrated auction capability;

  . vertical market expertise;

  . a critical mass of sellers and buyers;

  . relationships with capital asset dealers;

  . customer service;

  . a user-friendly technology interface; and

  . an ability to implement an array of value-added services.

Although we believe that we compete favorably with respect to each of these factors, the market for online auctions is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

   A number of companies provide services or products to the capital asset auction market, and existing and potential customers can, or will be able to, choose from a variety of current and potential competitors' services. Competition in this market is rapidly evolving and intense, and we expect competition to intensify in the future.

   We currently compete with a number of established companies engaged in traditional on-site business-to-business auctions. We also compete with a number of new online auction firms that are focusing on the same capital market as we are. There are also providers of business-to-business online marketplaces and online auction services that currently focus on other industries or specific vertical markets that could expand the scope of their business to include used capital assets. Other potential competitors include established business-to-consumer auction sites such as Egghead or uBid, and consumer-to-consumer auction sites such as Amazon.com or eBay. Many of these providers have significantly greater installed customer bases, greater financial resources and have the opportunity to offer additional products to those customers as additional components of their respective application suites.

   Many of our current and potential competitors have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition.

Intellectual Property

   Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights, including our database of buyers, sellers and transaction information and our internally developed software. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals.

   In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

   Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third party copying or use. Use by others of our proprietary rights could materially harm our business.

   It is also possible that third parties will claim that we have infringed their current or future products. Any claims, regardless of merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Regulation

   As with many Internet-based businesses, we operate in an environment of uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commercial medium, and governmental agencies have not yet been able to adapt existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, intellectual property rights and information security. In addition, because our services are offered worldwide, and we facilitate sales of goods to clients worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business.

   Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines and penalties and could result in our inability to enforce agreements in that jurisdiction.

   Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We and the auctioneers we employ are bonded and regulated under the laws of the State of California and maintain licenses or bonds as required in other jurisdictions where we conduct a substantial number of auctions.

Employees

   As of March 3, 2000, we had 157 employees. We believe that we have good relationships with our employees. We have never had a significant work stoppage, and none of our employees is represented under a collective bargaining agreement.

Facilities

   Our headquarters, including our principal administrative and marketing facilities, are located in approximately 9486 square feet of space we have leased in Foster City, California under a lease expiring November 30, 2000. This facility is leased from Dove Holdings, Inc., an entity controlled by Ross and Kirk Dove. See "Certain Transactions." In addition, we also lease office and warehouse facilities in other locations throughout the United States. We believe that our existing facilities are adequate to meet our requirements for the foreseeable future. The table below summarizes the square footage of premises leased by us as of March 3, 2000.

                                                                   Approximate
Location                                                          Square Footage
--------                                                          --------------
Foster City, California..........................................      9,486
Foster City, California..........................................     10,000
Huntington Beach, California.....................................      1,000
Mountain View, California........................................     23,750
San Jose, California.............................................     50,000
San Leandro, California..........................................     35,570
Branford, Connecticut............................................      3,700
Kennesaw, Georgia................................................      1,000
Chicago, Illinois................................................     28,000
Worcester, Massachusetts.........................................      1,000
Santa Fe, New Mexico.............................................      6,500
Mequon, Wisconsin................................................      9,000

Legal Proceedings

   We are not currently subject to any legal proceedings that we expect will have a material impact on us. We are subject to legal proceedings now, and likely will be in the future, that arise in the course of our business, and we cannot assure you that any such proceeding will not have a material adverse effect on us.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name                      Age Position
----                      --- --------
Ross Dove*..............   47 Chairman of the Board, Chief Executive Officer
Jeffrey M. Crowe........   43 President, Chief Operating Officer and Director
Kirk Dove*..............   44 President of Auction Services, Chief Auctioneer and Director
Cory M. Ravid...........   35 Chief Financial Officer and Secretary
Francis M. Juliano......   33 Chief Technical Officer and Vice President of E-Commerce
James Hume..............   46 Vice President of Operations
Steven S. Pollock.......   36 Vice President of Marketing
Dennis Polk.............   33 Vice President of Finance
Anthony Capobianco......   34 Vice President and General Counsel
William Burnham.........   29 Director(1)
A. Grant Heidrich, III..   47 Director(1)
David S. Pottruck.......   51 Director(2)
William Price...........   43 Director(1)
Todd Rulon-Miller.......   48 Director(2)
W. Blake Winchell.......   46 Director(2)

--------
 *  Ross Dove and Kirk Dove are brothers.
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Ross Dove has served as our chairman of the board and chief executive officer since June 1999. Ross Dove served as the chairman of the board and chief executive officer of our predecessors Ross-Dove Company and Dove Brothers, LLC, from 1980 to 1999.

   Jeffrey M. Crowe has served as our president and chief operating officer since November 1999 and a director since December 1999. Prior to joining DoveBid, Mr. Crowe was co-founder, president, chief executive officer and a board member of Edify Corporation from May 1990 to November 1999.

   Kirk Dove has served as our president of auction services and as chief auctioneer and a director since June 1999. Kirk Dove served as president of our predecessors Ross-Dove Company and Dove Brothers, LLC from 1984 to 1999.

   Cory M. Ravid has served as our chief financial officer and secretary since October 1999. From January 1997 to October 1999, Mr. Ravid served as chief financial officer and partner at The Parkside Group, a private equity buyout firm. In addition, Mr. Ravid was chief financial officer of MacGregor Golf from August 1998 to August 1999. Mr. Ravid was first the corporate controller and then the chief financial officer and general counsel at DuPont Flooring Systems from February 1994 to December 1996.

   Francis M. Juliano has served as our chief technical officer and vice president of e-commerce since December 1999. Prior to joining DoveBid, Mr. Juliano was the director of technology and product development for Office Depot Online from March 1998 to December 1999. Previously, Mr. Juliano was vice-president of technology and development of Cybernet International from March 1997 to March 1998. In addition, Mr. Juliano was the director of technology for Scholastic New Media from July 1995 to March 1997. Prior to that he was the director of technology for Ultra Media, Inc. and the co-founder and vice president of Roundbook Publishing Group, Inc.

   Steven S. Pollock has served as our vice president of marketing since December 1999. Prior to joining DoveBid. Mr. Pollock was vice president of worldwide marketing at Edify Corporation from May 1998 to November 1999. He was executive vice president of product marketing and operations for Portera Systems/Netiva Software from May 1996 to November 1998. Prior to that, Mr. Pollock was vice president of marketing at Claris Corporation.

   James Hume has served as our vice president of operations since January 2000. Prior to joining DoveBid, Mr. Hume was vice president of corporate materials and supplier management with Sanmina Corporation from May 1997 to January 2000. Prior to that, Mr. Hume was senior manager of enterprise services at Sun Microsystems from July 1995 to May 1997.

   Dennis Polk has served as our vice president of finance since February 2000. Prior to joining DoveBid, Mr. Polk was first the controller and then the chief financial officer at Savoir Technology Group, Inc. from December 1995 to February 2000. Prior to December 1995 Mr. Polk was employed by Grant Thornton, LLP.

   Anthony Capobianco has served as our vice president and general counsel since December 1999. Prior to joining DoveBid, Mr. Capobianco was first an associate and then a partner with the law firm of Sonnenschein Nath & Rosenthal from September 1992 to December 1999.

   William Burnham has served as a director of DoveBid since February 2000. Mr. Burnham has been a general partner of Softbank Capital Partners since August 1999. Prior to Softbank Capital Partners, Mr. Burnham was a vice president and senior research analyst for Credit Suisse First Boston's Technology Group from July 1998 to August 1999. Prior to that, Mr. Burnham was the senior research analyst at Deutsche Morgan Grenfell from May 1998 to July 1998 and Piper Jaffray Inc. from April 1997 to May 1998. Prior to Piper Jaffray, Mr. Burnham was a senior associate at Booz, Allen & Hamilton. Mr. Burnham is also a director of Buy.com Inc.

   A. Grant Heidrich, III has served as a director of DoveBid since October 1999. Mr. Heidrich has been a general partner at the Mayfield Fund, a venture capital firm, since 1982. Mr. Heidrich is a director of Millenium
Pharmaceuticals, Inc. and Tularik Inc.

   David S. Pottruck has served as a director of DoveBid since December 1999. Since June 1992 Mr. Pottruck has been the president, and since June 1997 the co-chief executive officer, of The Charles Schwab Corporation, of which he is also a director. Mr. Pottruck is also a director of McKesson HBOC, Inc., and Intel Corporation.

   William Price has served as a director of DoveBid since February 2000. Mr. Price has been the managing director of Tarrant Partners since September 1992 and is a founding director of Texas Pacific Group. Mr. Price is also a director of Aerfi Group plc, Beldin Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Derbury Resources, Inc., Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc.

   Todd Rulon-Miller has served as a director of DoveBid since December 1999. Mr. Rulon-Miller has been a partner of Apogee Venture Group since June 1998. Prior to that Mr. Rulon-Miller was a vice president of sales at Netscape Communications from October 1994 to October 1997. Mr. Rulon-Miller is also a director of Active Software, Inc.

   W. Blake Winchell has served as a director of DoveBid since June 1999. Mr. Winchell has been a general partner of Fremont Ventures, a venture capital firm, since December 1998. Prior to that Mr. Winchell was a managing director with Generation Ventures from 1996 to 1999, and a managing director with the Channel Investment Group from 1991 to 1996. Mr. Winchell is also a director of Bay View Capital Corporation.

Board Committees

   Our board has three committees, the audit committee, the compensation committee and the executive committee. The audit committee consists of Messrs. Burnham, Heidrich and Price. The compensation committee consists of Messrs. Pottruck, Rulon-Miller and Winchell. The executive committee consists of Messrs. Ross and

Kirk Dove, Burnham, Crowe, Heidrich, Rulon-Miller and Winchell. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. The executive committee is empowered to take all action of the board except actions required by law to be taken by the full board.

Compensation Committee Interlocks and Insider Participation

   Before December 17, 1999, our board of directors did not have a compensation committee and all material compensation decisions were made by the full board of directors. In December 1999 we formed a compensation committee consisting of Messrs. Pottruck and Winchell. Mr. Rulon-Miller was appointed to the committee in March 2000. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for reasonable expenses in attending board and board committee meetings. In December 1999, we granted to each of David S. Pottruck and Todd Rulon-Miller options to purchase 200,000 shares of our common stock at an exercise price of $0.77 per share. These options were granted under our 1999 Stock Plan.

   Members of the board who are not employees of DoveBid, or any parent, subsidiary or affiliate of DoveBid, will be eligible to participate in the 2000 Equity Incentive Plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant. Each non-employee director who becomes a member of the board on or after the effective date of the registration statement of which this prospectus forms a part, will be granted an option to purchase 100,000 shares. Immediately following each annual meeting of our stockholders, each eligible director will automatically be granted an additional option to purchase 25,000 shares if the director has served continuously as a member of the board since the date of the non-employee director's last stock option grant. All options granted to non-employee directors will vest over a four year period at a rate of 25% of the total shares granted on the first one year anniversary of the date of grant, and thereafter as to 6.25% of the total shares granted after each subsequent three month period. All options granted to non-employee directors will be immediately exercisable subject to a repurchase right by us for any unvested shares. In the event of our dissolution or liquidation or a "change in control" transaction as described below, options granted under the plan will become 100% vested and exercisable in full.

Executive Compensation

   The following table sets forth all compensation paid or accrued during 1999 to our Chief Executive Officer and our four most highly compensated executive officers whose salary and bonus for 1999 were more than $100,000.

                           Summary Compensation Table

                                   Annual                  Long-Term
                                Compensation          Compensation Awards
                              ----------------- -------------------------------
                                                 Restricted      Securities
Name and Principal Positions   Salary   Bonus   Stock Awards Underlying Options
----------------------------  -------- -------- ------------ ------------------
Ross Dove.................... $298,000 $400,000     --              --
  Chairman of the Board and
   Chief Executive Officer
Kirk Dove.................... $341,000 $400,000     --              --
  President of Auction
   Services, Chief Auctioneer
   and Director

   See "Employment Contracts and Change of Control Arrangements" for compensation information regarding other of our executive officers.

 Option Grants and Restricted Stock Purchases in 1999

   None of the persons listed in the Summary Compensation Table received grants of stock options from us during 1999. See "Employment Contracts and Change of Control Arrangements," for additional information regarding options granted to, and shares of restricted stock sold to, others of our executive officers.

Employee Benefit Plans

   1999 Stock Option Plan. As of March 8, 2000, options to purchase 4,222,000 shares of our common stock were outstanding under our 1999 Stock Option Plan and 4,313,000 shares of our common stock remained available for issuance upon the exercise of options that may be granted in the future. The options outstanding as of March 8, 2000 had a weighted average exercise price of $1.72 per share. Our 2000 Equity Incentive Plan will be effective upon the effectiveness of this offering. As a result, no options will be granted under our 1999 Stock Option Plan after this offering. However, any outstanding options under our 1999 Stock Option Plan will remain outstanding and subject to our 1999 Stock Option Plan until exercise or until they terminate or expire by their terms. Options granted under our 1999 Stock Option Plan are subject to terms substantially similar to those described below with respect to options to be granted under our 2000 Equity Incentive Plan.

   2000 Equity Incentive Plan. Our 2000 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1999 Stock Option Plan. We have reserved 10,000,000 shares of our common stock to be issued under our 2000 Equity Incentive Plan. In addition, shares under the 1999 Stock Option Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under this plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2000 Equity Incentive Plan.

   On each January 1, the aggregate number of shares reserved for issuance under our 2000 Equity Incentive Plan will increase automatically by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year. Our 2000 Equity Incentive Plan will terminate after 10 years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan will authorize the award of options, restricted stock awards and stock bonuses.

   Our 2000 Equity Incentive Plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

   Options may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to our right of repurchase. In general, options will vest over a four-year period. The maximum term of options granted under our 2000 Equity Incentive Plan is 10 years.

   The purchase price for any restricted stock awarded under the 2000 Equity Incentive Plan will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of certain services or performance goals.

   If we are dissolved or liquidated or have a "change in control" transaction, the vesting of all outstanding awards may be assumed or substituted by the successor company. However, if an optionee is terminated within one year from the date of such "change in control" transaction, the vesting of such optionee's outstanding awards will accelerate as to an additional 25% of the shares that are unvested on the date of the "change in control" transaction. In the discretion of the compensation committee the vesting of these awards may be further accelerated upon one of these transactions.

   2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan will become effective on the date of this prospectus. We have initially reserved 1,000,000 shares of our common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan will increase automatically by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan may not exceed 10,000,000 shares.

   Our 2000 Employee Stock Purchase Plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding. Employees generally will be eligible to participate in our 2000 Employee Stock Purchase Plan if they are employed before the beginning of the applicable offering period and they are customarily employed by us for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us.

   Under our 2000 Employee Stock Purchase Plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 10% of their compensation and are subject to maximum purchase limitations.

   Except for the first offering period, each offering period under our 2000 Employee Stock Purchase Plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the date of this prospectus. Offering periods and purchase periods will begin on April 1 and October 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be April 1 or October 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.

   The purchase price for our common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and duration of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period. Our 2000 Employee Stock Purchase Plan will provide that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event will continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan.

   Our 2000 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate 10 years from the date the plan was adopted unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan.

   Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under our 2000 Employee Stock Purchase Plan. The board will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

 401(k) Plan

   We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old and who have been employed with us for at least one year are generally eligible to participate and may enter the plan on the first day of the month following the date the employee meets the eligibility requirements. Participants may make pre-tax contributions to the plan of up to 15% of their eligible compensation, subject to a statutorily prescribed annual limit. Each participant is full vested in his or her contributions and the investment earnings. We make matching contributions to the 401(k) plan in an amount not to exceed 100% of each participant's first 15% of compensation contributed as pre-tax contributions to the plan for the plan year. Contributions by the participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment Contracts and Change of Control Arrangements

   From time to time we have entered employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

   Ross Dove. Ross Dove receives an annual salary of $300,000 and a minimum annual bonus of $200,000. His employment with us is at will. In connection with his employment, Ross Dove entered into a stock repurchase agreement with us and The Dove Holdings Corporation. Under this agreement, in the event of any termination of Mr. Dove's employment by us for "cause" or by Mr. Dove for other than "good reason," Dove Bid shall have the right to repurchase up to 4,230,004 shares of our common stock held by Mr. Dove through The Dove Holdings Corporation at a purchase price of $0.33 per share. The number of shares subject to repurchase decreases ratably over a period of 28 months commencing on February 25, 2000. Termination for "good reason" would involve changes in Mr. Dove's role with us without his consent. The stock repurchase agreement terminates upon a "change of control" or if Mr. Dove's employment is terminated without cause or for good reason. A "change of control" includes:

  . an acquisition of 50% of more of our outstanding stock by a person other than a person related to DoveBid;

  . a merger or consolidation of DoveBid after which our then-current stockholders own less than a majority of the voting power of the surviving corporation; or

  . a sale of all or substantially all of our assets.

   Kirk Dove. Kirk Dove receives an annual salary of $300,000 and a minimum annual bonus of $200,000. His employment with us is at will. In connection with his employment, Kirk Dove has entered into a stock repurchase agreement with us and The Dove Holdings Corporation. Under the terms of this agreement, in the event of any termination of Mr. Dove's employment by us for cause or by Mr. Dove for other than good reason, DoveBid has a right to repurchase up to 4,230,004 shares of our common stock held by Mr. Dove through The Dove Holdings Corporation on the same terms and conditions as in Ross Dove's stock repurchase agreement with us.

   Jeffrey M. Crowe. In November 1999, Jeffrey Crowe accepted our offer of employment. His employment letter provides that Mr. Crowe is entitled to receive an annual salary of $300,000 with annual target bonuses of up to $100,000. His employment with us is on an at-will basis. In connection with his employment, Mr. Crowe purchased 4,800,000 shares of our common stock at a purchase price of $0.33 per share with a promissory note payable to DoveBid in November 2004. These shares are subject to a right of repurchase that lapses as to one-fourth of these shares in November, 2000, with the repurchase right lapsing ratably monthly over 36 months after that. In addition, pursuant to the terms of his employment letter, in January 2000 Mr. Crowe purchased 500,000 shares of our common stock from The Dove Holdings Corporation at a purchase price of $1.50 per share.

   We have the right to terminate Mr. Crowe's employment upon his disability or for cause. Mr. Crowe has the right to terminate the arrangement for "good reason," essentially consisting of changes in his role with us without his consent. In the event of any termination of Mr. Crowe's employment by us without cause or by Mr. Crowe for good reason, within one year of the date of commencement of his employment with us, all of Mr. Crowe's shares purchased in connection with his employment that would have otherwise vested through the first anniversary of such commencement date and for such additional period as any cash severance is paid to Mr. Crowe after such first anniversary, vest immediately. If such termination occurs on or after the first anniversary of the commencement date of Mr. Crowe's employment with us, Mr. Crowe will be entitled to receive six months of accelerated vesting of any unvested options.

   If termination of Mr. Crowe's employment by us without "cause" or by Mr. Crowe for "good reason" occurs within 60 days prior to or one year following a "change of control" that occurs within one year of the date of commencement of employment with us, Mr. Crowe will be entitled to receive a cash severance payment equal to one year's base salary plus his annual bonus, and two years of accelerated vesting of the shares purchased in connection with his employment. If such termination occurs within 60 days prior to or one year following a change of control that occurs after the first anniversary of such commencement date, Mr. Crowe will be entitled to receive a cash severance payment equal to one year's base salary plus his annual bonus and immediate vesting of all shares purchased in connection with his employment with us. A "change of control" includes:

  . an acquisition of 50% or more of our outstanding stock by a person other than a person related to DoveBid;

  . a merger or consolidation of DoveBid after which our then-current stockholders own less than a majority of the voting power of the surviving corporation;

  . a sale of all or substantially all of our assets; or

  . the replacement of more than a majority of our incumbent directors.

   Cory M. Ravid. In September 1999, Cory Ravid accepted our offer of employment. His employment letter provides that Mr. Ravid is entitled to receive an initial annual salary of $225,000 with annual bonuses of up to 40% of his annual base salary. His employment with us is on an at-will basis. In connection with his employment letter, Mr. Ravid purchased 700,000 shares of our common stock at a purchase price of $0.33 per share with a promissory note payable to DoveBid in November 2004. These shares are subject to a right of repurchase that lapses as to one-fourth of these shares on October 15, 2000, with the repurchase right lapsing ratably monthly over a 36 month period after that. We have similar right to terminate Mr. Ravid's employment and he has the right to terminate his employment with us for "good reason" on terms similar to those of Mr. Crowe's arrangement with us. Similar provisions have also been provided for termination in connection with a change of control.

   Francis M. Juliano. In December 1999 Francis Juliano accepted our offer of employment. His employment letter provides that Mr. Juliano is entitled to receive an annual salary of $200,000 with annual bonuses of up to 30% of his annual base salary. In connection with his employment, Mr. Juliano purchased 600,000 shares of our common stock at a purchase price of $0.77 per share, which he purchased with a promissory note payable to DoveBid in January 2004. In the event of any termination of Mr. Juliano's employment by us without "cause," Mr. Juliano will receive a cash payment of $100,000. In March 2000, Mr. Juliano was granted options to purchase an additional 100,000 shares of our common stock at an exercise price of $2.50 per share.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to DoveBid or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

  . the rights conferred in the bylaws are not exclusive.

   In addition to the indemnification required in our certificate of incorporation and bylaws, before the completion of this offering, we intend to enter into indemnity agreements with our current directors and officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of DoveBid. We have also obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

Sales of Our Common Stock and Preferred Stock

 Common Stock

   In October 1997 The Dove Holdings Corporation, Ross Dove and Kirk Dove (collectively the "Dove Group") entered into an agreement with Koll Management Services, Inc. ("Koll") for the Dove Group's purchase of Koll's membership interests in Dove Brothers, LLC, which was then known as Koll-Dove Global Disposition Services (the "Koll Buyout Agreement"). Under the terms of the Koll Buyout Agreement, Koll also received, in addition to the purchase price paid by the Dove Group, a limited partnership interest in a website known as RealBid equivalent to 50% of any ownership interest in RealBid acquired by any member of the Dove Group on or before September 30, 2000, 25% of the pre-tax income of Dove Brothers, LLC and its subsidiaries for the calendar years 1998, 1999 and 2000, and 25% of the net proceeds of certain capital events of Dove Brothers, LLC occurring on or before September 30, 2000. The Dove Holdings Corporation and Ross Dove and Kirk Dove secured their obligations to Koll through a security interest in their membership interests in Dove Brothers, LLC.

   In June 1999, Dove Brothers, LLC distributed its 66-2/3% interest in National Loan Exchange, Inc. ("NLEX"), a subsidiary of Dove Brothers, LLC, to the members of Dove Brothers, LLC, which at that time were The Dove Holdings Corporation, Ross Dove and Kirk Dove. Thereafter, The Dove Holdings Corporation, Ross Dove and Kirk Dove transferred to Koll a portion of their membership interests in Dove Brothers, LLC and a portion of their shares of the common stock of NLEX, in partial satisfaction of the purchase price under the Koll Buyout Agreement. In addition, Dove Brothers, LLC agreed to assume and pay to Koll the remaining balance of the purchase price under the Koll Buyout Agreement, which was $1.0 million, in one payment due in March 2000, and The Dove Holdings Corporation, Ross Dove and Kirk Dove jointly and severally guaranteed such payment by Dove Brothers, LLC. In exchange, Koll released The Dove Holdings Corporation, Ross Dove and Kirk Dove from further obligations under the Koll Buyout Agreement.

   On June 4, 1999, in connection with the formation of DoveBid, Inc., we issued, in exchange for the contribution of all of the membership interests in Dove Brothers, LLC, a total of 28,212,121 shares of our common stock to the following persons:

                                                                     Shares of
      Buyer                                                         Common Stock
      -----                                                         ------------
      The Dove Holdings Corporation................................  25,688,135
      Ross Dove....................................................     254,417
      Kirk Dove....................................................     254,417
      Koll Management Services, Inc................................   2,015,152

   The Dove Holdings Corporation is beneficially owned by Ross and Kirk Dove. Ross Dove is the chairman of our board of directors and is our chief executive officer. Kirk Dove is one of our directors and is our president of auction services and chief auctioneer.

   In June 1999 we entered into a Stockholders' Agreement, which was amended on October 1999 and in February 2000, with our largest stockholders. Among other things the Stockholders' Agreement imposed limits on the ability of The Dove Holdings Corporation, Ross Dove or Kirk Dove to transfer or encumber shares of our common stock. This agreement expires upon completion of this offering. In January 2000, The Dove Holdings Corporation sold 500,000 shares to Jeffrey Crowe, 333,334 shares to Fremont Ventures, 666,667 shares to David Pottruck, 183,332 shares to Cory Ravid and 400,000 shares to Todd Rulon-Miller, each at a per share price of $1.50.

Preferred Stock

   The share numbers and per share prices are adjusted to reflect the conversion of preferred stock into common stock, which will occur on the effectiveness of this offering.

   Series A preferred stock financing. On June 4, 1999, we sold 12,090,909 shares of our Series A preferred stock for $0.33 per share. Each share of Series A preferred stock currently is convertible into one share of common stock. The buyer of the Series A preferred stock was Fremont Ventures I, L.P. a holder of more than 5% of our stock. W. Blake Winchell, one of our directors is a partner of Fremont Ventures I, L.P.

   In connection with its purchase of our Series A preferred stock on June 14, 1999, Fremont Ventures I, L.P. entered into a Put/Call Agreement with The Dove Holdings Corporation whereby Fremont Ventures granted The Dove Holdings Corporation the right, exercisable from February 15, 2000 to March 1, 2001, to require Fremont Ventures to purchase up to 2,000,000 shares of our common stock owned by The Dove Holdings Corporation at a purchase price of $0.77 per share. In the same agreement The Dove Holdings Corporation granted Fremont Ventures the right, exercisable at any time from February 15, 2000 to March 1, 2001, to require The Dove Holdings Corporation the right to sell to Fremont Ventures up to 2,000,000 shares of our common stock owned by The Dove Holdings Corporation at a purchase price of $2.48 per share. The put/call rights granted under the Put/Call Agreement will terminate upon the completion of this offering. In February 2000 Fremont Ventures elected to purchase the shares under the Put/Call Agreement.

   Series B preferred stock financing. On October 18, 1999, we sold 15,870,129 shares of our Series B preferred stock at a price of $0.77 per share. Each share of Series B preferred stock currently is convertible into one share of common stock. The buyers of the Series B preferred stock included affiliated funds of Mayfield Fund and Fremont Ventures. The Mayfield Fund entities hold more than 5% of our stock and A. Grant Heidrich, III, one of our directors, is a partner of the Mayfield Fund.

   Series C preferred stock financing. Between February 25, 2000 and March 8, 2000, we sold 41,011,242 shares of our Series C preferred stock at a price of $2.67 per share. Each share of Series C preferred stock is convertible into one share of common stock. The buyers of the Series C preferred stock included, among others, entities associated with Softbank, the Texas Pacific Group, the Mayfield Fund and Fremont Ventures, each of which hold more than 5% of our stock.

   Stockholder and Other Agreements. In connection with our preferred stock sales we and our largest stockholders entered into Stockholder Agreements by which Messrs. Winchell, Heidrich, Burnham and Price were appointed to our board. We also granted registration rights to the preferred stock investors. These rights are further described under "Description of Capital Stock-- Registration Rights."

Loans to Executive Officers

   Jeffrey M. Crowe. In November 1999, Jeffrey Crowe purchased 4,800,000 shares of our common stock, with a $1,579,200 secured full recourse promissory note with an annual interest rate equal to 5.92% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Crowe ceases to be an employee or consultant of ours.

   Cory M. Ravid. In November 1999, Cory Ravid's purchased 700,000 shares of our common stock, with a $230,300 secured full recourse promissory note with an annual interest rate equal to 5.92% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Ravid ceases to be an employee or consultant of ours.

   Steven S. Pollock. In January 2000, Steven Pollock purchased 700,000 shares of our common stock, with a $230,300 secured full recourse promissory note with an annual interest rate equal to 6.04% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Pollock ceases to be an employee or consultant of ours.

   Francis Juliano. In January 2000, Francis Juliano purchased 600,000 shares of our common stock, with a $461,400 secured full recourse promissory note with an annual interest rate equal to 6.04% compounded monthly. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event Mr. Juliano ceases to be an employee or consultant of ours.

   James Hume. In January 2000, James Hume purchased 700,000 shares of our common stock, with a $538,300 secured full recourse promissory note with an annual interest rate equal to 6.04% compounded monthly. The note also provides that we may also accelerate payment of the amounts outstanding under the loan in the event Mr. Hume ceases to be an employee or consultant of ours.

   Anthony Capobianco. In February 2000, Anthony Capobianco purchased 150,000 shares of our common stock, with a $115,350 secured full recourse promissory note with an annual interest rate equal to 6.37% compounded monthly. In March 2000 Mr. Capobianco purchased an additional 50,000 shares of our common stock, with a $124,950 secured full recourse promissory note with an annual interest rate equal to 6.60% compounded monthly. Both notes also provide that we may accelerate payment of amounts outstanding under the loans in the event Mr. Capobianco ceases to be an employee or consultant of ours.

   Dennis Polk. In February 2000, Dennis Polk purchased 200,000 shares of our common stock, with a $299,800 secured full recourse promissory note with an annual interest rate equal to 6.37% compounded monthly. In March 2000 Mr. Polk purchased an additional 90,000 shares of our common stock, with a $224,910 secured recourse promissory note with an annual interest rate equal to 6.60% compounded monthly. Both notes also provide that we may accelerate payment of amounts outstanding under the loan in the event Mr. Polk ceases to be an employee or consultant of ours.

Real Property Lease

   We lease our headquarters office space at 1241 E. Hillsdale Boulevard in Foster City, California from a corporation in which some of our directors and officers have an interest. The lessor under the lease is Dove Holdings, Inc., the shareholders of which are Ross Dove and Kirk Dove. The lease commenced on December 1, 1997 and expires on November 30, 2000. The annual rent under the lease is $295,963 and is adjusted based on increases in the Consumer Price Index for the San Francisco-Oakland-San Jose metropolitan area.

Other Transactions

   For a description of our employment agreements with Ross and Kirk Dove, Mr. Crowe, Mr. Ravid and Mr. Juliano, please see "Management-Employment Contracts and Change of Control Arrangements."

Stock Option Grants to Certain Directors

   In December 1999, we granted to each of David S. Pottruck and Todd Rulon-Miller options to purchase 200,000 shares of our common stock at an exercise price $0.77 per share. These options were granted under our 1999 Stock Plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 8, 2000 and as adjusted to reflect the sale of the common stock in this offering by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  .  each of our directors;

  .  each executive officer listed in the Summary Compensation Table; and

  .  all executive officers and directors as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 8, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   The number of shares of common stock outstanding after this offering
includes                 shares of common stock being offered and does not
include the shares which are subject to the underwriters' over-allotment option. The percentage of common stock outstanding as of March 8, 2000 is based
on                 shares of common stock outstanding on that date, giving
effect to the automatic conversion into common stock on completion of this offering of all outstanding preferred stock and of $9.6 million of convertible subordinated promissory notes issued in connection with recent acquisitions
(based on a conversion rate of $     per share, the midpoint of the price range
set forth on the cover page of the prospectus). Unless otherwise indicated, the address of each of the individuals and entities named below is c/o DoveBid, Inc. 1241 E. Hillsdale Boulevard, Foster City, California 94404.

                                                  Percentage of Outstanding
                                                  Shares Beneficially Owned
                                                ------------------------------
                              Number of Shares
Name of Beneficial Owner     Beneficially Owned Before Offering After Offering
------------------------     ------------------ --------------- --------------
The Dove Holdings
 Corporation(1).............     19,754,802
Kirk Dove(2)................     20,009,219
Ross Dove(2)................     20,009,219
Fremont Ventures I,
 L.P(3).....................     21,217,597
 50 Fremont Street
 San Francisco, California,
  94105
Entities affiliated with
 Mayfield(4)................     15,221,450
 2800 Sand Hill Road, Suite
  250
 Menlo Park, California
  94025
Entities affiliated with
 SOFTBANK Corp.(5)..........     14,981,274
 24-1, Nihonbashi-
  Hakozakicho
 Chuo-ku, Tokyo 103-8501,
  JAPAN
TPG Advisors III, Inc.......      6,501,630
 201 Main Street, Suite 2420
 Fort Worth, TX 76102(6)
Entities affiliated with
 T/3/ Advisors, Inc. .......      2,861,666
 201 Main Street, Suite 2420
 Fort Worth, TX 76102(7)
Jeffrey M. Crowe............      5,189,000
William Burnham(5)..........     14,981,274
A. Grant Heidrich, III(4)...     21,217,597
David S. Pottruck...........        866,667
William Price(8)............      9,363,296
Todd Rulon-Miller...........        600,000
W. Blake Winchell(3)........     15,221,450
All 15 directors and
 executive officers as a
 group (9)..................     91,226,252

--------
 1 Ross Dove and Kirk Dove are the sole natural persons who exercise voting and/or dispositive powers for the shares held by The Dove Holdings Corporation.
 2 Includes 19,754,802 shares of common stock owned by The Dove Holdings Corporation, which is owned equally by Ross Dove and Kirk Dove.
 3 Represents 21,217,597 shares held by Fremont Ventures I, L.P., which includes 2,000,000 shares that Fremont Ventures I, L.P. has elected to purchase from The Dove Holdings Corporation pursuant to the terms of the Second Amended and Restated Put/Call Agreement, dated as of February 25, 2000 between Fremont Ventures I, L.P. and The Dove Holdings Corporation. FV, L.P. is the general partner of Fremont Ventures I, L.P. Fremont Resources, Inc. ("FRI") is the general partner and Fremont Sequoia Holdings, L.P., an affiliate of FRI, W. Blake Winchell and M. Hannah Sullivan are the limited partners of FV, L.P. The directors of Fremont Resources, Inc. are Alan M. Dachs, Jon S. Higgins, Richard S. Kopf, S. D. Bechtel, Jr., H. J. Haynes, C. W. Hull and Robert Jaunich II. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares with are, or may be deemed to be beneficially owned by Fremont Ventures, L.P., but disclaim such beneficial ownership.
 4 Represents 13,264,327 shares held by Mayfield X, L.P., 1,505,479 shares held by Mayfield Principals' Fund, L.L.C., and 451,644 shares held by Mayfield Associates Fund V, L.P. Mayfield X Management L.L.C. is the general partner of Mayfield X, L.P. and Mayfield Associates Fund V, L.P. and the managing member of Mayfield Principals' Fund L.L.C. The managing directors of Mayfield X Management L.L.C. are A. Grant Heidrich, III, Michael Levinthal, William D. Unger, William G. Van Auken, III, Kevin A. Fong, Yogen Dalal, Russell C. Hirsh, Warde S. Hutton, George A. Palor, Todd
    A. Brooks, Robert T. Vasan and David J. Ladd. All of the individuals listed above may be deemed to have shared voting and dispositive power over the shares which are, or may be deemed to be beneficially owned by Mayfield X, L.P., Mayfield Associates Fund V, L.P. and Mayfield Principals' Fund, L/L/C., but disclaim such beneficial ownership.
 5 Includes 14,767,042 shares held by SOFTBANK Capital Partners LP and 214,232 shares held by SOFTBANK Capital Advisors Fund LP. SOFTBANK Capital Partners LLC is the sole general partner of both SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP. As a result, securities beneficially owned by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP may be deemed beneficially owned by SOFTBANK Capital Partners LLC. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SOFTBANK Capital Partners Investment Inc. and by any of Mr. Ronald D. Fisher, Mr. Charles R. Lax or Mr. William L. Burnham, all of whom are members of SOFTBANK Capital Partners LLC. As a result, securities beneficially owned by SOFTBANK Capital Partners LLC may be deemed beneficially owned by SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax and Mr. Burnham. SOFTBANK Capital Partners Investment Inc. is a wholly-owned subsidiary of SOFTBANK Holdings Inc. Accordingly, securities owned by SOFTBANK Capital Partners Investment Inc. may be deemed beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corp. Mr. Masayoshi Son, President and Chief Executive Officer of SOFTBANK Corp., owns an approximately 38.27% interest in SOFTBANK Corp. Accordingly, securities owned by SOFTBANK Holdings Inc. may be deemed beneficially owned by SOFTBANK Corp. and Mr. Son. SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC, SOFTBANK Capital Partners Investment Inc., Mr. Fisher, Mr. Lax, Mr. Burnham, SOFTBANK Holdings Inc., SOFTBANK Corp. and Mr. Son disclaim beneficial ownership of shares owned directly by SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, respectively, except to the extent of their respective pecuniary interests, if any, therein.
 6 TPG Advisors III, Inc. indirectly controls each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P., and TPG Dutch Parallel III, C.V., which directly own the aggregate number of shares listed above.
 7 T/3/ Advisors, Inc. indirectly controls each of T/3/ Partners, L.P., T/3/ Parallel, L.P., T/3/ Investors, L.P., and T/3/ Dutch Parallel, C.V., which directly own the aggregate number of shares listed above.
 8 Includes shares listed above as beneficially owned by TPG Advisors III, Inc. and T/3/ Advisors, Inc., each of which may be deemed an affiliate of Mr. Price.
 9 Includes 50,000 shares of common stock issuable under options held by directors and executive officers that are presently exercisable within 60 days of March 8, 2000. Also includes 15,649,612 outstanding shares that are subject to repurchase rights that lapse over time.

                          DESCRIPTION OF CAPITAL STOCK

   Immediately following the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 77,000,000 shares of preferred stock, $0.001 par value per share. As of March 8, 2000, giving effect to the automatic conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 109,343,643 shares of common stock held of record by approximately
100 stockholders. An additional       shares of common stock will be issued on
the closing of this offering to the holders of convertible subordinated promissory notes that convert into common stock upon closing of this offering.

   Following the closing of this offering, we intend to amend and restate our certificate of incorporation. Our amended and restated certificate of incorporation, as we propose to file it, and bylaws, described below, are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

   Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of DoveBid, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock.

Preferred Stock

   Upon the closing of this offering, each outstanding share of preferred stock will be converted into shares of common stock.

   Following the offering, we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of DoveBid and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   In connection with its purchase of shares of our Series C preferred stock, we issued to Yahoo! a warrant exercisable to purchase a total of 1,405,000 shares of our Series C preferred stock at an exercise price, subject to certain adjustments, of $2.67 per share. Following the closing of this offering, the warrants will automatically become exercisable for the same number of shares of common stock at the same exercise price per share. Yahoo! may exercise such warrant by means of either a cash payment in an amount equal to the exercise price or a net issue exercise whereby Yahoo! would receive shares equal to the value of the warrant, as calculated pursuant to the terms set forth therein. The warrant expires upon the earlier to occur of March 8, 2004 or the termination of our advertising and promotion agreement with Yahoo! upon the occurrence of certain events.

Registration Rights

   As a result of investors' rights agreements entered into in connection with the sales of our preferred stock, the holders of approximately 70,309,145 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as described below.

   Demand Registration Rights. At any time beginning six months after the completion of this offering, the holders of at least 20% of the shares of common stock issued upon conversion of our preferred stock can request that we register all or a portion of our shares. We will only be required to file two registration statements in response to their demand registration rights. We may postpone the filing of a registration statement for up to 120 days once in a 12 month period if we determine that the filing would be seriously detrimental to us or our stockholders.

   Piggyback Registration Rights. If we register any securities for public sale, the holders of the shares of common stock issued upon conversion of our preferred stock will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders to 30% of the total shares covered by the registration statement due to marketing reasons.

   Form S-3 Registration Rights. The holders of the shares of common stock issued upon conversion of our preferred stock can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares offered to the public is at least $1.0 million. The holders may only require us to file two registration statements on Form S-3 per calendar year.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

   The registration rights described above will expire with respect to a particular stockholder if at such date he, she or it can sell all of its shares in a three-month period under Rule 144 of the Securities Act of 1933 (the "Securities Act"). In any event, the registration rights described above will expire five years after this offering is completed.

   All holders of these registration rights have signed agreements with the underwriters prohibiting the exercise of these registration rights for 180 days following the date of this prospectus.

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

 Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," meaning a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

 Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws provide that:

  . following the completion of this offering, no action shall be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and that stockholders may not act by written consent;

  . following the completion of this offering, the approval of two-thirds of the stockholders shall be required to adopt, amend or repeal our bylaws;

  . stockholders may not call special meetings of the stockholders or fill vacancies on the board;

  . upon the completion of this offering , our board of directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms; and

  . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

   These provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services LLC.

Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the trading symbol "DOVE."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock, including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   All of the shares of common stock being sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by our "affiliates," as defined in Rule 144 under the Securities Act, which may generally only be sold in compliance with the limitations of Rule 144, described below. The remaining 109,343,643 shares were issued and sold by us in private transactions and are deemed restricted securities under Rule 144. These shares may be sold in the public market only if registered under the Securities Act or if exempt from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below. All of these remaining shares will be available for sale under Rules 144 and 701 upon the expiration of agreements between our stockholders and the underwriters at varying dates beginning 180 days after the date of this prospectus. Of these shares, approximately 47,553,828 will then be eligible for immediate resale, although approximately 44,541,839 of these shares will be subject to the volume limitations of Rule 144. The remaining shares will become eligible for resale beginning after 180 days from the date of this prospectus at various times as repurchase restrictions and Rule 144 holding periods lapse. In addition, the shares (based on a conversion rate of $ , the midpoint of the price range set forth on the cover page of this prospectus) of common stock that will be issued upon the automatic conversion of $9.6 million of convertible subordinated notes issued in connection with acquisitions completed between December 1999 and March 3, 2000 will become eligible for resale between December 2000 and March 3, 2001 pursuant to Rule 144.

   Lock-Up Agreements. All of our officers and directors and all of our stockholders have signed lock-up agreements under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted shares of our common stock for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately        shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchased his or her shares from us under a written compensatory stock purchase plan or option plan or other written agreement may be eligible to sell their shares beginning 90 days after the date of this prospectus, subject to the manner of sale provisions of Rule 144. Affiliates who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to sell their shares beginning 90 days after the date of this prospectus under Rule 701 without compliance with the Rule 144 holding period requirements. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

   Registration Rights. On the date 180 days after the date of this prospectus, the holders of 70,309,145 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

   Stock Options. Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. As of March 8, 2000, options to purchase 4,222,000 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements described above, at least 298,500 shares of common stock will be subject to vested options, based on the number of options outstanding as of March 8, 2000. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock up agreements expire.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated         , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective number of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Thomas Weisel Partners LLC.........................................
   U.S. Bancorp Piper Jaffray Inc.....................................
     Total............................................................
                                                                         =====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to        additional shares from us at the initial public
offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
and Commissions
paid by us..............       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

   Our officers, directors, stockholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to         shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "DOVE."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  .  the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in overallotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Overallotment involves syndicate sales in excess of this offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

  . In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 135 filed public offerings of equity securities, of which 101 have been completed, and has acted as a syndicate member in an additional 73 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus for DoveBid. Davis Polk & Wardwell, Menlo Park, California, will pass upon certain legal matters in connection with this offering for the underwriters. As of the date of this prospectus F&W Investments 1999, an investment partnership comprised of partners of Fenwick & West LLP, holds 187,266 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of DoveBid, Inc., and subsidiary at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The statements of operations and cash flows of B&B Custom Circuit Supplies, Inc. for each of the three years in the period ended June 30, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The statements of operations and cash flows of Unidyne International Inc. for the years ended December 31, 1997 and 1998 and for the period January 1, 1999 through December 30, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The combined financial statements of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated at December 31, 1998 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Greenwich Industrial Services, LLC at December 31, 1998 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Haltek Electronics dba Test Lab at June 30 1999 and December 31, 1999, and for the year ended June 30, 1999 and for the six months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Philip Pollack & Co., Inc. at February 28, 1998, February 28, 1999 and December 31, 1999, and for each of the two years in the period ended February 28, 1999 and for the ten months ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to DoveBid, Inc. and the common stock we are offering, reference is made to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public room and the web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Information
  Overview..............................................................   F-2
  Unaudited Pro Forma Consolidated Balance Sheet........................   F-4
  Unaudited Pro Forma Consolidated Statement of Operations .............   F-5
  Notes to Unaudited Pro Forma Consolidated Financial Information.......   F-6
DoveBid, Inc. Consolidated Financial Statements
  Report of Independent Auditors........................................   F-7
  Consolidated Balance Sheets...........................................   F-8
  Consolidated Statements of Operations.................................   F-9
  Consolidated Statements of Changes in Convertible Preferred Stock and
   Changes in Shareholders' Equity (Deficit)............................  F-10
  Consolidated Statements of Cash Flows.................................  F-11
  Notes to Consolidated Financial Statements............................  F-12
B&B Custom Circuit Supplies, Inc. Financial Statements
  Report of Independent Auditors........................................  F-27
  Statements of Operations..............................................  F-28
  Statements of Cash Flows..............................................  F-29
  Notes to Financial Statements.........................................  F-30
Unidyne International, Inc. Financial Statements
  Report of Independent Auditors........................................  F-31
  Statements of Operations..............................................  F-32
  Statements of Cash Flows..............................................  F-33
  Notes to Financial Statements.........................................  F-34
AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated
 Combined Financial Statements
  Report of Independent Auditors........................................  F-35
  Combined Balance Sheets...............................................  F-36
  Combined Statements of Income and Retained Earnings...................  F-37
  Combined Statements of Cash Flows.....................................  F-38
  Notes to Combined Financial Statements................................  F-39
Greenwich Industrial Services, LLC Financial Statements
  Report of Independent Auditors........................................  F-42
  Balance Sheets........................................................  F-43
  Statements of Operations and Members' Equity..........................  F-44
  Statements of Cash Flows..............................................  F-45
  Notes to Financial Statements.........................................  F-46
Haltek Electronics dba Test Lab Financial Statements
  Report of Independent Auditors........................................  F-50
  Balance Sheets........................................................  F-51
  Statements of Operations..............................................  F-52
  Statements of Shareholders' Equity....................................  F-53
  Statements of Cash Flows..............................................  F-54
  Notes to Financial Statements.........................................  F-55
Philip Pollack & Co. Inc. Financial Statements
  Report of Independent Auditors........................................  F-58
  Balance Sheets........................................................  F-59
  Statements of Income and Retained Earnings............................  F-60
  Statements of Cash Flows..............................................  F-61
  Notes to Financial Statements.........................................  F-62

                                 DOVEBID, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    Overview

   The following unaudited pro forma financial information has been prepared to give effect to the business acquisitions and stock acquisitions described below. These transactions were accounted for using the purchase method of accounting.

   The unaudited pro forma consolidated balance sheet presents the Company's consolidated balance sheet as of December 31, 1999 which reflects the acquisition of B&B Custom Circuit Supplies, Inc. and Unidyne International, Inc. because such transactions occurred on December 30, 1999. The unaudited pro forma consolidated balance sheet also gives effect to the acquisitions of AccuVal Accociates, Incorporated and LiquiTec Industries, Incorporated, Greenwich Industrial Services, LLC, Haltek Electronics dba Test Lab, and Philip Pollack & Co. as if such acquisitions occurred on December 31, 1999 (intangibles and goodwill in these pro forma financial statements are based on amounts as of December 31, 1999 which will differ from amounts calculated as of the actual acquisition date).

   The unaudited pro forma consolidated balance sheet also gives effect to the sale of the Series C convertible preferred stock as if such sale occurred on December 31, 1999.

   The unaudited pro forma consolidated statement of operations presents the Company's consolidated statement of operations for the year ended December 31, 1999 giving effect to the acquisitions described above as if such acquisitions had occurred on January 1, 1999. The Company's statement of operations for the year ended December 31, 1999 is combined with the results of operations of the acquired companies for the same reporting period for all acquisitions except B&B Custom Circuit Supplies, Inc. The statement of operations for B&B Custom Circuit Supplies, Inc. reflects the twelve months ended June 30, 1999 because it was impractical to adjust its operations to the year ended December 31, 1999.

   On December 30, 1999, the Company acquired certain assets, primarily inventory, of two San Jose, California based printed circuit board equipment dealers, B&B Custom Circuit Supplies, Inc. ("B&B") and Unidyne International, Inc. (Unidyne), for $3.25 million each. The consideration paid in each transaction consisted of $1.75 million in cash, $500,000 in retained obligation (as a reserve for seller warranties) and $1.0 million in convertible subordinated promissory notes. In connection with each of these acquisitions, the Company recorded approximately $2.0 million of goodwill and other intangible assets. For the year ended December 31, 1999, B&B and Unidyne recorded revenues of $1.9 million and $1.3 million, respectively.

   On February 29, 2000, the Company acquired all of the outstanding stock of a Branford, Connecticut based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC ("Greenwich"), for $6.25 million. The consideration paid consisted of $3.25 million in cash, $2.0 million of convertible subordinated promissory notes, and a $1.0 million cash earn-out. In connection with this acquisition, the Company recorded approximately $4.2 million of goodwill and other intangible assets. For the year ended December 31, 1999, Greenwich recorded revenues of $7.8 million.

   On March 3, 2000, the Company acquired all of the outstanding stock of two affiliated Mequon, Wisconsin based companies, an appraiser, AccuVal Associates, Inc. ("AccuVal"), and an auctioneer, Liquitec Industries, Incorporated (Liquitec), for a total of $5.5 million. The consideration paid consisted of $1.65 million in cash, $2.85 million in convertible subordinated promissory notes and $1.0 million in subordinated promissory notes. The subordinated promissory notes have principal payments of $500,000 due March 3, 2001 and payments of $500,000 plus all accrued interest due March 3, 2002. In connection with the acquisition, the Company recorded approximately $5.1 million of goodwill and other intangible assets. For the year ended December 31, 1999, AccuVal and Liquitec recorded revenues of $3.7 million.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Philip Pollack & Company, Inc. ("Pollack"), for $4.3 million. The consideration paid consisted of $1.1 million in cash, $442,000 in deferred cash (as a reserve for seller warranties) and $2.75 million in convertible subordinated promissory notes. In connection with the acquisition, the Company recorded approximately $3.9 million of goodwill and other intangible assets. For the ten months ended December 31, 1999, Pollack recorded revenues of $1.7 million.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Mountain View, California based electric test and measurement dealer, Haltek Electronics dba Test Lab Company ("Test Lab"), for $6.75 million in cash and $250,000 in deferred cash (as a reserve for seller warranties). In connection with the acquisition, the Company recorded approximately $3.9 million of goodwill and other intangible assets. For the year ended December 31, 1999, Test Lab recorded revenues of $7.4 million.

   Each of the transactions described above has been accounted for as a purchase. The convertible subordinated promissory notes issued in these transactions convert into Company common stock automatically upon consummation of an initial public offering at a conversion rate equal to the mid-point of the offering range set forth on the final registration statement.

   The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

   The audited historical financial statements of the Company, B&B, Unidyne, AccuVal, Greenwich, Test Lab, and Pollack are included elsewhere in this Prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                          DOVEBID, INC. AND SUBSIDIARY

                       UNAUDITED PRO FORMA BALANCE SHEET
                               December 31, 1999
                                 (in thousands)

                                                     Test           Pro Forma        Pro
                         DoveBid  AccuVal Greenwich  Lab   Pollack Adjustments      Forma
                         -------  ------- --------- ------ ------- -----------     --------
Assets
Current assets:
 Cash and cash
  equivalents........... $ 6,969  $  667   $  768   $  449  $ 19    $(12,750) (A)  $ 95,622
                                                                      99,500  (B)
 Cash in trust..........   2,563      --       46       --    --          --          2,609
 Accounts receivable,
  net...................   1,110     373      307    1,427   169          --          3,386
 Inventory..............   2,584      --      139    2,752    --      10,000  (B)    15,475
 Prepaid expenses and
  other current
  assets................     294      25       44        8   164          --            535
                         -------  ------   ------   ------  ----    --------       --------
   Total current
    assets..............  13,520   1,065    1,304    4,636   352      96,750        117,627
Property and Equipment,
 net....................     829     566      401      196    52          --          2,044
Intangible assets
 including goodwill,
 net....................   4,039      --       --       --    --      16,378  (A)    20,417
Other assets............     544      --       --       52   563          --          1,159
                         -------  ------   ------   ------  ----    --------       --------
   Total assets......... $18,932  $1,631   $1,705   $4,884  $967    $113,128       $141,247
                         =======  ======   ======   ======  ====    ========       ========
Liabilities and
 stockholders' equity
 (deficit)
Current liabilities:
 Accounts payable and
  accrued expenses...... $ 2,529  $  346   $  157   $1,143  $477    $     --       $  4,652
 Trust account
  liability.............   2,509      --       --       --    --          --          2,509
 Current portion of
  note payable..........     111      --       11      354   224          --            700
 Note payable to
  stockholder...........   1,000      --       --       --    --          --          1,000
                         -------  ------   ------   ------  ----    --------       --------
   Total current
    liabilities.........   6,149     346      168    1,497   701          --          8,861
Long-term liabilities:
 Retention obligation...   1,000      --       --       --    --         692  (A)     1,692
 Notes payable, net of
  current portion.......     109      --      195      517    99       1,000  (A)     1,920
 Convertible
  subordinated notes....   2,000      --       --       --    --       7,600  (A)     9,600
                         -------  ------   ------   ------  ----    --------       --------
   Total long-term
    liabilities.........   3,109      --      195      517    99       9,292         13,212
                         -------  ------   ------   ------  ----    --------       --------
   Total liabilities....   9,258     346      363    2,014   800       9,292         22,073
Convertible preferred
 stock subject to
 redemption:
 Series A...............   4,035      --       --       --    --          --          4,035
 Series B...............  12,797      --       --       --    --          --         12,797
 Series C...............      --      --       --       --    --     109,500  (B)   109,500
                         -------  ------   ------   ------  ----    --------       --------
   Total convertible
    preferred stock
    subject to
    redemption..........  16,832      --       --       --    --     109,500        126,332
Stockholders' equity
 (deficit)
 Common stock...........      34      20    1,342       40     1      (1,403)            34
 Additional paid in
  capital...............   2,966      --       --       --    --          --          2,966
 Deferred stock
  compensation..........  (2,378)     --       --       --    --          --         (2,378)
 Notes receivable from
  stockholders..........  (1,856)     --       --       --    --          --         (1,856)
 Accumulated earnings
  (deficit).............  (5,924)  1,265       --    2,830   166      (4,261)        (5,924)
                         -------  ------   ------   ------  ----    --------       --------
   Total stockholders'
    equity (deficit)....  (7,158)  1,285    1,342    2,870   167     (5,664) (A)     (7,158)
                         -------  ------   ------   ------  ----    --------       --------
   Total liabilities and
    stockholders' equity
    (deficit)........... $18,932  $1,631   $1,705   $4,884  $967    $113,128       $141,247
                         =======  ======   ======   ======  ====    ========       ========

                 See notes to consolidated financial statements

                                 DOVEBID, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         Year Ended December 31, 1999
               (in thousands, except share and per share amount)

                                                                                            Pro Forma
                           DoveBid     B&B    Unidyne Accu Val Greenwich Test Lab Pollack  Adjustments      Pro Forma
                         -----------  ------  ------- -------- --------- -------- -------  -----------    --------------
Revenues...............  $    12,404  $1,920  $1,275   $3,668   $7,833    $7,400  $1,729     $    --      $       36,229
Operating expenses:
  Direct auction
   costs...............        5,788     654     533      590    5,876     4,920     563          --              18,924
  Sales and marketing..        2,271      --      --       --       --       102      --          --               2,373
  General and
   administrative......        8,196   1,209     653    2,169    1,187     1,572   1,286          --              16,272
  Depreciation and
   amortization........          138      36      --      203       25        20      13       2,429 (1)           2,864
  Amortization of
   deferred stock
   compensation........           51      --      --       --       --        --      --          --                  51
                         -----------  ------  ------   ------   ------    ------  ------     -------      --------------
   Total operating
    expenses...........       16,444   1,899   1,186    2,962    7,088     6,614   1,862       2,429              40,484
                         -----------  ------  ------   ------   ------    ------  ------     -------      --------------
Income (loss) from
 operations............       (4,040)     21      89      706      745       786    (133)     (2,429)             (4,255)
Interest and other
 income, net...........          229      (6)     --       17       89        99      18          --                 446
Interest expense.......          (61)     --      --       --      (44)      (89)    (21)       (681) (2)           (896)
                         -----------  ------  ------   ------   ------    ------  ------     -------      --------------
Net income (loss)
 before income taxes...       (3,872)     15      89      723      790       796    (136)     (3,110)             (4,705)
Income tax provison....           --      --      --       --       --      (318)     41         277  (3)             --
                         -----------  ------  ------   ------   ------    ------  ------     -------      --------------
                              (3,872)     15      89      723      790       478     (95)     (2,833)             (4,705)
Preferred stock
 accretion.............         (369)     --      --       --       --        --      --          --                (369)
                         -----------  ------  ------   ------   ------    ------  ------     -------      --------------
Net income (loss)
 attributable to common
 stockholders..........  $    (4,241) $   15  $   89   $  723   $  790    $  478  $  (95)    $(2,833)     $       (5,074)
                         ===========  ======  ======   ======   ======    ======  ======     =======      ==============
Historical basic and
 diluted net loss per
 share applicable to
 common stockholders...  $     (0.15)                                                                     $        (0.18)
                         ===========                                                                      ==============
Weighted average common
 shares used in the
 calculation of
 historical basic and
 diluted net loss per
 share applicable to
 common stockholders...   28,402,639                                                                      28,402,639 (4)
                         ===========                                                                      ==============

                       See notes to financial statements

                                 DOVEBID, INC.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

   Pro forma adjustments giving effect to the acquisitions of AccuVal, Greenwich, Test Lab, and Pollack in the unaudited pro forma consolidated balance sheet at December 31, 1999, reflect the following:

   (A) Reflects the acquisitions of AccuVal, Greenwich, Test Lab and Pollack at December 31, 1999 in aggregate, as follows (in thousands):

  Consideration paid:
    Cash............................................................... $12,750
    Retention..........................................................     692
    Convertible subordinated notes issued..............................   7,600
    Promissory notes issued............................................   1,000
                                                                        -------
                                                                        $22,042
                                                                        =======

  Allocation of purchase price:
    Consideration paid..........................................        $22,042
    Net assets at predecessor
     Basis carried over are:
      Assets.................................................... $9,187
      Liabilities...............................................  3,523  (5,664)
                                                                 ------ -------
  Excess assumed to be allocated to intangibles and goodwill....        $16,378
                                                                        =======

   (Pro forma intangibles and goodwill are based on amounts which were calculated as of December 31, 1999 which will differ from amounts calculated as of the actual acquisition date.)

   (B) Reflects the sale of Series C convertible preferred stock as if such sale occurred on December 31, 1999. The company sold 41,011,242 shares at $2.67 per share and received cash proceeds of $99,500,000 and inventory valued at $10,000,000 in February and March 2000.

   Pro forma adjustments giving effect to the acquisitions of B&B, Unidyne, AccuVal, Greenwich, Test Lab, and Pollack in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999, reflect the following:

  (1) Amortization of goodwill and other intangible assets for B&B ($252,000), Unidyne ($252,000), AccuVal ($517,000), Greenwich
      ($453,000), Test Lab ($478,000), and Pollack ($477,000) acquisitions totaling $2,429,000. Goodwill is being amortized over twelve years and intangible assets are being amortized over four years.

  (2) Increase in interest expense related to interest payable on convertible subordinated notes issued totaling $9,600,000 and promissory notes totaling $1,000,000 at annual rates from 5.74% to 7.0%; issued in connection with the acquisitions of B&B ($1,000,000), Unidyne ($1,000,000), AccuVal ($3,850,000, which includes promissory notes of $1,000,000), Greenwich ($2,000,000) and Pollack ($2,750,000).

  (3) Reduction in tax expense is a result of the net operating loss carryforwards of the Company.

  (4) The cash portion of the purchase price consideration relating to the acquisitions of B&B, Unidyne, AccuVal, Greenwich, Test Lab and Pollack is assumed to be derived from the sale of Series A and B convertible preferred stock as of the beginning of the period presented. As the shares relating to these offerings are antidilutive at December 31, 1999, such shares are not included in the calculation of pro forma basic and diluted net loss per share applicable to common stockholders.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DoveBid, Inc.

   We have audited the accompanying consolidated balance sheets of DoveBid, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in convertible preferred stock and changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DoveBid, Inc. and subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ ERNST & YOUNG LLP
January 28, 2000 except as to Note 11,
as to which the date is March 8, 2000
San Francisco, California

                          DOVEBID, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                   Proforma
                                                               Liabilities and
                                                                Stockholders'
                                              December 31,     equity (deficit)
                                             ----------------  at December 31,
                                              1998     1999          1999
                                             -------  -------  ----------------
                                                                  (unaudited)
Assets
Current assets:
  Cash and cash equivalents................. $   229  $ 6,969
  Cash in trust.............................   3,514    2,563
  Accounts receivable, less allowance of $26
   in 1998 and $43 in 1999..................     285    1,110
  Inventory.................................      --    2,584
  Prepaid expenses..........................     116      294
                                             -------  -------
    Total current assets....................   4,144   13,520
                                             -------  -------
Property and equipment, net.................     169      829
Intangible assets including goodwill, net...      --    4,039
Other assets................................      38      544
                                             -------  -------
    Total assets............................ $ 4,351  $18,932
                                             =======  =======
Liabilities and stockholders' equity
 (deficit)
Current liabilities:
  Accounts payable and accrued expenses..... $ 1,666  $ 2,529      $ 2,529
  Trust account liability...................   3,506    2,509        2,509
  Advances from affiliate...................     268       --           --
  Current portion of note payable...........     111      111          111
  Note payable to shareholder...............      --    1,000        1,000
                                             -------  -------      -------
    Total current liabilities...............   5,551    6,149        6,149
Long-term liabilities:
  Retention obligation......................      --    1,000        1,000
  Note payable, net of current portion......     235      109          109
  Convertible subordinated notes............      --    2,000           --
                                             -------  -------      -------
    Total long-term liabilities.............     235    3,109        1,109
                                             -------  -------      -------
    Total liabilities.......................   5,786    9,258        7,258
Convertible preferred stock subject to
 redemption:
  Series A, no par value 12,500,000 shares
   authorized, 12,480,468 issued and
   outstanding, aggregate liquidation
   preference of $4,118,554 as of December
   31, 1999.................................      --    4,035           --
  Series B, no par value 17,500,000 shares
   authorized, 16,817,434 issued and
   outstanding, aggregate liquidation
   preference of $12,949,424 as of December
   31, 1999.................................      --   12,797           --
                                             -------  -------      -------
    Total convertible preferred stock
     subject to redemption..................      --   16,832           --
Stockholders' equity (deficit):
  Members' equity (deficit).................  (1,435)      --           --
  Common stock, par value $0.001, 70,000,000
   shares authorized, 33,877,705 issued and
   outstanding at December 31, 1999;
   63,607,359 proforma shares outstanding...      --       34           66
  Additional paid-in capital................      --    2,966       21,766
  Deferred stock compensation...............      --   (2,378)      (2,378)
  Notes receivable from stockholders........      --   (1,856)      (1,856)
  Accumulated deficit.......................      --   (5,924)      (5,924)
                                             -------  -------      -------
    Total stockholders' equity (deficit)....  (1,435)  (7,158)      11,674
                                             -------  -------      -------
    Total liabilities and stockholders'
     equity (deficit)....................... $ 4,351  $18,932      $18,932
                                             =======  =======      =======

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except share and per share amounts)

                                             Years ended December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Revenues............................... $    13,679  $    10,801  $    12,404
Operating expenses:
  Direct auction costs.................       7,004        5,679        5,788
  Sales and marketing..................       1,195        1,079        2,271
  General and administrative...........       5,321        4,787        8,196
  Depreciation and amortization........         204          188          138
  Amortization of deferred stock
   compensation........................          --           --           51
  Impairment of goodwill...............       9,751           --           --
                                        -----------  -----------  -----------
    Total operating expenses...........      23,475       11,733       16,444
                                        -----------  -----------  -----------
Loss from operations...................      (9,796)        (932)      (4,040)
Interest and other income, net.........          86          121          229
Interest expense.......................         (48)         (56)         (61)
                                        -----------  -----------  -----------
Net loss...............................      (9,758)        (867)      (3,872)
Preferred stock accretion..............          --           --         (369)
                                        -----------  -----------  -----------
Net loss attributable to common
 stockholders.......................... $    (9,758) $      (867) $    (4,241)
                                        ===========  ===========  ===========
Basic and diluted net loss per common
 share (Note 2) ....................... $     (0.34) $     (0.03) $     (0.15)
                                        ===========  ===========  ===========
Weighted average common shares used in
 net loss per common share calculation
 (Note 2) .............................  28,987,596   28,617,578   28,402,639
                                        ===========  ===========  ===========
Pro forma basic and diluted net loss
 per share
 (unaudited, Note 2)...................                           $     (0.11)
                                                                  ===========
Weighted average common shares used in
 computing pro forma basic and diluted
 net loss per share (unaudited, Note
 2)....................................                            38,761,430
                                                                  ===========


                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
                   CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (amounts in thousands)

                    Convertible                               Stockholders' Equity (deficit)
                  Preferred Stock  --------------------------------------------------------------------------------------
                     Subject to                                                       Notes                     Total
                     Redemption              Common Stock  Additional   Deferred    Receivable              Stockholders'
                  ---------------- Members'  -------------  Paid-in      Stock         from     Accumulated     Equity
                  Shares   Amount   Equity   Shares Amount  Capital   Compensation Shareholders   Deficit     (Deficit)
                  ------- -------- --------  ------ ------ ---------- ------------ ------------ ----------- -------------
Balances at
December 31,
1996............       -- $     -- $10,950       --  $--     $   --     $    --      $    --      $    --      $10,950
Assumption of
partner debt
accounted for as
noncash
distribution....       --       --  (1,200)      --   --         --          --           --           --       (1,200)
Cash
distributions...       --       --    (260)      --   --         --          --           --           --         (260)
Net loss........       --       --  (9,758)      --   --         --          --           --           --       (9,758)
                  ------- -------- -------   ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1997............       --       --    (268)      --   --         --          --           --           --         (268)
Cash
distributions...       --       --    (300)      --   --         --          --           --           --         (300)
Net Loss........       --       --    (867)      --   --         --          --           --           --         (867)
                  ------- -------- -------   ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1998............       --       --  (1,435)      --   --         --          --           --           --       (1,435)
Cash
distributions...       --       --    (550)      --   --         --          --           --           --         (550)
Net Income
through June 14,
1999............       --       --   1,683       --   --         --          --           --           --        1,683
Assumption of
partner debt
accounted for as
noncash
distribution....       --       --  (1,015)      --   --         --          --           --           --       (1,015)
                  ------- -------- -------   ------  ---     ------     -------      -------      -------      -------
Balances at June
14, 1999........       --       --  (1,317)      --   --         --          --           --           --       (1,317)
Exchange of
common stock for
members'
equity..........       --       --   1,317   28,212   28     (1,345)         --           --           --           --
Issuances of
convertible
preferred stock
Series A, net of
issuance costs..   12,481    3,870      --       --   --         --          --           --           --           --
Issuances of
convertible
preferred stock
Series B, net of
issuance costs..   16,817   12,593      --       --   --         --          --           --           --           --
Issuances of
common stock
upon exercise of
stock options...       --       --      --    5,625    6      1,850          --       (1,856)          --           --
Issuances of
common stock....       --       --      --       41   --         32          --           --           --           32
Preferred stock
accretion.......       --      369      --       --   --         --          --           --         (369)        (369)
Deferred stock
compensation....       --       --      --       --   --      2,429      (2,429)          --           --           --
Amortization of
deferred stock
compensation....       --       --      --       --   --         --          51           --           --           51
Net loss from
June 15, 1999...       --       --      --       --   --         --          --           --       (5,555)      (5,555)
                  ------- -------- -------   ------  ---     ------     -------      -------      -------      -------
Balances at
December 31,
1999............   29,298 $ 16,832 $    --   33,878  $34     $2,966     $(2,378)     $(1,856)     $(5,924)     $(7,158)
                  ======= ======== =======   ======  ===     ======     =======      =======      =======      =======

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Years ended
                                                            December 31,
                                                       ------------------------
                                                        1997     1998    1999
                                                       -------  ------  -------
Operating activities
  Net loss...........................................  $(9,758) $ (867) $(4,241)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation and amortization expense.............      256     188      138
   Provision for bad debts...........................      (48)    (17)      17
   Impairment of goodwill............................    9,751      --       --
   Amortization of deferred stock compensation.......       --      --       51
   Provision for inventory losses....................       --      --      371
   Changes in operating assets and liabilities:
     Cash in trust...................................   (1,320)  2,438      951
     Accounts receivable.............................     (722)  1,228     (842)
     Prepaid expenses and other assets...............      142    (103)    (684)
     Inventory, excluding acquisitions...............      110      --     (558)
     Accounts payable and accrued expenses...........      249    (214)     863
     Trust account liability.........................    1,296  (2,404)    (997)
                                                       -------  ------  -------
  Net cash (used in) provided by operating
   activities........................................      (44)    249   (4,931)
                                                       -------  ------  -------
Investing activities
  Purchases of property and equipment, net of
   acquisitions......................................     (183)   (127)    (819)
  Proceeds from sales of property and equipment......       27      58       70
  Acquisition of businesses, net of obligations
   payable...........................................       --      --   (3,500)
                                                       -------  ------  -------
  Net cash used in investing activities..............     (156)    (69)  (4,249)
                                                       -------  ------  -------
Financing activities
  Payments on short-term debt........................   (4,000)     --       --
  Proceeds (payments) on advances from affiliates....       --     268     (268)
  Payments on line of credit.........................     (350)     --       --
  Issuance of note payable...........................      532      --       --
  Payments on note payable...........................       --    (186)    (126)
  Net proceeds from issuance of preferred stock......       --      --   16,832
  Cash distributions to members......................     (260)   (300)    (550)
  Issuance of common stock...........................       --      --       32
                                                       -------  ------  -------
  Net cash (used in) provided by financing
   activities........................................   (4,078)   (218)  15,920
                                                       -------  ------  -------
  Net (decrease) increase in cash....................   (4,278)    (38)   6,740
  Cash and cash equivalents at beginning of year.....    4,545     267      229
                                                       -------  ------  -------
  Cash and cash equivalents at end of year...........  $   267  $  229  $ 6,969
                                                       =======  ======  =======
Supplemental disclosure of cash flow information
  Cash paid for interest.............................  $    48  $   56  $    61
Supplemental disclosure of non-cash transactions
  Issuance of retention obligations and convertible
   subordinated notes for acquisition of businesses..  $    --  $   --  $ 3,000
  Assumption of partner debt accounted for as noncash
   distribution......................................    1,200      --    1,015
  Issuances of common stock for notes receivable.....       --      --   (1,856)

                See notes to consolidated financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1. Business and Organization

Business

   DoveBid, Inc. (the "Company" or "DoveBid") is a business-to-business online auctioneer focusing on the used capital assets market. The Company's auction activities are provided through DoveBid, Inc. The Company also provides appraisal and other related services through its wholly owned subsidiary, DoveTech, Inc.

   DoveBid has experienced net losses for 1997, 1998 and 1999 and has an accumulated deficit at December 31, 1999. Net losses are expected for at least the next year. In addition, the Company's business plan contemplates the need for additional financing to fund current and future initiatives.

Organization

   DoveBid succeeded to a business formed in March 1995 named Koll-Dove Global Disposition Services, LLC ("Koll-Dove"). Koll-Dove was owned 50.1% by Koll Management Services ("KMS") and 49.9% directly and indirectly by members of the Dove Family including Messrs. Ross and Kirk Dove (collectively referred to herein as the "Dove Group"). In October 1997, the Dove Group acquired KMS's interest. This acquisition was accounted for at the partner level, and part of the consideration included a note payable. Koll-Dove was then renamed Dove Brothers, LLC ("Dove Brothers").

   In June 1999, KMS reacquired a minority interest in Dove Brothers from the Dove Group, and the acquisition was accounted for at the partner level. However, as part of this transaction, Dove Brothers assumed a $1.0 million note payable owed by the Dove Group to KMS, which has been treated in these financial statements as a liability of Dove Brothers and a corresponding decrease in Dove Group's equity.

   In a series of reorganizations which occurred in June 1999, DoveBid, Inc. was formed and the members of Dove Brothers exchanged their interests in Dove Brothers for shares of stock in DoveBid, Inc. Dove Brothers then became a subsidiary of DoveBid, Inc. Accordingly, because of the common control, the accounts of Dove Brothers carried over to those of DoveBid, Inc. and subsidiary at Dove Brothers' net book value. In December 1999, Dove Brothers was merged into DoveBid, Inc.

   For convenience herein, the consolidated financial statements for all periods are referred to as those of DoveBid or the Company.

   In June 1999, DoveBid began issuing its preferred stock to new investors.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

   The consolidated financial statements include DoveBid, Inc. and its wholly owned subsidiary, DoveTech, Inc. All significant intercompany transactions and balances have been eliminated.

   The preparation of the Company's financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. These estimates are based on information

                          DOVEBID, INC. AND SUBSIDIARY
available as of the date of the financial statements; therefore, actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's financial position or results of operations.

Cash, Cash Equivalents and Cash in Trust

   The Company generally collects the gross proceeds from an onsite auction on behalf of the selling parties and holds such proceeds in a trust account until the final settlement date of the auction. These amounts are classified as cash in trust in the accompanying balance sheets. Cash in trust is excluded from cash for purposes of presentation in the statements of cash flows.

   The portion of the proceeds that must be remitted to the owner of the asset that was sold during an auction is reflected as a trust account liability in the accompanying balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed from the trust account.

Concentration of Credit Risk, Credit Evaluations and Significant Customers

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, cash in trust and accounts receivable. Cash, cash equivalents and cash in trust are deposited with creditworthy financial institutions. The Company's unsecured accounts receivable are derived from revenue earned from customers located in the U.S. and throughout the world and are denominated in U.S. dollars. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility. As of December 31, 1998 and 1999, the Company had no significant concentrations of credit risk.

   In 1998 and 1999, no single customer accounted for more than 10% of revenues. One customer in 1997 accounted for revenues, exclusive of reimbursements, of approximately $1,378,000, representing 10% of revenues. No other single customer accounted for more than 10% of revenues in 1997.

Inventory

   Inventory, consisting of used capital assets, is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory to ensure inventory is recorded at net realizable value. During 1999, the Company provided a $542,000 allowance for obsolete or slow moving inventory.

Property and Equipment, and Software for Internal Use

   Office equipment and leasehold improvements are carried at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets or lease term. These useful lives range from three to five years for office equipment and the shorter of six years, or the remaining lease term for leasehold improvements.

   The Company follows the provisions of Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years on a straight line basis. Internet related and website development costs are capitalized and amortized on a straight line basis over two to five years.

Intangible Assets

   Intangible assets consist principally of the cost in excess of assets acquired resulting from acquisitions and are being amortized on a straight-line basis over four years for intangibles relating to covenants not to compete and customer lists, and over twelve years for goodwill.

                          DOVEBID, INC. AND SUBSIDIARY

   The Company assesses the carrying value and future useful life of these assets whenever events or changes in circumstances indicate that impairment may have occurred or that the future life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of these assets. If an impairment is indicated through this review, the carrying amount of the intangible assets will be reduced to their respective estimated fair values as determined based upon the best information available in the circumstances. Such information likely would include a review of comparable market prices of similar assets or businesses, if available, or an estimate of fair value based upon the present value of estimated expected future cash flows. Any impairment is charged to expense in the period in which the impairment is incurred.

Revenue Recognition

   Revenues from commission income from third-party auctions, less estimates for certain allowances, are recognized upon closing of the related auction and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. This income consists of a fee based on the auction transaction price and other fees associated with certain costs and services. Revenues from auctions of the Company's own inventory are recognized upon sale and shipment of the equipment. The cost of inventory is included in direct auction costs. Revenues from appraisal and other services are recognized when the services are performed.

Advertising Costs

   The Company recognizes advertising expenses in accordance with SOP 93-7, "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. The Company incurred $1,911,000, $1,498,000, and $1,869,000 in advertising costs in 1997, 1998 and 1999, respectively.

Stock-based Compensation and Consideration

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price.

   The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

Income Tax Matters

   Prior to June 15, 1999, the Company operated as a limited liability company which was treated as a partnership for federal and state income tax purposes. As a limited liability company, the Company was subject to minimal taxes and fees in certain states; however, income taxes on income or losses realized by the Company were generally the obligation of the members.

   From June 15, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

                          DOVEBID, INC. AND SUBSIDIARY

Comprehensive Income (Loss)

   The Company follows the requirements of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Under SFAS 130, the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, SFAS 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated comprehensive income (loss). The Company has no material components of comprehensive income and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

Segment Information

   The Financial Accounting Standards Board (the "FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim reporting to shareholders. In adopting the provisions of SFAS 131, the Company has determined that it has only one operating and reportable segment; therefore, separate segment disclosure has not been made.

Net Loss Per Common Share

   Basic and diluted net loss per common share information for all periods is presented in accordance with the requirements of SFAS No. 128, "Earnings per Share" ("FAS 128"). Basic loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

   Shares associated with options and convertible securities have been excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive.

   Prior to June 15, 1999, the Company operated as a limited liability company. The calculation of the weighted-average number of shares of common stock outstanding for 1997, 1998 and 1999 includes a pro forma adjustment to reflect the number of shares that would have been outstanding as if the shares that were issued on June 14, 1999 had been issued on January 1, 1997, as adjusted for cash distributions for those periods.

   Pro forma basic and diluted net loss per common share assuming conversion has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of debt and preferred shares not included above that would automatically convert to common shares if the Company were to complete an initial public offering, using the if-converted method, from the original date of issuance.

                          DOVEBID, INC. AND SUBSIDIARY

   The calculations of historical basic and diluted net loss per common share (using the pro forma weighted average shares outstanding), and pro forma basic and diluted net loss per common share assuming conversion are as follows (in thousands, except share and per share amounts):

                                              Years ended December 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
   Net loss attributable to common
    stockholders........................ $    (9,758) $      (867) $    (4,241)
                                         ===========  ===========  ===========
   Basic and diluted:
     Weighted-average pro forma shares
      of common stock outstanding.......  28,987,596   28,617,578   28,869,762
     Less: Weighted-average common
      shares subject to repurchase......          --           --     (467,123)
                                         -----------  -----------  -----------
     Weighted-average shares used in
      computing basic and diluted net
      loss per common share.............  28,987,596   28,617,578   28,402,639
                                         ===========  ===========  ===========
   Basic and diluted net loss per
    share............................... $     (0.34) $     (0.03) $     (0.15)
                                         ===========  ===========  ===========

Pro forma (see Note 11):

     Net loss.................................................... $    (4,241)
                                                                  ===========
     Shares used above...........................................  28,402,639
     Pro forma adjustment to reflect weighted effect of assumed conversion of convertible preferred stock and convertible
      subordinated debt (unaudited)..............................  10,358,791
                                                                  -----------
     Weighted average shares used in computing pro forma basic
      and diluted net loss per common share (unaudited)..........  38,761,430
                                                                  ===========
     Pro forma basic and diluted net loss per common share
      (unaudited)................................................ $     (0.11)
                                                                  ===========

   The Company has excluded all convertible debt, convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculations of diluted net loss per common share because their inclusion would be anti-dilutive. The total number of shares excluded from the calculations of diluted net loss per common share are 39,612,154 as of December 31, 1999. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method. In February 2000, convertible preferred shares were split, as fully explained in
Note 11.

Recent Accounting Pronouncements

   The staff of the Securities and Exchange Commission and the members of the Emerging Issues Task Force of the Financial Accounting Standards Board, among other accounting standard setters, are addressing accounting issues related to companies doing business commonly referred to as "electronic commerce." Areas of discussion include advertising barter transactions, website development, exchange of equity investment for services, revenue recognition in complex multiple element arrangements, arrangements with up front payments and revenue recognition for auction sites. The ultimate resolutions to these issues and other similar issues could have a material effect on the Company's accounting policies used in the future.

3. Acquisitions and Retention Obligations

   On December 30, 1999, Dovebid, Inc. acquired two printed circuit board businesses, B&B Custom Circuit Supplies, Inc. and Unidyne International, Inc. for $3,250,000 each. Both of the acquisitions were accounted for using the purchase method of accounting and are included in the results of operations of the Company from the

                          DOVEBID, INC. AND SUBSIDIARY
dates of acquisition. The purchase prices have been allocated to tangible and intangible assets acquired based on estimates of their respective fair values. The amortization periods for covenants not to compete, customer lists and goodwill are four, four and twelve years, respectively.

   The purchase price allocations are as follows (in thousands):

   Intangibles Assets:
     Covenants not to compete........................................... $  500
     Customer lists.....................................................    500
     Goodwill...........................................................  3,039
                                                                         ------
                                                                          4,039
   Inventory............................................................  2,397
   Office equipment.....................................................     64
                                                                         ------
                                                                         $6,500
                                                                         ======

   Consideration for the purchases was comprised of (in thousands):

   Cash................................................................. $3,500
   Convertible subordinated notes.......................................  2,000
   Retention obligation.................................................  1,000
                                                                         ------
                                                                         $6,500
                                                                         ======

   The convertible subordinated notes convert automatically into common stock upon the occurrence of an initial public offering. The common stock conversion rate is determined by dividing the mid-point of the common stock offering price range set forth in the Company's final registration statement, into the aggregate outstanding principal and accrued interest arising from the convertible subordinated notes upon the conversion date. The convertible subordinated notes bear interest at 5.74% and mature on December 30, 2002.

   The retention obligations (a reserve for seller warrantees) are without interest and represents consideration retained as collateral to support the indemnification provided by the seller to the Company for any future claims for damages for breach of any obligation, representations or warranties arising and asserted before January 3, 2001. The amount is fully payable to the sellers, adjusted for any claims that might arise.

   The following summarized unaudited pro forma information assumes the acquisitions of B&B Custom Circuit Supplies, Inc. and Unidyne International, Inc. occurred as of January 1, 1998 (in thousands, except share and per share amounts):

                                                      Years ended December
                                                               31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
   Revenues......................................... $    15,337  $    15,599
   Net loss applicable to common stockholders.......      (2,040)      (4,756)
   Net loss per share applicable to common
    stockholders:
     Basic and diluted..............................       (0.07)       (0.17)
     Weighted average shares........................  28,617,578   28,402,639

                          DOVEBID, INC. AND SUBSIDIARY

4. Property and Equipment, Net

   Property and equipment, net consists of the following (in thousands):

                                                                   December 31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----- ------
   Office equipment............................................... $ 522 $1,005
   Leasehold improvements.........................................   103    102
   Software.......................................................    --    273
                                                                   ----- ------
                                                                     625  1,380
   Less accumulated depreciation and amortization.................   456    551
                                                                   ----- ------
                                                                   $ 169 $  829
                                                                   ===== ======

5. Impairment of Goodwill

   In connection with the formation and capitalization of Koll-Dove in 1995 as discussed in Note 1, goodwill of $10,000,000 was recorded. This goodwill related solely to the Company's line of business focused on the auction of real estate assets.

   During 1997, it was determined that the opportunities in this line of business were not consistent with the future direction of the Company and, as part of this decision, KMS withdrew as a member. Given the withdrawal of KMS as a member of the Company, management determined that future cash flows from the real estate line of business, if any, would not be sufficient to recover the carrying value of goodwill and the entire remaining balance was written off in 1997 by a charge to earnings of $9,751,000.

6. Notes Payable

   Unsecured notes payable consist of the following (in thousands):

                                                                    December 31,
                                                                    ------------
                                                                    1998   1999
                                                                    ----- ------
   Note payable to shareholder, bearing interest at 8% per annum, due April 2000................................................  $  -- $1,000
                                                                    ===== ======
   Other notes payable:
     Note payable, bearing interest at 8.5% per annum, principal and interest of $34 due quarterly through October 2001......  $ 346 $  220
     Convertible subordinated notes, bearing interest at 5.74% per annum, principal and interest due December 2002 (see Note
      3)..........................................................         2,000
                                                                    ----- ------
                                                                    $ 346 $2,220
                                                                    ===== ======

   The aggregate annual principal maturities of the long-term notes as of December 31, 1999 are as follows: 2000--$111,000; 2001--$109,000; and 2002--
$2,000,000.

7. Commitments and Contingencies

Operating Leases

   The Company leases its headquarters office space for approximately $25,000 per month from The Dove Holdings Company, Inc., a related party, through November, 2000. The Company also has entered into

                          DOVEBID, INC. AND SUBSIDIARY
noncancelable operating leases for facilities and equipment with various expiration dates through the year 2005. Future minimum payments under the noncancelable operating leases as of December 31, 1999, are as follows (in thousands):

       2000.............................................................. $  774
       2001..............................................................    484
       2002..............................................................    480
       2003..............................................................    480
       2004..............................................................    480
       Thereafter........................................................    480
                                                                          ------
                                                                          $3,178
                                                                          ======

   Rent expense under all operating leases totaled approximately $439,000, $369,000, and $368,000 during 1997, 1998 and 1999, respectively.

Litigation

   The Company is involved in various legal claims and litigation in the normal course of its business. In the opinion of management, based upon consultation with legal counsel, the eventual outcome of such claims and litigation is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

Off Balance Sheet Market Risk

   From time to time, the Company guarantees the auction proceeds to its clients for client owned assets. At December 31, 1999, the Company had provided one such guarantee totaling approximately $2,000,000. The Company assesses these guarantees for any potential losses for the difference between the estimated auction value and the guarantee amount, and reserves for any such probable losses. At December 31, 1999, the Company had accrued for approximately $400,000 of such probable losses.

8.  Stockholders' Equity and Stock Option Plan

   The Company has two classes of authorized stock: common stock and convertible preferred stock. In October 1999, the Company's stockholders approved a decrease in the originally authorized number of shares of common stock from 75,000,000 to 70,000,000, and an increase in authorized preferred stock from 25,000,000 to 30,000,000.

Common Stock

   The Company has issued 33,877,705 shares of common stock as of December 31, 1999. In June 1999, 28,212,121 shares were issued to the Dove Group in exchange for their interest in Dove Partners, Inc. The holder of each share of common stock is entitled to the right of one vote.

   In October 1999, two employees of the Company were granted fully vested options to purchase 125,000 shares of stock at $0.33 per share. These options were exercised in October 1999 with notes payable as consideration. The notes were paid off subsequent to year end.

   In November 1999, the Company's Chief Operating Officer and Chief Financial Officer exercised their options to purchase a total of 5,500,000 shares of stock at $0.33 per share with notes payable to the Company

                          DOVEBID, INC. AND SUBSIDIARY
as consideration pursuant to restricted stock purchase agreements. The agreements grant the Company the right to repurchase any of the unvested shares at its discretion at a price equal to the grant price. The shares vest, and the right to repurchase expires, 25% at the first anniversary of the grant date, and 2.08% per month for the next thirty six months. The notes bear interest at 5.92% per annum and are due on or before the fifth anniversary of the grant date of the options, November 30, 2004. The notes, which are classified as a component of stockholders' equity, are full recourse and are collateralized by shares of common stock owned by the officers. Shares subject to repurchase were 5,500,000 as of December 31, 1999.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's 1999 Stock Option Plan (the Plan). At December 31, 1999, common stock was reserved for issuances as follows:

   Conversion of convertible preferred stock......................... 29,629,654
   Conversion of convertible subordinated debt.......................    100,000
   1999 Stock Option Plan............................................  2,618,500
                                                                      ----------
                                                                      32,348,154
                                                                      ==========

   Holders of common stock are entitled to receive $0.33 as a liquidation preference for each share outstanding.

Convertible Preferred Stock Subject to Redemption

   The Company is authorized to issue 30,000,000 shares of convertible preferred stock in one or more series.

   Convertible preferred stock issued and outstanding is as follows:

                                              December 31, 1999
                              --------------------------------------------------
                                  Shares                 Accumulated
                              Outstanding(1)  Amount(2)   Accretion     Total
                              -------------- ----------- ----------- -----------
   Series A..................   12,480,468   $ 3,869,915  $165,400   $ 4,035,315
   Series B..................   16,817,434    12,592,912   203,600    12,796,512
                                ----------   -----------  --------   -----------
                                29,297,902   $16,462,827  $369,000   $16,831,827
                                ==========   ===========  ========   ===========

--------
(1) The per share issuance price for Series A and Series B was $0.33, and $0.77, respectively.
(2) Amount is net of issuance costs.

   Holders of Series A and Series B convertible preferred stock are entitled to receive annual cumulative dividends of $0.0264 and $0.616 per share, respectively. Holders of Series A and Series B Convertible Preferred Stock are also entitled to receive a liquidation preference, for each outstanding share, equal to the original issue price of $0.33 and $0.77, respectively.

   After payment of the liquidation preference to Series A and Series B Convertible Preferred Stock and common stock, holders of Series A and Series B Convertible Preferred Stock are entitled to receive, prior and in preference to any common stockholders, an amount equal to accumulated or declared but unpaid dividends, if any, attributable to the Series A and B Convertible Preferred Stock. Following the payment of such liquidation preference, the remaining distributable assets, if any, will be available for distribution to holders of

                          DOVEBID, INC. AND SUBSIDIARY

Series A and Series B Convertible Preferred Stock, on an as converted basis, along with holders of common stock. If the distributable assets are insufficient to permit payment of the preferential amounts, then the entire amount of distributable assets, shall be distributed pro rata among the Series A and B Preferred Stockholders and common stock stockholders in proportion to their respected aggregate liquidation preference amounts.

   Each share of Series A and Series B Convertible Preferred Stock carries voting rights ("Voting Preferred"). Each holder of Voting Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A and Series B held could then be converted.

   Each share of Voting Preferred is convertible, at the option of the holder, into shares of common stock, determined by dividing the sum of the applicable original issue price, as defined in the certificates of incorporation, of Series A and B Convertible Preferred Stock, plus an amount equal to declared or accumulated but unpaid dividends on such share, divided by the then effective conversion price. The conversion price per share for shares of Series A and B Convertible Preferred Stock equals the original issue price subject to adjustments for stock splits, stock dividends, combinations, and recapitalizations. At December 31, 1999, the Conversion Rate for each series of Preferred Stock was one share of common stock for each share of preferred stock.

   In addition, each share of Convertible Preferred Stock is automatically converted into shares of common stock at the then effective conversion price for such share immediately upon the consummation of a firmly underwritten public offering of common stock (other than a registration on Form S-8 or comparable form).

   At any time after June 7, 2002, holders of at least 51% of Series A and Series B Preferred Stock are entitled to cause the Company to redeem all or part of the then outstanding Series A and Series B preferred stock at a price equal to the then fair market value of the Series A and Series B Convertible Preferred Stock, as converted, and common stock, as more fully described in the applicable stock agreements.

Stock Option Plan

   Under the 1999 Stock Option Plan (the "Plan"), the Company offers options to purchase shares of its common stock to employees, including officers and directors of, and consultants to, the Company who are not also employees of the Company. The Company reserved 12,500,000 shares of common stock for issuance through the Plan. The Plan is administered by the Company's Board of Directors. The Board of Directors may award a number of forms of stock-based compensation to eligible participants including incentive and nonqualified stock options which generally vest over a four year period, not to exceed ten years.

   The following summarizes stock option activity and related information during the year ended December 31, 1999:

                                                  Exercise    Weighted Average
                                      Shares        Price      Exercise Price
                                    ----------  ------------- ----------------
   Outstanding at October, 8, 1999
    (Plan inception)
     Granted......................   9,881,500  $0.33 - $0.77      $0.39
     Exercised....................  (5,625,000)          0.33       0.33
     Forfeited....................          --             --         --
                                    ----------  -------------      -----
   Outstanding at December 31,
    1999..........................   4,256,500  $0.33 - $0.77      $0.47
                                    ==========  =============      =====
   Options exercisable at December
    31, 1999......................          --             --         --
                                    ==========  =============      =====

                          DOVEBID, INC. AND SUBSIDIARY

   Exercise prices for stock options outstanding as of December 31, 1999 and the weighted average remaining contractual life are as follows:

                                                Weighted Average
       Exercise Price at        Shares             Remaining             Number
       December 31, 1999      Outstanding       Contractual Life       Exercisable
       -----------------      -----------       ----------------       -----------
             $0.33             2,960,000              9.49                  --
             $0.77             1,296,000              9.02                  --
                               ---------                                   ---
                               4,256,500                                    --
                               =========                                   ===

   As discussed in Note 2, the Company follows APB No. 25 and related interpretations in accounting for its employee and director stock-based awards because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

   The fair value for these awards for the purpose of the alternative fair value disclosures required by SFAS 123 was estimated as of the date of grant using the minimum value options pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. For the purposes of the Company's pro forma disclosures, the fair value of options granted during the period ended December 31, 1999 was determined using the minimum value method with a risk-free interest rate of approximately 5.5%, an expected life of 5 years, and a dividend yield of zero.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except per share amounts):

                                                                     Year ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
       Net Loss attributable to common stockholders:
         As reported...............................................   $(4,241)
         Pro Forma.................................................    (4,276)
       Basic and diluted net loss per common share:
         As reported...............................................   $ (0.15)
         Pro Forma.................................................     (0.15)

   The compensation cost associated with the Company's stock-based compensation plans determined using the minimum value method prescribed above did not result in a material difference from the reported net income for the period from October 8, 1999 (inception) to December 31, 1999. Future pro forma net income results may be materially different from actual amounts reported.

Deferred Stock Compensation

   Deferred compensation represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the estimated fair value of the underlying stock. Deferred stock-based

                          DOVEBID, INC. AND SUBSIDIARY
compensation is amortized over the vesting period of the underlying options based on an accelerated vesting method, generally four years. Through December 31, 1999, the Company had recorded unearned stock-based compensation of $2,480,000. For 1999, the Company recorded amortization of stock-based compensation of $50,600.

9. Income Taxes

   At December 31, 1999, the Company had net operating loss carryforwards of $4,521,087 for federal income tax purposes that expire in years 2013 to 2015. For financial reporting purposes, a valuation allowance has been recognized in 1999 to offset the deferred tax assets, which primarily related to those carryforwards.

   Due to the "change in ownership" provisions of the Internal Revenue Code, utilization of the net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

   Deferred income taxes reflected the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 are as follows (in thousands):

       Deferred tax liabilities........................................ $    --
       Deferred tax assets:
         Depreciation..................................................       9
         Contribution carryover........................................      12
         Net operating loss carryover..................................   1,854
         Provision for bad debts.......................................      13
         Reserves......................................................     452
                                                                        -------
       Total deferred tax assets.......................................   2,340
       Valuation allowance for deferred tax assets.....................  (2,340)
                                                                        -------
       Net deferred tax liabilities/assets............................. $    --
                                                                        =======

   The federal statutory rate reconciles to the Company's effective tax rate as follows for the year ended December 31, 1999:

       Federal Statutory income tax rate................................  35.00%
       State tax provision, net of federal tax benefit..................   6.51
       Net operating loss carryforward.................................. (33.67)
       Other............................................................  (7.84)
                                                                         ------
       Effective tax rate...............................................   0.00%
                                                                         ======

10. Fair Value of Financial Instruments

   As of December 31, 1998 and 1999, the respective carrying values of the Company's financial instruments, which include cash and cash equivalents, cash in trust, accounts receivable, accounts payable and accrued expenses, and debt approximated their fair values. Carrying values were estimated to approximate fair values for these financial instruments as they are short-term in nature and are receivable or payable on demand.

                          DOVEBID, INC. AND SUBSIDIARY

11. Other Subsequent Events

Initial Public Offering ("IPO")

   The Company is contemplating filing a registration statement with the Securities and Exchange Commission relating to an IPO of shares of its unissued common stock. If the IPO is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into common stock. At December 31, 1999, on an unaudited pro forma basis, 29,297,902 shares of common stock would be issued upon automatic conversion of preferred stock. The pro forma effect on stockholders' equity and pro forma effect on basic and diluted net loss per common share, as adjusted for the assumed conversion of the preferred stock, is set forth on the accompanying balance sheet and statement of operations, and in Note 2 under Net Loss per Common Share.

Series C Convertible Preferred Stock Financing

   In February and March 2000, the Company sold 41,011,242 shares of Series C preferred stock at a price of $2.67 per share. Each share of Series C preferred stock is convertible into one share of common stock. All holders of Series C shares have dividend, liquidation preferences and redemption rights substantially the same as holders of Series A and Series B convertible preferred stock.

Business Acquisitions

   On December 30, 1999, the Company acquired certain assets, primarily inventory, of two San Jose, California-based printed circuit board equipment dealers, B&B Custom Circuit Supplies, Inc. (B&B) and Unidyne International, Inc. (Unidyne), for $3.25 million each. The consideration paid in each transaction consisted of $1.75 million in cash, $500,000 in retention obligations (as a reserve for seller warranties) and $1.0 million in convertible subordinated promissory notes. In connection with each of these acquisitions, the Company recorded approximately $2.0 million of goodwill and other intangible assets. For the year ended December 31, 1999, B&B and Unidyne recorded revenues of $1.9 million and $1.3 million, respectively, in their separate financial statements.

   On February 29, 2000, the Company acquired all of the outstanding stock of a Branford, Connecticut-based auctioneer and appraiser of used capital assets, Greenwich Industrial Services, LLC (Greenwich), for $6.25 million. The consideration paid consisted of $3.25 million in cash, $2.0 million of convertible subordinated promissory notes, and a $1.0 million cash earn-out. In connection with this acquisition, the Company recorded approximately $4.2 million of goodwill and other intangible assets. For the year ended December 31, 1999, Greenwich recorded revenues of $7.8 million, in its separate financial statements.

   On March 3, 2000, the Company acquired all of the outstanding stock of two affiliated Mequon, Wisconsin-based companies, an appraiser, AccuVal Associates, Inc. (AccuVal), and an auctioneer, Liquitec Industries, Incorporated (Liquitec), for a total of $5.5 million. The consideration paid consisted of $1.65 million in cash, $2.85 million in convertible subordinated promissory notes and $1.0 million in subordinated promissory notes. The subordinated promissory notes have principal payments of $500,000 due March 3, 2001 and payments of $500,000 plus all accrued interest due March 3, 2002. In connection with the acquisition, the Company recorded approximately $5.1 million of goodwill and other intangible assets. For the year ended December 31, 1999, AccuVal and Liquitec recorded revenues of $3.7 million, in their separate financial statements.

                          DOVEBID, INC. AND SUBSIDIARY

   On March 3, 2000, the Company acquired all of the outstanding stock of a Chicago, Illinois based auctioneer and appraiser of used capital assets, Philip Pollack & Company, Inc. (Pollack), for $4.3 million. The consideration paid consisted of $1.1 million in cash, $442,000 in deferred cash (as a reserve for seller warranties) and $2.75 million in convertible subordinated promissory notes. In connection with the acquisition, the Company recorded approximately $3.9 million of goodwill and other intangible assets. For the ten months ended December 31, 1999, Pollack recorded revenues of $1.7 million, in its separate financial statements.

   On March 3, 2000, the Company acquired all of the outstanding stock of a Mountain View, California-based semiconductor equipment dealer, Haltek Electronics dba Test Lab Company ("Test Lab"), for $6.75 million in cash and $250,000 in deferred cash (as a reserve for seller warranties). The acquisition has been accounted for using the purchase method. In connection with the acquisition, the Company recorded approximately $3.9 million of goodwill and other intangible assets. For the year ended December 31, 1999, Test Lab recorded revenues of $7.4 million (unaudited), in its separate financial statements.

   Each of the transactions described above has been accounted for as a purchase. The convertible subordinated promissory notes issued in these transactions convert into Company common stock automatically upon consummation of an initial public offering at a conversion rate equal to the mid-point of the offering range set forth on the final registration statement.

Promotional agreement with Yahoo!

   In March 2000, the Company entered into an alliance with Yahoo! under which Yahoo! will advertise and promote the Company's services as a business-to-business auctioneer. The Company will pay Yahoo! marketing and promotional fees over a period of approximately twelve months and will also purchase additional advertising with Yahoo! based on the amount of the Company's auction commissions derived from customers originated through Yahoo!. In addition, the Company issued an immediately exercisable warrant to Yahoo! to purchase 1,405,000 shares of Series C convertible preferred stock. The warrant expires four years from the date of the agreement.

Stock Option Issued

   Through February 29, 2000, the Company granted additional options to purchase 1,789,000 shares of common stock at exercise prices ranging from $0.77 to $2.67 per share.

Exercise of Stock Options

   In January and February 2000, five officers of the Company exercised options to purchase 2,350,000 shares at a prices ranging from $0.33 to $1.50 per share. These options were exercised in the form of a note payable to the Company as consideration pursuant to restricted stock purchase agreements. The agreements grant the Company the right to repurchase any of the unvested shares at its discretion at a price equal to the grant price. The shares vest, and the repurchase right expires, 25% at the first anniversary of the grant date and 6.25% per quarter thereafter. The notes bear interest at rates ranging from 5.92% to 8.0% per annum and are due on or before the fifth anniversary of the grant date of the options. The notes, which are classified as a component of stockholders' equity, are full recourse and are collateralized by shares of common stock owned by the officers.

                          DOVEBID INC. AND SUBSIDIARY

Preferred Stock Split

   In February 2000, the Board of Directors effected a 1.03221917 to one stock split in the form of a stock dividend on the outstanding shares of Series A Convertible Preferred Stock and a 1.01643835 to one stock split on the outstanding shares of Series B Convertible Preferred Stock. All share and per share information included in these financial statements have been retroactively adjusted to reflect this stock spilt.

12. Impact of the Year 2000 (Unaudited)

   In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
B&B Custom Circuit Supplies, Inc.

   We have audited the statements of operations and cash flows of B&B Custom Circuit Supplies, Inc. (the Company) for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and the Company's cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
February 29, 2000
San Francisco, California

                       B&B CUSTOM CIRCUIT SUPPLIES, INC.

                            STATEMENTS OF OPERATIONS

                                              Year ended Year ended  Year ended
                                               June 30,   June 30,    June 30,
                                                 1997       1998        1999
                                              ---------- ----------  ----------
Net revenues................................. $3,475,537 $2,876,833  $1,920,060
Cost of revenues.............................  1,943,116  1,631,138     654,167
                                              ---------- ----------  ----------
    Gross profit.............................  1,532,421  1,245,695   1,265,893
                                              ---------- ----------  ----------
Operating expenses:
  General and administrative.................  1,154,058  1,468,701   1,245,106
                                              ---------- ----------  ----------
    Total operating expenses.................  1,154,058  1,468,701   1,245,106
                                              ---------- ----------  ----------
Income (loss) from operations................    378,363   (223,006)     20,787
Interest expense.............................         --         --      (6,368)
                                              ---------- ----------  ----------
Net income (loss)............................ $  378,363 $ (223,006) $   14,419
                                              ========== ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                       B&B CUSTOM CIRCUIT SUPPLIES, INC.

                            STATEMENTS OF CASH FLOWS

                                             Year ended  Year ended  Year ended
                                              June 30,    June 30,    June 30,
                                                1997        1998        1999
                                             ----------  ----------  ----------
Cash flows from operating activities
Net income (loss)..........................  $ 378,363   $(223,006)  $  14,419
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities:
  Depreciation and amortization............     30,945      35,564      35,973
  Changes in operating assets and
   liabilities:
   Accounts receivable.....................    (92,160)    315,471      48,623
   Other assets............................    (13,253)      8,143       3,330
   Inventory...............................     (2,311)    (64,116)    (31,046)
   Accounts payable........................     47,628      67,880      88,206
                                             ---------   ---------   ---------
Net cash provided by operating activities..    349,212     139,936     159,505
                                             ---------   ---------   ---------
Cash flows from investing activities
Purchases of property and equipment........         --    (202,694)     (5,290)
                                             ---------   ---------   ---------
Net cash used in investing activities......         --    (202,694)     (5,290)
                                             ---------   ---------   ---------
Cash flows from financing activities
(Payment to) and advances from
 Shareholder...............................   (308,191)     24,594    (114,364)
                                             ---------   ---------   ---------
Net cash (used in) provided by financing
 activities................................   (308,191)     24,594    (114,364)
                                             ---------   ---------   ---------
Change in cash.............................     41,021     (38,164)     39,851
Cash, beginning of year....................         --      41,021       2,857
                                             ---------   ---------   ---------
Cash, end of year..........................  $  41,021   $   2,857   $  42,708
                                             =========   =========   =========


   The accompanying notes are an integral part of these financial statements.

                       B&B CUSTOM CIRCUIT SUPPLIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

   B&B Custom Circuit Supplies, Inc. (the "Company") was incorporated in June 1998. The Company purchases used circuit board machinery for resale.

   On December 30, 1999, Dovebid, Inc. acquired the assets of the Company, primarily inventory, and hired the Company's executives and employees. The Company's operations ceased on that date.

2. Summary of Significant Accounting Policies

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

   Revenue Recognition--The Company's revenues are derived principally from the sale of new and refurbished circuit equipment. Revenues are recognized upon shipment of goods.

   Advertising Expense--Advertising costs are expensed as incurred and totaled $26,179, $26,912 and $9,040 for the years ended June 30, 1997, 1998 and 1999, respectively.

   Concentration of Credit Risk--During the years ended June 30, 1997 and 1998 two customers accounted for approximately 20% and 26%, respectively, of revenues, and one customer accounted for approximately 11% of revenues for the year ended June 30, 1999. No other customers accounted for more than 10% of revenues.

3. Related Party

   The Company leases its building facilities from a related entity on a month to month operating lease.

   Total rental expense for operating leases was $112,000, $105,491 and $88,929 for the years ended June 30, 1997, 1998 and 1999, respectively.

4. Income Taxes

   The Company is a Subchapter S corporation for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the shareholders and are taxed at the shareholder level. Any such shareholder tax obligations are not reflected herein.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Unidyne International Inc.

   We have audited the statements of operations and cash flows of Unidyne International Inc. (the Company) for the years ended December 31, 1997 and 1998 and for the period January 1, 1999 through December 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and the Company's cash flows for the years ended December 31, 1997 and 1998 and for the period January 1, 1999 through December 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
February 29, 2000
San Francisco, California

                          UNIDYNE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                                       Period
                                                                     January 1,
                                           Year ended   Year ended  1999 through
                                          December 31, December 31, December 30,
                                              1997         1998         1999
                                          ------------ ------------ ------------
Net revenues.............................  $2,615,105   $1,659,240   $1,274,626
Cost of revenues.........................   1,930,064      974,126      533,025
                                           ----------   ----------   ----------
    Gross profit.........................     685,041      685,114      741,601
                                           ----------   ----------   ----------
Operating expenses:
  General and administrative.............     879,980    1,016,576      652,732
                                           ----------   ----------   ----------
    Total operating expenses.............     879,980    1,106,576      652,732
                                           ----------   ----------   ----------
Net (loss) income........................  $ (194,939)  $ (331,462)  $   88,869
                                           ==========   ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                          UNIDYNE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      Period
                                                                    January 1,
                                          Year ended   Year ended  1999 through
                                         December 31, December 31, December 30,
                                             1997         1998         1999
                                         ------------ ------------ ------------
Cash flows from operating activities:
  Net (loss) income.....................  $(194,939)   $(331,462)   $   88,869
  Adjustments to reconcile net (loss)
   income to net cash provided by
   operating activities:
    Changes in operating assets and
     liabilities:
    Accounts receivable.................   (153,672)     106,364        43,904
    Other assets........................    (23,084)     (12,078)       28,400
    Inventory...........................    489,000      337,500            --
    Accounts payable....................      6,167       20,517       (22,506)
    Accrued liabilities.................     77,546      (77,546)       12,500
                                          ---------    ---------    ----------
Net cash provided by operating
 activities.............................    201,018       43,295       151,167
                                          ---------    ---------    ----------
Cash flows from financing activities
Advances to shareholder.................   (137,390)    (141,000)     (209,537)
                                          ---------    ---------    ----------
Net cash used in financing activities...   (137,390)    (141,000)     (209,537)
                                          ---------    ---------    ----------
Change in cash..........................     63,628      (97,705)      (58,370)
Cash, beginning of period...............    187,665      251,293       153,588
                                          ---------    ---------    ----------
Cash, end of period.....................  $ 251,293    $ 153,588    $   95,218
                                          =========    =========    ==========


   The accompanying notes are an integral part of these financial statements.

                          UNIDYNE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

   Unidyne International, Inc. (the Company) was incorporated in 1995. The Company purchases used hand circuit board machinery for resale.

   On December 30, 1999, Dovebid, Inc. acquired the assets of the Company, primarily inventory, and hired the Company's executives and employees. The Company's operations ceased on that date.

2. Summary of Significant Accounting Policies

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Revenue Recognition--The Company's revenues are derived principally from the sale of new and refurbished circuit equipment. Revenues are recognized upon shipment of goods.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $34,457 and $31,757 during the years ended December 31, 1997 and 1998, respectively, and $6,941 for the period January 1, 1999 through December 30, 1999.

   Concentration of Credit Risk--During the years ended December 31, 1997 and 1998, two customer accounted for 21% and 26%, respectively, of revenues. During the period January 1, 1999 through December 30, 1999, one customer accounted for 11% of revenues. No other customers accounted for more than 10% of revenues.

3. Related Party

   The Company leases its building facilities from a related entity on a month to month operating lease.

   Total rental expense for operating leases was $104,124, $96,000 and $88,000 for the years ended December 31, 1997 and 1998, and the period January 1, 1999 through December 30, 1999, respectively.

4. Income Taxes

   The Company is a Subchapter S corporation for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the shareholders and are taxed at the shareholder level. Any such shareholder tax obligations are not reflected herein.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated

   We have audited the accompanying combined balance sheets of AccuVal Associates, Incorporated and LiquiTec Industries, Incorporated (collectively, the "Company") as of December 31, 1998 and 1999, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1998 and 1999, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 3, 2000
Milwaukee, Wisconsin

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                            COMBINED BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                                                                 (in thousands)
Assets
Current assets:
  Cash and cash equivalents.................................... $   353 $   667
  Accounts receivable..........................................     195     373
  Unbilled costs and expenses..................................      55       6
  Other current assets.........................................      35      19
                                                                ------- -------
    Total current assets.......................................     638   1,065
Software development costs, net................................     193     303
Property and equipment, net....................................     244     263
                                                                ------- -------
    Total assets............................................... $ 1,075 $ 1,631
                                                                ======= =======
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable............................................. $    56 $    65
  Accrued wages and payroll taxes..............................     108     121
  Accrued profit sharing.......................................      44      73
  Accrued vacation.............................................      76      79
  Deposits.....................................................       6       4
  Due to related parties.......................................      --       4
                                                                ------- -------
    Total current liabilities..................................     290     346
Commitments
Shareholders' equity:
  Common stock.................................................      20      20
  Retained earnings............................................     765   1,265
                                                                ------- -------
    Total shareholders' equity.................................     785   1,285
                                                                ------- -------
    Total liabilities and shareholders' equity................. $ 1,075 $ 1,631
                                                                ======= =======

                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 Year ended
                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
Revenues:
  Appraisal services.......................................... $ 2,792  $ 3,382
  Auction commissions.........................................     279      286
                                                               -------  -------
                                                                 3,071    3,668
Costs of revenues.............................................     488      590
                                                               -------  -------
Gross profit..................................................   2,583    3,078
General and administrative expense............................   1,819    2,169
Depreciation and amortization.................................     137      203
                                                               -------  -------
Income from operations........................................     627      706
Other (expense) income:
  Interest income.............................................      14       18
  Other.......................................................       5       (1)
                                                               -------  -------
                                                                    19       17
                                                               -------  -------
Net income....................................................     646      723
Retained earnings--beginning of year..........................     466      765
Distributions to shareholders.................................    (347)    (223)
                                                               -------  -------
Retained earnings--end of year................................ $   765  $ 1,265
                                                               =======  =======


                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     Year ended December 31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
                                                         (in thousands)
Operating activities
Net income.......................................... $       646  $       723
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation......................................          63           68
  Amortization of software development costs........          74          135
  Gain on sale of equipment.........................          (7)          --
  Changes in operating assets and liabilities:
   Accounts receivable..............................         102         (178)
   Unbilled costs and expenses......................         (33)          49
   Other current assets.............................         (13)          16
   Accounts payable.................................           6            9
   Accrued liabilities and deposits.................         (11)          43
   Due to related parties...........................          --            4
                                                     -----------  -----------
    Total adjustments...............................         181          146
                                                     -----------  -----------
Net cash provided by operating activities...........         827          869
Investing activities
Purchases of property and equipment.................        (123)         (87)
Proceeds from sale of equipment.....................          12           --
Payment of software development costs...............        (163)        (245)
                                                     -----------  -----------
Net cash used in investing activities...............        (274)        (332)
Financing activities
Distributions to shareholders.......................        (347)        (223)
                                                     -----------  -----------
Net cash used in financing activities...............        (347)        (223)
                                                     -----------  -----------
Increase in cash and cash equivalents...............         206          314
Cash and cash equivalents at beginning of year......         147          353
                                                     -----------  -----------
Cash and cash equivalents at end of year............ $       353  $       667
                                                     ===========  ===========

                            See accompanying notes.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     Years Ended December 31, 1998 and 1999

1. Nature of Business and Significant Accounting Policies

Basis of Presentation and Nature of Operations

   The accompanying financial statements represent the combined financial statements of AccuVal Associates, Incorporated ("AccuVal") and LiquiTec Industries, Incorporated ("LiquiTec") (collectively, the "Company"). AccuVal and LiquiTec are both equally owned by two individual shareholders and are in related lines of business. As such, management believes there is adequate support for presenting combined financial statements. All significant intercompany transactions have been eliminated in combination.

   AccuVal performs appraisal and consulting services in a variety of industries throughout North America and on a limited international basis. These services are provided to companies, lenders and buyers seeking advice on the value of businesses, inventory, tangible and intangible assets.

   LiquiTec provides liquidation services to a variety of parties including lenders, attorneys, bankruptcy courts and others seeking to dispose of tangible personal and real property. These services include coordination, marketing, preparation, conduction and accounting for the sale of assets. These services are provided throughout North America and are typically provided on a commission basis as a percentage of the liquidation sales proceeds.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Revenue recognition

   AccuVal recognizes revenue from appraisal fees as the revenue is earned (measured by delivery of the appraisal report) utilizing the completed contract method of accounting for these relatively short-term contracts. Deposits received on appraisal projects are deferred until completion of the appraisal report. Costs and expenses are recognized during the same period in which the associated revenue is earned. Accordingly, costs and expenses that are directly associated with projects in process are deferred as unbilled costs and expenses in the accompanying combined balance sheets until the matching revenue is earned. Costs and expenses projected to exceed revenues are immediately expensed.

   Auction commission revenue of LiquiTec is generally recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

Advertising and Marketing Costs

   The Company expenses all advertising and marketing costs as incurred which totaled approximately $43,000 and $29,000 for the years ended December 31, 1998 and 1999, respectively.

Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. For such investments, cost approximates fair value.

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED

Concentrations of Credit Risk

   The Company's cash and cash equivalents include deposits and overnight investments primarily in one financial institution and had a net balance that exceeded FDIC insurance levels at December 31, 1998 and 1999, by approximately $253,000 and $567,000, respectively.

   The Company typically does not require collateral or other security of its customers.

   In 1998, sales to two customers amounted to approximately 23% of total revenues. There were no sales to individual customers in excess of 10% of total revenues in 1999.

Software Development Costs

   The Company follows the provisions of Statement of Position (SOP) 98-1, "Accounting For The Costs Of Computer Software Developed Or Obtained For Internal Use," which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years, the estimated useful life of the software. Accumulated amortization of software development costs totaled approximately $143,000 and $278,000 at December 31, 1998 and 1999, respectively.

Property and Equipment

   Properly and equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives. The composition of property and equipment and related useful lives are as follows:

                                                               December 31,
                                              Useful Lives in ----------------
                                                   Years       1998     1999
                                              --------------- -------  -------
                                                              (in thousands)
   Computer equipment........................        5        $   138  $   190
   Computer software.........................        3             25       35
   Business machines.........................        5             70       75
   Office equipment..........................        5             65       67
   Furniture and fixtures....................        7            119      128
   Vehicles..................................        7            107      107
   Leasehold improvements....................      7-15            19       28
                                                              -------  -------
                                                                  543      630
   Less accumulated depreciation.............                    (299)    (367)
                                                              -------  -------
                                                              $   244  $   263
                                                              =======  =======

2. Income Taxes

   AccuVal and LiquiTec are subject to the provisions of Subchapter S of the Internal Revenue Code and the tax code of Wisconsin. Accordingly, these financial statements reflect no provision or liability for federal or Wisconsin income taxes because federal and Wisconsin taxes on the income of AccuVal and LiquiTec are attributed directly to the individual shareholders.

3. Related-Party Transactions

   AccuVal and LiquiTec have certain transactions in the ordinary course of business with its shareholders and related companies. The Company leases its corporate headquarters from the shareholders and paid rent of

     ACCUVAL ASSOCIATES, INCORPORATED AND LIQUITEC INDUSTRIES, INCORPORATED approximately $117,000 each for the years ended December 31, 1998 and 1999. The Company also rented storage space from an affiliated company which is under common ownership with AccuVal and LiquiTec. Total payments for this storage space amounted to $6,500 and $5,500 for the years ended December 31, 1998 and 1999, respectively.

4. Financing

   The Company maintained a $1,000,000 line of credit with a bank which was canceled February 24, 2000. Interest was payable monthly at LIBOR plus 2.25%. There were no borrowings outstanding under this line of credit as of December 31, 1998 and 1999. The note was secured by all of the Company's assets and the personal guarantees of the shareholders.

5. Benefit Plan

   AccuVal and LiquiTec sponsor a profit-sharing plan for substantially all employees. The Company recorded profit sharing expense of approximately $79,000 and $105,000 for the years ended December 31, 1998 and 1999, respectively.

6. Commitments

   As described in Note 3, the Company leases its corporate headquarters from the shareholders. The lease term is for one year and is renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $117,000 and the Company is required to pay the real estate taxes.

   The Company also has a lease commitment to rent storage space from an affiliated company which is under common ownership. This agreement is also renewed annually on December 31 of each year. Minimum rental payments for 2000 under this agreement are $6,000.

7. Shareholders' Equity

   AccuVal has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1998 and 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

   LiquiTec has the authority to issue 2,800 shares of no par value common stock. As of December 31, 1998 and 1999, 200 shares are issued and outstanding. Consideration for these shares totaled $10,000.

8. Sale of Company

   On March 3, 2000, the Company sold all of the issued and outstanding shares of stock of AccuVal and LiquiTec to DoveBid, Inc. for approximately $5.5 million. The total consideration consisted of $1.65 million in cash, $2.85 million in a convertible note and a $1 million holdback note payable in cash at a later date.

                         REPORT OF INDEPENDENT AUDITORS

Members
Greenwich Industrial Services, LLC

   We have audited the accompanying balance sheets of Greenwich Industrial Services, LLC as of December 31, 1998 and 1999, and the related statements of operations and members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenwich Industrial Services, LLC at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 8, 2000
Stamford, Connecticut

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                             December 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
Assets
Current assets:
  Cash.................................................  $  509,956  $  767,982
  Cash held in escrow..................................     332,930      45,973
  Accounts receivable..................................     348,443     306,556
  Accounts receivable, affiliate.......................         --       22,300
  Due from members (Note 6)............................      46,354         --
  Equipment held for resale............................     282,657     139,470
  Prepaid expenses and deposits........................         --       21,716
                                                         ----------  ----------
    Total current assets...............................   1,520,340   1,303,997
Property and equipment, net of accumulated depreciation
 (Notes 3).............................................       6,805     400,976
Organization costs, net of accumulated amortization
 (1998-$9,240).........................................      13,225         --
                                                         ----------  ----------
    Total assets.......................................  $1,540,370  $1,704,973
                                                         ==========  ==========
Liabilities and Members' Equity
Current liabilities:
  Current portion of long-term debt (Note 5)...........  $      --   $   10,625
  Accounts payable and accrued expenses................     133,473     143,286
  Due to customers.....................................     494,149         --
  Due to affiliate.....................................      96,159         --
  Sales tax payable....................................      96,524      14,117
                                                         ----------  ----------
    Total current liabilities..........................     820,305     168,028
Long-term debt, net of current portion (Note 5)........         --      194,792
Commitment (Note 7)
Members' equity........................................     721,065   1,342,153
Less subscription receivable...........................      (1,000)        --
                                                         ----------  ----------
    Total members' equity..............................     720,065   1,342,153
                                                         ----------  ----------
    Total liabilities and members' equity..............  $1,540,370  $1,704,973
                                                         ==========  ==========

                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                          Year ended December
                                                                  31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
Revenues:
  Auction............................................... $9,055,411  $7,529,412
  Appraisal.............................................    319,855     304,308
                                                         ----------  ----------
    Total revenues...................................... $9,375,266   7,833,720
Operating Expenses:
  Direct auction costs..................................  7,907,833   5,876,045
  Selling, general and administrative...................    864,638   1,187,030
  Depreciation and amortization.........................     11,120      25,078
                                                         ----------  ----------
    Total operating expenses............................  8,783,591   7,088,153
                                                         ----------  ----------
Income from operations..................................    591,675     745,567

Other income (expense):
  Interest expense......................................    (16,099)    (44,366)
  Interest income.......................................     37,531      53,539
  Other.................................................      1,461      35,143
                                                         ----------  ----------
                                                             22,893      44,316
Net income..............................................    614,568     789,883
Members' equity, beginning of year......................    280,497     720,065
Less distributions......................................   (175,000)   (167,795)
                                                         ----------  ----------
Members' equity, end of year............................ $  720,065  $1,342,153
                                                         ==========  ==========


                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                            Year ended
                                                           December 31,
                                                       ----------------------
                                                          1998        1999
                                                       -----------  ---------
Cash flows from operating activities
Net income............................................ $   614,568  $ 789,883
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.......................      11,120     25,078
  Accounts receivable.................................    (298,351)    41,887
  Accounts receivable, affiliate......................          --    (22,300)
  Equipment held for resale...........................    (282,657)   143,187
  Prepaid expenses and deposits.......................     290,456    (21,716)
  Accounts payable and accrued expenses...............       3,754      9,813
  Due to affiliate....................................      96,159    (96,159)
  Due to customers....................................    (978,213)  (494,149)
  Sales tax payable...................................    (216,894)   (82,407)
                                                       -----------  ---------
Net cash provided by (used in) operating activities...    (760,058)   293,117

Cash flows from investing activities
Advances (to) from members............................     (44,954)    46,354
Acquisition of furniture and equipment................          --   (406,024)
Organization costs....................................     (17,615)        --
                                                       -----------  ---------
Net cash used in investing activities.................     (62,569)  (359,670)

Cash flows from financing activities
Proceeds from borrowing...............................          --    212,500
Principal payments in note payable....................          --     (7,083)
Distributions to members..............................    (175,000)  (167,795)
Repayments to member..................................     (32,726)        --
                                                       -----------  ---------
Net cash used in financing activities.................    (207,726)    37,622
                                                       -----------  ---------
Net decrease in cash..................................  (1,030,353)   (28,931)
Cash, beginning of year...............................   1,873,239    842,886
                                                       -----------  ---------
Cash, end of year..................................... $   842,886  $ 813,955
                                                       ===========  =========
Supplemental disclosures of cash flow information
Interest paid......................................... $    16,099  $  44,366
                                                       ===========  =========


                            See accompanying notes.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1999

1. Organization and Business

   Greenwich Industrial Services, LLC (the "Company") was formed as a Connecticut Limited Liability Company in April 1997 to perform appraisals, auctions, asset recovery and liquidation of equipment owned by others throughout the world.

   The Company was 96% owned by Greenwich Financial Group, Inc., whose owner is also the 100% owner of Avatar Alliance, L.P. (an affiliate) with the remaining 4% owned by its current members. During 1999, the current members purchased the entire interest of Greenwich Financial Group, Inc.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of the Company's financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual amounts could differ from those estimates.

Income Taxes

   The Company is not subject to federal income taxes and no provision for federal income taxes is made in the financial statements. The Company's operating results are included in the respective member's federal income tax returns.

Cash Held in Escrow / Due To Customers

   The Company generally collects the gross proceeds from an auction on behalf of the selling parties and holds such proceeds in an escrow account until the final settlement date of the auction. These amounts are classified as cash held in escrow in the accompanying balance sheets. Cash held in escrow is excluded from cash for purposes of the statements of cash flows.

   The portion of the proceeds that must be remitted to the owner of the goods that were sold during an auction is reflected as due to customers in the accompanying balance sheets, net of the Company's commissions and expense reimbursements that have not been disbursed from the escrow account.

Accounts Receivable, Affiliate / Due to Affiliate

   Accounts receivable, affiliate at December 31, 1999 represents the Company's share of proceeds related to the sale of airframe equipment due from Avatar Alliance, L.P. Due to affiliate at December 31, 1998 represents funds due to Avatar Alliance, L.P. for the Company's portion of the charges related to the sharing of office space.

Equipment Held for Resale

   Equipment held for resale represents equipment not sold at an initial auction. The equipment is stated at the lower of cost or market based on a specific identification method.

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed on a straight line basis over the estimated useful lives of the related assets. The useful lives range from three years for computer equipment and furniture and fixtures to thirty-nine years for the building.

Revenue Recognition

   Commission income from auctions is recognized upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to ultimate collection of auction proceeds. Commission income consists of a fee based on the transaction price plus revenues associated with other costs and services.

   Revenue and cost of sales from auctions of the Company's own inventory are recognized upon sale and shipment of the equipment and after resolution of any significant uncertainties as to ultimate collection of auction proceeds.

   Revenues from appraisal and other services are recognized when the services are performed. Costs related to appraisal services are included within general and administrative expenses in the accompanying statements of operations and member's equity.

Organization Costs

   Organization costs were fully amortized in 1999. Prior to 1999 such costs were being amortized on a straight-line basis over five years. Amortization expense for the years ended December 31, 1998 and 1999 was $8,512 and $13,225, respectively.

Employee Retirement Plan

   The Company participates in a 401(k) Plan sponsored and administered by an affiliate. The Plan covers substantially all employees who are allowed to contribute a percentage of salary, based on certain parameters as defined in the Plan. The Company does not match any contributions. No fees are charged to the Company for Plan administration.

Advertising Costs

   Advertising costs are expensed as incurred. Total advertising expenses were $179,475 and $298,330 for the years ended December 31, 1998 and 1999, respectively.


Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash in escrow and accounts receivable. Cash and cash in escrow are deposited with high credit, quality financial institutions. As of December 31, 1998 and 1999, the Company has no significant concentrations of credit risk. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.

Fair Value of Financial Instruments

   As of December 31, 1998 and 1999, the respective carrying values of the Company's financial instruments approximated their fair values. These financial instruments include cash, due from members, accounts payable,

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

accrued expenses, due to customers and debt. Carrying values were estimated to approximate fair values for these financial instruments as they are short-term in nature and are receivable or payable on demand.

3. Property and Equipment

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
Building..................................................... $    --  $344,268
Office equipment.............................................  11,368    73,124
                                                              -------  --------
                                                               11,368   417,392
Less accumulated depreciation................................  (4,563)  (16,416)
                                                              -------  --------
                                                              $ 6,805  $400,976
                                                              =======  ========

   Depreciation expense for the years ended December 31, 1998 and 1999 was $3,578 and $11,853, respectively.

4. Note Payable--Bank

   In September 1998, the Company secured a line of credit with a bank for up to $5 million. The agreement allows for borrowings against qualified asset purchase and auction service transactions and allows the Company to issue letters of credit against specified transactions. Interest is payable monthly based on either the bank's prime rate plus .25% or LIBOR plus 2.5%. The agreement expires in June 2001. Borrowings are secured by the underlying assets acquired and are also personally guaranteed by the Company's members.

   As of December 31, 1998 and 1999, there were no outstanding borrowings. In 1999, the Company had issued a letter of credit in the amount of $250,000 which expired on January 7, 2000.

5. Long-Term Debt

   The note payable is payable through monthly payments of $885 plus interest calculated at either the bank's prime rate plus .25% or
    LIBOR plus 2.5%. The interest rate at December 31, 1999 was
    8.48%. Loan matures in April 2009 with a balloon payment for remaining balance secured by the building and guarantee of the
    Company's members...............................................  $205,417
   Less current portion.............................................   (10,625)
                                                                      --------
                                                                      $194,792
                                                                      ========

   Maturities of long-term debt are as follows:

      Year ending December 31:
        2000........................................................... $ 10,625
        2001...........................................................   10,625
        2002...........................................................   10,625
        2003...........................................................   10,625
        2004...........................................................   10,625
        Thereafter.....................................................  152,292
                                                                        --------
                                                                        $205,417
                                                                        ========

                       GREENWICH INDUSTRIAL SERVICES, LLC
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6. Related Party Transactions

Due from Member

   The Company advanced and borrowed funds on an as needed basis from its affiliate during 1998. The advances has an interest rate at 9% and were payable on demand. All advances have been repaid in 1999.

Expense Allocation

   The Company shares office space with other companies affiliated through common ownership. Allocated expenses to the Company totaled $90,223 and $23,316 in 1998 and 1999, respectively.

7. Commitments

Leases

   During 1999, the Company leased certain equipment under noncancellable operating leases expiring at various times through September 2000. Future minimum lease payments totaled $9,158 and extend through September 30, 2000.

   Rent expense was $14,760 in 1999, and related to charge for office equipment. In 1998 rent expense was changed through the allocation from its affiliate.

8. Limited Liability Company Agreement

   Under the terms of the LLC Agreement (the "Agreement"), the proportionate interest of the members in the Company's net profits, net losses, and other items of net income, gain or loss is equal to their percentage interest in the LLC. The Agreement expires March 31, 2027. The Agreement provides that no member shall be liable for the liabilities of the Company. Any member may assign all or any portion of his membership interest to any other member upon prior written notice to the manager. Upon dissolution of the Company, the property of the Company will be distributed as follows: (a) to creditors in satisfaction of Company liabilities and (b) to the members in proportion to their percentage interests.

9. Subsequent Event

   Effective February 29, 2000, the Company was acquired by DoveBid, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Haltek Electronics dba Test Lab

   We have audited the accompanying balance sheets of Haltek Electronics dba Test Lab ("the Company") as of June 30, 1999 and December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haltek Electronics at June 30, 1999 and December 31, 1999, and the results of its operations and its cash flows for the year ended June 30, 1999 and the six months ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
March 2, 2000
San Francisco, California

                        HALTEK ELECTRONICS DBA TEST LAB

                                 BALANCE SHEETS

                                                  June 30,
                                           ----------------------- December 31,
                                              1998        1999         1999
                                           ----------- ----------- ------------
                                           (unaudited)
Assets
Current assets:
  Cash and cash equivalents............... $   281,312 $   476,540 $   448,612
  Accounts receivable, net of allowance
   for doubtful accounts of $5,000 at June
   30, 1998 and $6,000 at June 30, 1999
   and December 31, 1999..................     627,902     673,167   1,427,094
  Inventory...............................   2,777,095   2,461,212   2,762,260
  Other assets............................      83,384       9,211       7,732
                                           ----------- ----------- -----------
    Total current assets..................   3,769,693   3,620,130   4,645,698
Fixed assets, net.........................     208,334     197,572     195,988
Other assets..............................      46,280      52,443      52,443
Deferred tax asset........................          --       1,488      34,831
                                           ----------- ----------- -----------
    Total assets.......................... $ 4,024,307 $ 3,871,633 $ 4,928,960
                                           =========== =========== ===========
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable........................ $   418,767 $   504,392 $   701,064
  Accrued expenses........................     195,474     208,170     161,381
  Bank line of credit.....................     461,500          --          --
  Income taxes payable....................          --          --     425,108
  Current portion of notes payable--
   shareholder............................     115,075     427,359     347,128
                                           ----------- ----------- -----------
    Total current liabilities.............   1,190,816   1,139,921   1,634,681
Notes payable--shareholder, less current
 portion..................................     707,768     584,763     516,799
Other liabilities.........................      10,000      10,000          --
Shareholders' equity:
  Common stock, no par value: Authorized
   shares--1,000,000 Issued and
   outstanding shares--267,499 in 1998 and
   1999...................................      40,365      40,365      40,365
  Retained earnings.......................   2,075,358   2,096,584   2,737,115
                                           ----------- ----------- -----------
    Total shareholders' equity............   2,115,723   2,136,949   2,777,480
                                           ----------- ----------- -----------
                                           $ 4,024,307 $ 3,871,633 $ 4,928,960
                                           =========== =========== ===========

                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                            STATEMENTS OF OPERATIONS

                                                                   Six months
                                          Year ended June 30,        ended
                                         -----------------------  December 31,
                                            1998         1999         1999
                                         -----------  ----------  ------------
                                         (unaudited)
Revenues................................ $6,866,438   $5,942,365   $4,263,943
Cost of revenues........................  4,581,552    4,143,208    2,329,726
                                         ----------   ----------   ----------
Gross profit............................  2,284,886    1,799,157    1,934,217
                                         ----------   ----------   ----------
Operating expenses:
  Sales and marketing...................    106,104       86,265       65,300
  General and administrative............  2,122,434    1,596,886      771,797
                                         ----------   ----------   ----------
    Total operating expenses............  2,228,538    1,683,151      837,097
                                         ----------   ----------   ----------
Income from operations..................     56,348      116,006    1,097,120
Interest income.........................     16,285       13,075           --
Interest expense........................    (92,082)    (100,787)     (31,481)
                                         ----------   ----------   ----------
Net (loss) income before taxes on
 income.................................    (19,449)      28,294    1,065,639
Taxes on income.........................      4,744       (7,068)    (425,108)
                                         ----------   ----------   ----------
Net (loss) income ...................... $  (14,705)  $   21,226   $  640,531
                                         ==========   ==========   ==========


                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                            Common Stock  Additional                 Total
                           --------------  Paid In    Retained   Shareholders'
                           Shares  Amount  Capital    Earnings      Equity
                           ------- ------ ---------- ----------  -------------
Balances at June 30, 1997
 (unaudited).............. 267,499  $ --   $40,365   $2,090,063   $2,130,428
  Net loss (unaudited)....      --    --        --      (14,705)     (14,705)
                           -------  ----   -------   ----------   ----------
Balances at June 30, 1998
 (unaudited).............. 267,499    --    40,365    2,075,358    2,115,723
  Net income..............      --    --        --       21,226       21,226
                           -------  ----   -------   ----------   ----------
Balances at June 30,
 1999..................... 267,499    --    40,365    2,096,584    2,136,949
  Net income..............      --    --        --      640,531      640,531
                           -------  ----   -------   ----------   ----------
Balances at December 31,
 1999..................... 267,499  $ --   $40,365   $2,737,115   $2,777,480
                           =======  ====   =======   ==========   ==========



                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                            STATEMENTS OF CASH FLOWS

                                                                    Six months
                                             Year ended June 30,      ended
                                            ---------------------  December 31,
                                               1998       1999         1999
                                            ----------- ---------  ------------
                                            (Unaudited)
Operating activities
Net income (loss).........................   $ (14,705) $  21,226   $ 640,531
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
  Depreciation............................      15,763     20,466       5,040
  Deferred tax asset......................         --      (1,488)    (33,343)
Change in operating assets and
 liabilities:
  Accounts receivable.....................     477,295    (45,265)   (753,927)
  Inventory...............................    (187,052)   315,883    (301,048)
  Other assets............................     (83,384)    74,173       1,479
  Accounts payable........................    (208,016)    85,625     196,672
  Cash overdraft..........................    (205,507)        --          --
  Accrued expenses........................      (3,909)    12,696     (46,789)
  Income taxes payable....................          --         --     425,108
  Other liabilities.......................          --         --     (10,000)
                                             ---------  ---------   ---------
Net cash (used in) provided by operating
 activities...............................    (209,515)   483,316     123,723
Investing activities
Purchases of property and equipment.......      (3,159)    (9,704)     (3,456)
Increase in cash surrender value of
 officers' life insurance.................      (3,600)    (6,163)         --
                                             ---------  ---------   ---------
Net cash used in investing activities.....      (6,759)   (15,867)     (3,456)
Financing activities
Proceeds from notes payable to
 shareholders.............................          --    392,284          --
Principal payments to shareholders........    (216,611)  (203,005)   (148,195)
Line of credit............................     714,197   (461,500)         --
                                             ---------  ---------   ---------
Net cash provided by (used in) financing
 activities...............................     497,586   (272,221)   (148,195)
                                             ---------  ---------   ---------
Net increase (decrease) in cash...........     281,312    195,228     (27,928)
Cash and cash equivalents at beginning of
 year.....................................          --    281,312     476,540
                                             ---------  ---------   ---------
Cash and cash equivalents at end of year..   $ 281,312  $ 476,540   $ 448,612
                                             =========  =========   =========
Supplemental disclosure of cash flows
 information
Interest paid.............................   $  92,082  $ 100,787   $  31,481
                                             =========  =========   =========
Supplemental disclosure--noncash
 transactions
Write off fully depreciated fixed assets..   $      --  $   3,159   $   9,704
                                             =========  =========   =========

                            See accompanying notes.

                        HALTEK ELECTRONICS DBA TEST LAB

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   Haltek Electronics (the "Company") was incorporated in 1973. The Company purchases used electronic test and measurement equipment and refurbishes it for resale.

   On February 29, 2000, Dovebid, Inc., acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly owned subsidiary of Dovebid, Inc.

2. Summary of Significant Accounting Policies:

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

   Concentrations of Credit Risk and Credit Evaluations--Financial instrument, which subject the Company to concentrations of credit risk consists primarily of trade accounts receivable. For years ended June 30, 1998 (unaudited) and 1999 and the six months ended December 31, 1999, no single customer accounted for greater than 10% of net revenue.

   Fixed Assets--Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using accelerated methods (which approximates the straight line method) over the estimated useful lives of the related assets, which range from five to seven years.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Revenue Recognition--The Company's revenues are derived primarily from the resale of used laboratory equipment. The Company recognizes revenues as equipment is shipped.

   The Company has incurred a nominal amount of warranty expense in past years and management does not expect that warranty costs will be material in the future.

   Inventory--Inventory consists of used laboratory equipment that is refurbished for resale. Inventory is stated at the lower of cost or market value.

   Recent Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Financial Instruments and for Hedging Activities" ("SFAS 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This Statement is effective for fiscal years beginning after June 15, 1999. The Company adopted SFAS 133 in 1999. The adoption of SFAS 133 did not have a material impact on the Company's financial statements.

3. Bank Line of Credit:

   As of June 30, 1999 and December 31, 1999, the Company had available an unused line of credit with a bank. The line of credit provides that the Company may borrow up to $700,000 until January 1, 2000, at the bank's prime rate plus .50% (9.25% at December 31, 1999). As of June 30, 1998 (unaudited) the line of credit was $500,000 and the Company had drawn $492,600.

   The line of credit is secured by the Company's assets and is guaranteed by one of the major shareholders.

                        HALTEK ELECTRONICS DBA TEST LAB

4. Notes Payable--Shareholder:

   Notes payable--shareholder consisted of the following:

                                                  June 30,
                                           ---------------------- December 31,
                                              1998        1999        1999
                                           ----------- ---------- ------------
                                           (unaudited)
Note payable, shareholder, secured by the
 assets of the Company, monthly
 installments of $14,916, interest rate of
 8% per annum, maturing April 1, 2004.....  $ 822,843  $  707,768   $643,927
Note payable, shareholder, secured by the
 assets of the Company, monthly
 installments paid from available cash,
 accruing interest rate of 8% per annum,
 principal and accrued interest are due on
 demand...................................         --     304,354    220,000
                                            ---------  ----------   --------
                                              822,843   1,012,122    863,927
Less current portion......................    115,075     427,359    347,128
                                            ---------  ----------   --------
                                            $ 707,768  $  584,763   $516,799
                                            =========  ==========   ========

   Maturities of notes payable--shareholder were as follows, for the year ending December 31:

       2000............................................................ $347,128
       2001............................................................  148,450
       2002............................................................  155,171
       2003............................................................  124,774
       2004............................................................   88,404
                                                                        --------
                                                                        $863,927
                                                                        ========

5. Related Party Transactions:

   The Company leases certain office space on a month to month operating lease from a shareholder.

   For the years ended June 30, 1998 (unaudited) and 1999 and the six months ended December 31, 1999, the Company paid rent expense to the shareholder of $72,250, $165,000 and $161,000, respectively and is included in general and administrative expenses in the statement of operations.

6. Income Taxes:

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of the years ended June 30, 1998 (unaudited) and June 30, 1999 and the six months ended December 31, 1999 are as follows:

                                                      June 30,
                                                 ------------------ December 31,
                                                    1998      1999      1999
                                                 ----------- ------ ------------
                                                 (unaudited)
   Deferred tax assets:
     Bad Debt Allowance.........................    $ --     $1,192   $ 2,570
     State Taxes................................      --        296    32,261
                                                    -----    ------   -------
       Total Deferred tax assets................      --      1,488    34,831
                                                    -----    ------   -------
   Net Deferred tax asset (liability)...........    $ --     $1,488   $34,831
                                                    =====    ======   =======

                        HALTEK ELECTRONICS DBA TEST LAB

   For financial reporting purposes, the provision for income taxes consists of the following for the years ended June 30, 1998 (unaudited) and June 30, 1999 and for the six months ended December 31, 1999.

                                                     June 30,
                                                ------------------  December 31,
                                                   1998      1999       1999
                                                ----------- ------  ------------
                                                (unaudited)
   Current
     Federal...................................  $(10,522)  $5,339    $363,370
     State.....................................      (546)   3,217      94,428
                                                 --------   ------    --------
       Total Current...........................   (11,068)   8,556     457,798
                                                 --------   ------    --------
   Deferred
     Federal...................................     6,324   (1,046)    (32,601)
     State.....................................       --      (442)        (88)
                                                 --------   ------    --------
       Total Deferred..........................     6,324   (1,488)    (32,689)
                                                 --------   ------    --------
     Total Tax Provision.......................  $ (4,744)  $7,068    $425,108
                                                 ========   ======    ========

   The federal statutory rate reconciles to the Company's effective tax rate as follows for the year ended June 30, 1998 (unaudited) and June 30, 1999 and for the six months ended December 31, 1999.

                                                           June 30, December 31,
                                                             1999       1999
                                                           -------- ------------
   Federal Statutory income tax rate......................  15.00%     34.00%
   State tax provision, net of federal tax benefit........   8.34       5.83
   Other..................................................   1.64       0.06
                                                            -----      -----
   Effective tax rate.....................................  24.98%     39.89%
                                                            =====      =====

7. Retirement Plan:

   The Company has a retirement SEP/IRA plan for the employees of the Company. Contributions by the Company to the plan are discretionary and no amounts are contributed by the employees. There were no contributions to the plan for the year ended December 31, 1999. Contribution expense and amounts accrued for the years ended June 30, 1998 (unaudited) and 1999 and for the six months ended December 31, 1999 were $120,000, $110,000 and $60,000, respectively.

   The Company was purchased subsequent to February 29, 2000 and it is intended that the plan will be dissolved with the funds being rolled over into new plans.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Philip Pollack & Co., Inc.

   We have audited the accompanying balance sheets of Philip Pollack & Co., Inc. as of December 31, 1999, February 28, 1999, and February 28, 1998, and the related statements of income and retained earnings and cash flows for the ten month period ended December 31, 1999 and years ended February 28, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Philip Pollack & Co., Inc. at December 31, 1999, February 28, 1999, and February 29, 1998, and the results of its operations and its cash flows for the ten month period ended December 31, 1999 and the years ended February 28, 1999 and 1998, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP
March 7, 2000
Chicago, Illinois

                           PHILIP POLLACK & CO., INC.

                                 BALANCE SHEETS

                                                               February 28,
                                               December 31, -------------------
                                                   1999        1999      1998
                                               ------------ ---------- --------
Assets
Current assets:
  Cash and cash equivalents...................   $ 18,558   $  887,205 $185,257
  Billed accounts receivable, net of allowance
   for doubtful accounts of $34,070, $34,070,
   and $20,313, respectively..................    159,318      150,198  171,947
  Unbilled accounts receivable................      9,760       70,172    6,371
  Deferred auction and appraisal costs........    118,845       60,327    3,539
  Prepaid expenses and other current assets...     44,653      167,993   23,905
                                                 --------   ---------- --------
    Total current assets......................    351,134    1,335,895  391,019
Other assets:
  Deferred tax asset..........................     26,816       34,974   79,707
  Intangible asset, net.......................     18,000       27,000   36,000
  Equipment held for sale.....................     77,931       21,593      --
  Due from shareholders.......................    440,485      315,670  257,079
Total other assets............................    563,232      399,237  372,786
Equipment and leasehold improvements, net.....     52,407       26,449   30,962
                                                 --------   ---------- --------
    Total assets..............................   $966,773   $1,761,581 $794,767
                                                 ========   ========== ========
Liabilities and Shareholders' Equity
Current liabilities:
  Notes payable...............................   $224,179   $  224,702 $102,525
  Accounts payable............................    174,922      176,219  150,850
  Accrued litigation expense..................    217,192           --       --
  Auction proceeds payable....................     33,987      849,644  276,107
                                                 --------   ---------- --------
    Total current liabilities.................    650,280    1,250,565  529,482
Deferred income tax...........................     51,231      100,211   36,931
Due to shareholders...........................     98,611      148,899  218,480
Shareholders' equity
  Preferred stock, no par value 1,000 shares
   authorized, none outstanding...............         --           --       --
  Common stock, no par value 10,000 shares
   authorized, 1,000 issued and outstanding-at
   stated value...............................      1,000        1,000    1,000
  Retained earnings...........................    165,651      260,906    8,874
                                                 --------   ---------- --------
    Total shareholders' equity................    166,651      261,906    9,874
                                                 --------   ---------- --------
  Total liabilities and shareholders' equity..   $966,773   $1,761,581 $794,767
                                                 ========   ========== ========

                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                              Ten Month       Year ended
                                             Period Ended    February 28,
                                             December 31, --------------------
                                                 1999       1999       1998
                                             ------------ ---------  ---------
Revenues:
 Auction income............................   $ 808,120   $ 576,356  $ 534,696
 Appraisal income..........................     920,592   1,473,230    979,550
                                              ---------   ---------  ---------
Total revenues.............................   1,728,712   2,049,586  1,514,246
Operating expenses:
 Direct auction costs......................     442,620     369,611    336,904
 Direct appraisal costs....................     120,311      93,891     25,370
 Selling, general and administrative
  expenses.................................   1,081,794   1,248,455  1,062,905
 Provision for litigation expense..........     217,192          --         --
                                              ---------   ---------  ---------
Total operating expenses...................   1,861,917   1,711,957  1,425,179
                                              ---------   ---------  ---------
Income (loss) from operations..............    (133,205)    337,629     89,067
Other income...............................      18,167      50,777     11,311
Interest expense...........................     (21,040)    (28,360)   (15,249)
                                              ---------   ---------  ---------
Income (loss) before income taxes..........    (136,078)    360,046     85,129
Income taxes (credit)......................     (40,823)    108,014     25,539
                                              ---------   ---------  ---------
Net income (loss)..........................     (95,255)    252,032     59,590
Retained earnings (deficit) at beginning of
 period....................................     260,906       8,874    (50,716)
                                              ---------   ---------  ---------
Retained earnings at end of period.........   $ 165,651   $ 260,906  $   8,874
                                              =========   =========  =========


                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                         Ten Month
                                        Period Ended Year ended February 28,
                                        December 31, -------------------------
                                            1999         1999         1998
                                        ------------ ------------  -----------
Operating activities:
  Net income (loss)....................   $(95,255)  $    252,032  $    59,590
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization......     13,137         20,943       22,280
    Deferred income taxes..............    (40,823)       108,014       25,539
    Changes in operating assets and
     liabilities:
      Billed accounts receivable.......     (9,120)        21,749      (58,597)
      Unbilled accounts receivable.....     60,412        (63,801)      (6,371)
      Auction inventory................    (56,338)       (21,593)      44,500
      Deferred auction and appraisal
       costs...........................    (58,518)       (56,788)      20,291
      Prepaid expenses and other
       current assets..................    123,340       (144,088)      47,615
      Accounts payable.................     (1,297)        25,369        1,858
      Accrued litigation expense.......    217,192             --           --
      Auction proceeds payable.........   (815,657)       573,537      (34,318)
                                          --------   ------------  -----------
  Net cash provided by (used in)
   operating activities................   (662,927)       715,374      122,387
Investing activity:
Purchases of equipment and leasehold
 improvements..........................    (30,094)        (7,439)     (57,767)
                                          --------   ------------  -----------
  Net cash used in investing activity..    (30,094)        (7,439)     (57,767)
Financing activities:
  (Repayments ) borrowings under notes
   payable, net........................       (523)       122,177     (104,000)
  Due from shareholder, net............   (124,815)       (58,591)     (14,967)
  Due to shareholder, net..............    (50,288)       (69,581)     (29,655)
                                          --------   ------------  -----------
  Net cash provided by (used in)
   financing activities................   (175,626)        (5,995)    (148,622)
                                          --------   ------------  -----------
Net increase in cash and cash
 equivalents...........................   (868,647)       701,940      (84,002)
Cash and cash equivalents at beginning
 of period.............................    887,205        185,257      269,259
                                          --------   ------------  -----------
Cash and cash equivalents at end of
 period................................   $ 18,558   $    887,205  $   185,257
                                          ========   ============  ===========
Supplemental disclosure of cash flow
 information:
Interest paid..........................   $ 21,040   $     28,360  $    15,249
                                          ========   ============  ===========

                See accompanying notes to financial statements.

                           PHILIP POLLACK & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                  Ten month period ended December 31, 1999 and
                     Years ended February 28, 1999 and 1998

1. Basis of Presentation and Description of Business

   Philip Pollack & Co., Inc. ("the Company") is a business to business auctioneer focusing on the used capital equipment market. The Company also provides appraisal and other related services. The accompanying financial statements have been prepared using historical cost basis. On February 7, 2000 the shareholders agreed to sell all of the common stock of the Company to Dovebid, Inc., and the carrying values of assets and liabilities in the accompanying financial statements have not been adjusted for any purchase accounting adjustments. This transaction closed on March 2, 2000.

2. Summary of Significant Accounting Policies

Equipment and Leasehold Improvements

   Equipment and leashold improvements are stated at cost. Depreciation and amortization are computed using accelerated methods over the estimated useful lives of the respective assets, ranging from five to seven years.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   The Company files income tax returns on a cash basis. Deferred income taxes are provided on differences between accrual and cash basis.

Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Company management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company will, when determined necessary, accrue for estimated liabilities when the financial effect is probable and can be estimated by management. Actual results could differ from those estimates.

Revenue Recognition

   Buyer's premiums and direct auction expenses charged to customers are recognized as auction income upon closing of the related auction less estimates for certain allowances and after resolution of any significant uncertainties as to the ultimate collection of auction proceeds. Buyer's premiums consists of a fee based on the transaction price. Direct costs of auctions are deferred and charged to expense upon closing of the related auction.

   Income from appraisals are recognized as the services are performed.

Unbilled Accounts Receivable

   Unbilled accounts receivable represent direct costs of appraisals incurred and income recognized on appraisals in process. The amounts are typically billed within the following month.

                           PHILIP POLLACK & CO., INC.

Advertising Costs

   The Company expenses advertising costs as incurred.

3. Equipment and leasehold improvements

   Equipment and leasehold improvements consists of the following:

                                                 February 28,
                                              --------------------  December 31,
                                                1998       1999         1999
                                              ---------  ---------  ------------
Furniture and fixtures....................... $ 124,394  $ 124,394   $ 124,394
Computers and software.......................   112,647    119,910     147,494
Office equipment.............................     8,398      8,563      11,074
                                              ---------  ---------   ---------
                                                245,439    252,867     282,962
Less Accumulated depreciation................  (214,477)  (226,418)   (230,555)
                                              ---------  ---------   ---------
                                              $  30,962  $  26,449   $  52,407
                                              =========  =========   =========

4. Accrued Litigation Expense

   On August 4, 1999, a judgment in the amount of $217,192 was entered against the Company in the State of Idaho as a result of litigation arising from appraisal services and a provision for this judgment was recorded in the ten month period ended December 31, 1999. Management intends to pursue, through legal counsel, the non-enforceability of this judgement in the State of Illinois.

5. Notes Payable

   Notes payable are borrowings generally under six month notes to a bank which bear interest (9.5% at December 31, 1999) at 1% over the bank's prime rate. The notes are collateralized by inventory, chattel paper, accounts and general intangibles of the Company and are personally guaranteed by a shareholder.

6. Related Party Transactions

   During the ten months ended December 31, 1999, the Company and Dove Brothers LLC, a subsidiary of Dove Bid Inc., jointly conducted an auction. The Company's portion of buyer's premium and direct auction costs are reflected in the statement of operations.

   In addition, the Company engaged an advertising firm owned by the shareholders to provide advertising services in the amount of $134,313, $109,451 and $149,714 for the years ended February 28, 1998 and 1999 and in the ten-month period ended December 31, 1999, respectively.

                           PHILIP POLLACK & CO., INC.

7. Commitments and Contingencies

   Future minimum rental payments under non cancelable operating lease agreements with terms in excess of one year are as follows:

       2000............................................................. $21,233
       2001.............................................................  21,933
       2002.............................................................  22,633
       2003.............................................................  23,333
       2004.............................................................  23,700
       Thereafter.......................................................  15,667

   Rent expense under all operating leases totaled $64,203, $73,734, $66,707 for the years ended February 28, 1998 and 1999 and the ten-month period ended December 31, 1999, respectively.

8. Income Taxes

The provision for income taxes is as follows:

                                                     February 28,
                                                   ---------------- December 31,
                                                    1998     1999       1999
                                                   ------- -------- ------------
Current:
  Federal.........................................     --       --         --
  State...........................................     --       --         --
                                                   ------- --------   --------
Deferred (credit)................................. $25,539 $108,014   $(40,823)
                                                   ------- --------   --------
                                                   $25,539 $108,014   $(40,823)
                                                   ======= ========   ========

   At December 31, 1999, the Company had net operating losses carry forwards (on a cash basis) for income tax purposes of approximately $89,000.

9. Impact of the Year 2000 (Unaudited)

   The Company was not required to replace significant portions of its software, and the Year 2000 issue did not cause operational problems for its computer systems. Ultimately, any potential future impact of the Year 2000 issue will depend not only on corrective measures the Company undertook, but also on the way in which the Year 2000 issue was addressed by businesses and other entities whose financial condition or operational capability is important to the company as vendors.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by DoveBid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

     SEC registration fee.............................................. $21,120
     NASD filing fee...................................................   8,400
     Nasdaq National Market initial filing fee.........................   1,000
     Printing and engraving ...........................................      *
     Legal fees and expenses of the Registrant ........................      *
     Accounting fees and expenses .....................................      *
     Directors and officers liability insurance........................      *
     Blue sky fees and expenses .......................................      *
     Transfer agent and registrar fees and expenses....................      *
     Miscellaneous.....................................................      *
                                                                        -------
       Total........................................................... $    *
                                                                        =======

--------
*To be filed by amendment

ITEM 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

   As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

  . the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements;

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

  .  the rights conferred in the Bylaws are not exclusive.

   In addition, the Registrant intends to enter into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

   The Registrant currently carries liability insurance for its directors and officers.

   The Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities under the Securities Act of 1933, or otherwise.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

     Exhibit Document                                                    Number
     ----------------                                                    ------
     Form of Underwriting Agreement.....................................  1.01
     Registrant's Certificate of Incorporation..........................  3.01
     Form of Registrant's Amended and Restated Certificate of
      Incorporation (to be filed following the closing of this
      offering).........................................................  3.02
     Registrant's Bylaws................................................  3.03
     Form of Indemnity Agreement........................................ 10.14

ITEM 15. Recent Sales of Unregistered Securities.

   Since March 1997, the Registrant and its predecessor, Dove Brothers LLC, issued and sold the following securities:

   1. In June 1999, we issued, in exchange for the contribution of the membership interests of Dove Brothers, LLC an aggregate of 28,212,121 shares of our common stock to Ross Dove, Kirk Dove, The Dove Holdings Corporation and Koll Management Services, Inc.

   2. In June 1999, we issued and sold an aggregate of 12,090,909 shares of Series A Preferred Stock to one investor for $0.33 per share or an aggregate of $3,990,000.

   3. In October 1999, we issued and sold an aggregate of 15,870,129 shares of Series B Preferred Stock to three investors for $0.77 per share or an aggregate of $12,219,999.

   4 In December 1999 we issued and sold an aggregate of 675,325 shares of Series B Preferred Stock to one investor for $0.77 per share or an aggregate of $520,000.

   5. In February 2000, we issued and sold an aggregate of 32,022,476 shares of Series C Preferred Stock to six investors for $2.67 per share or an aggregate of $80,500,011.

   6. In March 2000, we issued and sold an aggregate of 8,988,766 shares of Series C Preferred Stock to five investors for $2.67 per share or an aggregate of $29,000,005.

   7. In December 1999, we issued Convertible Notes to two individuals in the aggregate principal amount of $2,000,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement.

   8. In February 2000, we issued Convertible Notes to four individuals in the aggregate principal amount of $2,000,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement upon.

   9. In March 2000, we issued four Convertible Notes to four individuals in the aggregate principal amount of $5,600,000, which, upon or immediately prior to the consummation of this offering, will convert into shares of common stock at a conversion rate equal to the mid-point of the common stock offering price range set forth in this registration statement.

   10. Since November 1999, we have granted stock options under our 1999 Stock Option Plan, covering an aggregate of 4,222,000 shares of common stock (net of option exercises, expirations and cancellations) at exercise prices of $0.33 to $2.67.

   11. Since November 1999, options to purchase 3,760,000 of common stock under our 1999 Stock Option Plan were exercised with a weighted average exercise price of approximately $1.42 per share.

   12. Since November 1999, we issued and sold an aggregate of 6,938,877 shares of our common stock to employees, consultants, directors and other service providers at prices ranging from $0.33 to $2.67 per share.

   13. On March 8, 2000, we issued a warrant to Yahoo! Inc. to purchase 1,405,000 shares of our Series C preferred stock at an exercise price of $2.67 per share.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about DoveBid.

ITEM 16. Exhibits and Financial Statement Schedules.

    (a) The following exhibits are filed herewith:

 Number                              Exhibit Title
 ------                              -------------
  1.01  Form of Underwriting Agreement.*
  2.01  Asset Purchase Agreement by and between the Registrant and Unidyne
        International, Inc.
  2.02  Asset Purchase Agreement by and between the Registrant and B&B Custom
        Circuit Supplies.
  2.03  Membership Interest Purchase Agreement by and between the Registrant,
        Greenwich Industrial Services, LLC, William J. Gardner Jr., James F.
        Gardner, Scott Lankert and Michael DiProspero.
  2.04  Stock Purchase Agreement by and between the Registrant, Philip Pollack
        & Co., Inc., Ross Pollack and Philip Pollack.
  2.05  Stock Purchase Agreement by and between the Registrant, Haltek
        Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living
        Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy
        E. Megown Trust, Michael Megown and Darcy Megown.
  2.06  Stock Purchase Agreement by and between the Registrant, DoveBid
        Valuation Services, Accuval Associates Incorporated, Liquitec
        Industries Incorporated, David S. Granik, Jr. and Richard E. Schmitt.
  3.01  Amended and Restated Certificate of Incorporation of the Registrant.
  3.02  Form of Amended and Restated Certificate of Incorporation of the
        Registrant to be filed on the closing of the offering made hereby.*
  3.03  Bylaws of the Registrant.
  3.04  Form of Bylaws of the Registrant to be filed on the closing of the offering made hereby.*
  4.01  Form of Registrant's Common Stock certificate.*
  5.01  Opinion of Fenwick & West LLP regarding the legality of the securities being registered.*
 10.01  1999 Stock Option Plan.*


 Number                              Exhibit Title
 ------                              -------------
  10.02 2000 Equity Incentive Plan*

  10.03 2000 Employee Stock Purchase Plan.*

  10.04 Warrant to purchase 1,405,000 shares of Series C preferred stock of the Registrant issued to Yahoo! Inc.*

  10.05 Commercial Lease between the Registrant and Dove Holdings, Inc.
  10.06 Stock Repurchase Agreement between the Registrant, Ross Dove and The
        Dove Holdings Corporation.*
  10.07 Stock Repurchase Agreement between the Registrant, Kirk Dove and The
        Dove Holdings Corporation.*
  10.08 Offer Letter to Jeffrey M. Crowe from the Registrant.*
  10.09 Offer Letter to Cory M. Ravid from the Registrant.*
  10.10 Offer Letter to Anthony Capobianco from the Registrant.*
  10.11 Offer Letter to Francis M. Juliano from the Registrant.*
  10.12 Offer Letter to James Hume from the Registrant.*
  10.13 Second Amended and Restated Investors' Rights Agreement by and between the Registrant and certain investors of the Registrant dated February
        25, 2000.*
  10.14 Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.*
  10.15 Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to Unidyne International, Inc.*
  10.16 Convertible Promissory Note dated December 30, 1999 issued by the
        Registrant to B&B Custom Circuit Supplies.*
  10.17 Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.*
  10.18 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to James F. Gardner.*
  10.19 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to Scott Lankert.*
  10.20 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to Michael DiProspero.*
  10.21 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Phillip Pollack.*
  10.22 Convertible subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.*
  10.23 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.*
  10.24 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.*
  10.25 Secured Promissory Note held by the Registrant for Jeffrey M. Crowe dated November 30, 1999.*
  10.26 Secured Promissory Note held by the Registrant for Cory M. Ravid dated
        November 30, 1999.*
  10.27 Secured Promissory Note held by the Registrant for Francis M. Juliano dated January 14, 2000.*
  10.28 Secured Promissory Note held by the Registrant for Steven S. Pollock dated January 16, 2000.*
  10.29 Secured Promissory Note held by the Registrant for Anthony Capobianco dated February 23, 2000.*
        Secured Promissory Note held by the Registrant for Dennis Polk dated
  10.30 February 23, 2000.*
        Secured Promissory Note held by the Registrant for James Hume dated
  10.31 January 14, 2000.*
  21.01 List of Registrant's Subsidiaries.

 Number                          Exhibit Title
 ------                          -------------
  23.01 Consent of Fenwick & West LLP (included in Exhibit 5.01).*
  23.02 Consent of Ernst & Young LLP, independent accountants.
  24.01 Power of Attorney. (Included on signature page. See page II-6)
  27.01 Financial Data Schedule.

--------
  * To be supplied by amendment.
 ** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.

   (b) The following financial statement schedule is filed herewith:

     Schedule II--Valuation and Qualifying Accounts

   Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each buyer.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 10th day of March 2000.

                                          DOVEBID, INC.

                                          By:
                                                  /s/ Ross Dove
                                             ----------------------------------
                                                        Ross Dove
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey M. Crowe and Cory M. Ravid, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
Principal Executive Officer:

            /s/ Ross Dove              Chief Executive              March 10, 2000
______________________________________  Officer and Director
              Ross Dove

Principal Financial Officer and
Principal Accounting Officer:


          /s/ Cory M. Ravid            Chief Financial Officer      March 10, 2000
______________________________________
            Cory M. Ravid

Additional Directors:


         /s/ William Burnham           Director                     March 10, 2000
______________________________________
           William Burnham

         /s/ Jeffrey M. Crowe          Director                     March 10, 2000
______________________________________
           Jeffrey M. Crowe

            /s/ Kirk Dove              Director                     March 10, 2000
______________________________________
              Kirk Dove

                 Name                            Title                   Date
                 ----                            -----                   ----
      /s/ A. Grant Heidrich III        Director                     March 10, 2000
______________________________________
        A. Grant Heidrich, III

        /s/ David S. Pottruck          Director                     March 10, 2000
______________________________________
          David S. Pottruck

          /s/ William Price            Director                     March 10, 2000
______________________________________
            William Price

        /s/ Todd Rulon-Miller          Director                     March 10, 2000
______________________________________
          Todd Rulon-Miller

        /s/ W. Blake Winchell          Director                     March 10, 2000
______________________________________
          W. Blake Winchell

                                 EXHIBIT INDEX

 Number                              Exhibit Title
 ------                              -------------
  1.01  Form of Underwriting Agreement.*

  2.01  Asset Purchase Agreement by and between the Registrant and Unidyne
        International, Inc.

  2.02  Asset Purchase Agreement by and between the Registrant and B&B Custom
        Circuit Supplies.

  2.03 Membership Interest Purchase Agreement by and between the registrant, Greenwich Industrial Services, LLC, William J. Gardner Jr., James F.
        Gardner, Scott Lankert and Michael DiProspero.

  2.04  Stock Purchase Agreement by and between the Registrant, Philip Pollack
        & Co., Inc., Ross Pollack and Philip Pollack.

  2.05  Stock Purchase Agreement by and between the Registrant, Haltek
        Electronics d/b/a Test Lab Company, the Manford and Audrey Trees Living
        Trust, Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy
        E. Megown Trust, Michael Megown and Darcy Megown.

  2.06  Stock Purchase Agreement by and between the Registrant, DoveBid
        Valuation Services, Accuval Associates Incorporated, Liquitec
        Industries Incorporated, David S. Granik, Jr. and Richard E. Schmitt.

  3.01  Amended and Restated Certificate of Incorporation of the Registrant.

  3.02  Form of Amended and Restated Certificate of Incorporation of the
        Registrant to be filed on the closing of the offering made hereby.*

  3.03  Bylaws of the Registrant.

  3.04 Form of Bylaws of the Registrant to be filed on the closing of the offering made hereby.*

  4.01  Form of Registrant's Common Stock certificate.*

  5.01 Opinion of Fenwick & West LLP regarding the legality of the securities being registered.*

 10.01  1999 Stock Option Plan.*

 10.02  2000 Equity Incentive Plan*

 10.03  2000 Employee Stock Purchase Plan.*

 10.04 Warrant to purchase 1,405,000 shares of Series C preferred stock of the Registrant issued to Yahoo! Inc.*

 10.05  Commercial Lease between the Registrant and Dove Holdings, Inc.

 10.06  Stock Repurchase Agreement between the Registrant, Ross Dove and The
        Dove Holdings Corporation.*

 10.07  Stock Repurchase Agreement between the Registrant, Kirk Dove and The
        Dove Holdings Corporation.*

 10.08  Offer Letter to Jeffrey M. Crowe from the Registrant.*

 10.09  Offer Letter to Cory M. Ravid from the Registrant.*

 10.10  Offer Letter to Anthony Capobianco from the Registrant.*

 10.11  Offer Letter to Francis M. Juliano from the Registrant.*
 10.12  Offer Letter to James Hume from the Registrant.*

 10.13 Second Amended and Restated Investors' Rights Agreement by and between the Registrant and certain investors of the Registrant dated February
        25, 2000.*

 10.14 Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.*


 10.15 Convertible Promissory Note dated December 30, 1999 issued by the
       Registrant to Unidyne International, Inc.*

 10.16 Convertible Promissory Note dated December 30, 1999 issued by the
       Registrant to B&B Custom Circuit Supplies.*

 10.17 Convertible Subordinated Promissory Note dated February 29, 2000 issued by the Registrant to William J. Gardner Jr.*

 10.18 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to James F. Gardner.*

 10.19 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to Scott Lankert.*

 10.20 Convertible Subordinated Promissory Note date February 29, 2000 issued by the Registrant to Michael DiProspero.*

 10.21 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Philip Pollack.*

 10.22 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Ross J. Pollack.*

 10.23 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to David S. Gronik, Jr.*

 10.24 Convertible Subordinated Promissory Note dated March 2, 2000 issued by the Registrant to Richard E. Schmitt.*

 10.25 Secured Promissory Note held by the Registrant for Jeffrey M. Crowe dated November 30, 1999.*

 10.26 Secured Promissory Note held by the Registrant for Cory M. Ravid dated
       November 30, 1999.*

 10.27 Secured Promissory Note held by the Registrant for Francis Juliano dated
       January 14, 2000.*

 10.28 Secured Promissory Note held by the Registrant for Steven Pollock dated
       January 16, 2000.*

 10.29 Secured Promissory Note held by the Registrant for Anthony Capobianco dated February 13, 2000.*

 10.30 Secured Promissory Note held by the Registrant for Dennis Polk dated
       February 23, 2000.*

 10.31 Secured Promissory Note held by the Registrant for James Hume dated
       January 14, 2000.*

 21.01 List of Registrant's Subsidiaries.

 23.01 Consent of Fenwick & West LLP (included in Exhibit 5.01).*

 23.02 Consent of Ernst & Young LLP, independent auditors.

 24.01 Power of Attorney. (Included on signature page. See page II-6).

 27.01 Financial Data Schedule.

--------
 *  To be supplied by amendment.
** Confidential treatment has been requested with regard to certain portions of this document. Such portions were filed separately with the Securities and Exchange Commission.